UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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CBL & ASSOCIATES PROPERTIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2012

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders which will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 7, 2012 at 4:00 p.m. (EDT).

The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities. Please sign and return your proxy card in the enclosed envelope, or vote your shares by telephone or via the Internet, to ensure that your shares will be represented and voted at the meeting even if you cannot attend. Even if you plan to attend the meeting, you are urged to sign and return the enclosed proxy card, or to vote your shares by telephone or via the Internet in accordance with the instructions on the enclosed proxy card.

I look forward to personally meeting all stockholders who are able to attend.

Sincerely,

Chairman of the Board

CBL & ASSOCIATES PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 7, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 7, 2012 at 4:00 p.m. (EDT) for the following purposes:

1.	To re-elect three directors to serve for a term of one year and until their respective successors are elected and qualified (“Proposal 1”);

2.	To act upon a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accountants for the Company's fiscal year ending December 31, 2012 (“Proposal 2”);

3.	To act upon a proposal for the advisory approval of our executive compensation (“Proposal 3”);

4.	To act upon a proposal to approve the adoption of the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (“Proposal 4”); and

5.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

In accordance with the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on March 9, 2012, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

Whether or not you plan to attend the meeting, we urge you to submit your Proxy. To submit your Proxy by mail, please sign, date and promptly return the enclosed Proxy in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Alternatively, you may use the toll-free telephone number indicated on the enclosed Proxy to vote by telephone or visit the website indicated on the enclosed Proxy to vote via the Internet. This will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

By Order of the Board of Directors

President and Chief Executive Officer

Chattanooga, Tennessee
March 26, 2012

PROXY STATEMENT

CBL & ASSOCIATES PROPERTIES, INC.
2030 Hamilton Place Blvd.
Suite 500
CBL Center
Chattanooga, Tennessee 37421
(423) 855-0001

ANNUAL MEETING OF STOCKHOLDERS
May 7, 2012

PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the “Company” or “CBL”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 7, 2012, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, Company officers and regular employees may solicit proxies from stockholders by telephone, telegram or personal interview but will not receive additional compensation for such services. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for the associated expense.

The Company anticipates mailing proxy materials and the Annual Report for the Company's fiscal year ended December 31, 2011, on or about March 26, 2012, to stockholders of record as of March 9, 2012. To obtain directions to be able to attend the meeting and vote in person, you may contact our Vice President - Corporate Communications and Investor Relations either by mail at our corporate office address listed above, or by e-mail to Katie_Reinsmidt@cblproperties.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 7, 2012:

The Company's Notice of Annual Meeting and Proxy Statement for the Annual Meeting, as well as our Annual Report for the Company's fiscal year ended December 31, 2011, are also available at http://cblproperties.com/cbl.nsf/financial_reports.html.

VOTING SECURITIES

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on March 9, 2012 are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of the Company's common stock, par value $.01 per share (“Common Stock”), outstanding on such date and entitled to vote was 148,559,831 shares.

Quorum Requirements

The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting with respect to those matters requiring approval by the holders of Common Stock, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Votes Necessary to Approve the Proposals

The vote required to approve each of the proposals at the Annual Meeting is as follows:

•	The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for the election of directors under Proposal 1.

•	The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present or represented at the Annual Meeting is required for approval of:

◦
Proposal 2, ratification of the selection of Deloitte & Touche LLP as the independent registered public accountants (referred to herein as the “independent registered public accountants” or the “independent auditors”) for the Company's fiscal year ending December 31, 2012,

◦	Proposal 3, the advisory resolution approving the compensation of our named executive officers, and

◦	Proposal 4, approval of the adoption of the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan.

Each share of Common Stock is entitled to one vote with respect to those matters upon which such share is to be voted. No cumulative voting rights are authorized and dissenters' rights are not applicable to these matters.

Special Note Regarding Shares Held in Broker Accounts

Under current New York Stock Exchange (“NYSE”) Rule 452, NYSE member organizations are prohibited from giving a proxy to vote with respect to (i) an election of directors, (ii) any proposal related to executive compensation (including any stockholder advisory votes on the approval of executive compensation) or (iii) an authorization to implement an equity compensation plan, or any material revision to the terms of any existing equity compensation plan, without receiving voting instructions from a beneficial owner. Therefore, brokers will not be entitled to vote shares at the Annual Meeting with respect to Proposal 1, Proposal 3 or Proposal 4 without instructions by the beneficial owner of the shares. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors (Proposal 1), or with taking action on either of Proposal 3 or Proposal 4.

Voting Procedures

A proxy card is being mailed to each holder of shares of the Company's Common Stock for voting with respect to each stockholder's shares of Common Stock. Stockholders should complete, sign and return the proxy card to the Company. Alternatively, stockholders may use the toll-free telephone number indicated on the enclosed proxy card to vote by telephone or visit the website indicated on the enclosed proxy card to vote via the Internet.

As noted above, under the rules of the NYSE, on certain routine matters brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the ratification of the selection of the independent registered public accountants (Proposal 2). In instances - such as voting on Proposals 1, 3 and 4 at the Annual Meeting - where brokers are prohibited from exercising discretionary authority (so-called “broker non-votes”), the shares they hold are counted as present for the purpose of determining whether or not a quorum exists at the Annual Meeting, but are not included in the vote totals. Because broker non-votes are not included in the vote, they are not counted as votes cast “for” or “against” a proposal. Accordingly, assuming the presence of a quorum at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of any nominee for director under Proposal 1, so long as such nominee receives any affirmative votes, and also will have no effect on the ratification of the selection of the independent registered public accountants under Proposal 2, the advisory resolution approving compensation of our named executive officers under Proposal 3, or the approval of the adoption of the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan under Proposal 4.

Unless contrary instructions are indicated on the accompanying proxy, the shares represented thereby will be voted FOR the election of the Board of Directors' nominees for election as directors of the Company as described in Proposal 1; FOR ratification of the selection of Deloitte & Touche LLP as the independent registered public accountants for the Company's fiscal year ending December 31, 2012 as described in Proposal 2; FOR the advisory resolution approving compensation of our named executive officers as described in Proposal 3; and FOR approval of the adoption of the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan as described in Proposal 4.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company's Board of Directors currently consists of nine members divided into three classes (having three members each) serving staggered three-year terms. Under our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), a majority of the directors must be unaffiliated (“Independent Directors”) with the Company and its predecessor entity, CBL & Associates, Inc. and its affiliates (“CBL's Predecessor”). Historically, the term of office of one class of directors has expired each year. At last year's annual meeting, however, our stockholders approved an amendment to our Certificate of Incorporation to provide for the annual election of directors to be phased in over time, so that the current terms of our directors would not be affected. Pursuant to this amendment:

•	each of the three directors elected at this year's Annual Meeting will be elected for a one-year term that expires at our annual meeting of stockholders in 2013;

•
our three current directors whose terms expire at the 2013 annual meeting will continue to serve until the expiration of their term at the 2013 annual meeting of stockholders and, together with the directors elected at this year's Annual Meeting, will stand for election to a one-year term at the 2013 annual meeting; and

•	thereafter, beginning with the 2014 annual meeting of stockholders, all directors will be elected annually.

Our Board of Directors has delegated to the Board's Nominating/Corporate Governance Committee, pursuant to the Company's Corporate Governance Guidelines and the provisions of such Committee's Charter, the responsibility for evaluating and recommending to the Board candidates to be considered as nominees for election as directors of the Company. In discharging these responsibilities, the Nominating/Corporate Governance Committee may solicit recommendations from any or all of the following sources: the Independent Directors, the Chairman of the Board, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating/Corporate Governance Committee's criteria for the evaluation and selection of director candidates are described in more detail below under “Board of Directors' Meetings and Committees - Nominating/Corporate Governance Committee.”

As a general matter, our Board believes that each director nominee, and each of the Company's continuing directors, has valuable individual experiences, qualifications, attributes and skills that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of the Company's business. As indicated in their biographies presented below, each of our directors and director nominees has significant experience in one or more of the fields of (i) commercial real estate (Messrs. DeRosa, Dominski, Foy, C. Lebovitz, S. Lebovitz, Nay and Ms. Nelson), (ii) financial services (Messrs. DeRosa, Dominski, Foy, S. Lebovitz, Walker and Ms. Nelson), (iii) law (Mr. Bryenton and Mr. Foy) and (iv) retail operations (Messrs. DeRosa and Nay) that enable them to effectively oversee the management of a publicly traded real estate investment trust (“REIT”) in the shopping center industry such as CBL. Each of our directors and director nominees also has significant leadership and strategic planning experience gained through service (A) as the president or chief executive officer (Messrs. Dominski, C. Lebovitz, S. Lebovitz, and Walker) or as the principal financial officer (Messrs. Foy and DeRosa) of either the Company or another publicly traded company, (B) as the Executive Partner and Chief Operating Officer of a major national law firm (Mr. Bryenton), (C) as chief administrative officer for the mortgage and real estate division of a major institutional investor (Ms. Nelson), or (D) as the senior real estate executive leading strategic growth programs for two major national retailers (Mr. Nay). Additional details concerning the senior executive management, professional, public company and philanthropic leadership experiences that the Board of directors has determined qualify each continuing director and director nominee for service on the Company's Board of Directors are set forth in each individual's biography presented below.

Upon the recommendation of the Company's Nominating/Corporate Governance Committee, the Board of Directors intends to present for action at the Annual Meeting the re-election of John N. Foy, Thomas J. DeRosa and Matthew S. Dominski, each to serve for a term of one year and until their successors are duly elected and shall qualify. Mr. Foy is Vice Chairman of the Board, Chief Financial Officer, Treasurer and Secretary of the Company and serves as a member of the Company's Executive Committee. Mr. DeRosa and Mr. Dominski are two of the Company's six Independent Directors. Mr. DeRosa currently serves as a member of the Company's Audit and Compensation Committees.

Mr. Dominski currently serves as Chairman of the Company's Compensation Committee and as a member of the Company's Audit and Nominating/Corporate Governance Committees.

Unless authority to vote for such directors is withheld, the enclosed proxy will be voted for such persons, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

Nominees

Set forth below is information with respect to the nominees for election:

Name	Age	Current Position*

John N. Foy	68	Vice Chairman of the Board of Directors, Chief Financial Officer, Treasurer and Secretary

Thomas J. DeRosa	54	Director

Matthew S. Dominski	57	Director
__________________

*
The position shown represents the individual's position with the Company and with CBL & Associates Management, Inc., a Delaware corporation (the “Management Company”), through which the Company's property management and development activities are conducted.

John N. Foy has served as Vice Chairman of the Board of Directors and Treasurer of the Company since February 1999 and as a director and Chief Financial Officer of the Company since the completion of its initial public offering in November 1993. From November 1993 until February 1999, he served as Executive Vice President - Finance, Chief Financial Officer and Secretary of the Company, and he resumed the role of Secretary of the Company effective January 1, 2010. Mr. Foy is a member of the Executive Committee of the Board of Directors. Prior to the Company's formation, he served in similar executive capacities with CBL's Predecessor. Mr. Foy has been involved in the shopping center industry since 1968 when he joined the Lebovitz family's shopping center development business. In 1970, he became affiliated with the shopping center division of Arlen Realty & Development Corp. (“Arlen”), and, in 1978, joined Charles B. Lebovitz in establishing CBL's Predecessor. Mr. Foy served as the non-executive Chairman of the Board of First Fidelity Savings Bank in Crossville, Tennessee from December 1985 until April 1994. Mr. Foy has served as Chairman of the Board of Directors of Chattanooga Neighborhood Enterprise, a non-profit organization based in Chattanooga, Tennessee, and currently serves as a member of the Board of Trustees of the University of Tennessee, and as a member of the Board of Directors of the Electric Power Board of Chattanooga, a non-profit agency of the City of Chattanooga, Tennessee. He is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Foy received his Bachelor of Science degree in History from Austin Peay State University and a Doctor of Jurisprudence degree from the University of Tennessee.

Thomas J. DeRosa is former Vice Chairman and Chief Financial Officer of The Rouse Company (real estate development and operations), a position he held from September 2002 until November 2004 when The Rouse Company merged with General Growth Properties, Inc. From 1992 to September 2002, Mr. DeRosa held various positions at Deutsche Bank (Deutsche Bank AG) and Alex. Brown & Sons, including Global Co-Head of the Health Care Investment Banking Group of Deutsche Bank and Managing Director in the Real Estate Investment Banking Group of Alex. Brown & Sons. Since 2004, Mr. DeRosa has been a director of Health Care REIT, Inc., a NYSE-listed REIT focused on senior housing and health care real estate, where he serves as Chairman of the Audit Committee of the board of directors and is a member of the Investment, Nominating/Corporate Governance and Planning Committees of Health Care REIT's board. Mr. DeRosa serves as a director of Value Retail PLC, a private UK owner, operator and developer of high fashion outlet shopping villages in Europe. He also previously served as a director of Dover Corporation, a NYSE-listed global provider of equipment, specialty systems and services for various industrial and commercial markets, and as a member of the Audit Committee of Dover Corporation's board. Mr. DeRosa received a Bachelor of Science degree in Business Administration from Georgetown University, where he currently serves as a Trustee and as a member of the school's Board of Directors and its Audit Committee, and also received a Master of Business Administration degree from Columbia University.

Matthew S. Dominski joined the Company as a director on February 2, 2005. Mr. Dominski is a member of the Company's Audit, Compensation and Nominating/Corporate Governance Committees. From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers (“Urban”), formerly one of the largest regional mall property companies in the United States and a publicly traded REIT listed on the NYSE and the Chicago Exchange. Previously, he also served in various management positions at JMB Realty Corporation. Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban's President until 2002. In 2003, Mr. Dominski formed Polaris Capital, LLC, a Chicago, Illinois based real estate investment firm of which he currently is joint owner. Mr. Dominski currently serves as a director of First Industrial Realty Trust, a NYSE-listed REIT which buys, sells, leases, develops and manages industrial real estate. From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the International Council of Shopping Centers, Inc. (“ICSC”). Mr. Dominski received his Bachelor of Arts degree in economics from Trinity College and a Master of Business Administration degree from the University of Chicago.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE ELECTION OF THE THREE
DIRECTOR NOMINEES NAMED ABOVE

Directors and Executive Officers

Set forth below is information with respect to those individuals serving as directors and executive officers of the Company as of March 9, 2012 (other than John N. Foy, Thomas J. DeRosa and Matthew S. Dominski):

Name	Term Expires (1)	Age	Current Position (2)
Charles B. Lebovitz	2014	75	Chairman of the Board of Directors
Stephen D. Lebovitz	2013	51	Director, President and Chief Executive Officer
Gary L. Bryenton	2014	72	Director
Gary J. Nay	2014	67	Director
Kathleen M. Nelson	2013	66	Director
Winston W. Walker	2013	68	Director
Ben S. Landress	—	84	Executive Vice President - Management
Michael I. Lebovitz	—	48	Executive Vice President - Development and Administration
Farzana K. Mitchell	—	60	Executive Vice President - Finance
Augustus N. Stephas	—	69	Executive Vice President and Chief Operating Officer
Jeffery V. Curry	—	51	Interim Chief Legal Officer
Victoria S. Berghel	—	59	Senior Vice President - General Counsel
Howard B. Grody	—	51	Senior Vice President - Leasing
Alan L. Lebovitz	—	44	Senior Vice President - Asset Management
Mark D. Mancuso	—	57	Senior Vice President - Development
Jerry L. Sink	—	61	Senior Vice President - Mall Management
Charles W.A. Willett, Jr.	—	62	Senior Vice President - Real Estate Finance
_______________________________
(1) Indicates expiration of term as a director.
(2) The position shown represents the individual's position with the Company and with the Management Company.

Charles B. Lebovitz served as Chairman of the Board and Chief Executive Officer of the Company from the completion of its initial public offering in November 1993 until Stephen D. Lebovitz became Chief Executive Officer effective January 1, 2010. He continues to serve as Chairman of the Board and as Chairman of the Executive Committee of the Board of Directors. Mr. Lebovitz also served as President of the Company until February 1999. Prior to the Company's formation, he served in a similar capacity with CBL's Predecessor. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family's development business. In 1970, he became affiliated with Arlen where he served as President of Arlen's shopping center division, and, in 1978, he founded CBL's Predecessor together with his associates (the “Associates”), including John N. Foy and Ben S. Landress. Mr. Lebovitz is an Advisory Director of First Tennessee Bank, N.A., Chattanooga, Tennessee and a member of the Urban Land Institute. He is a past president of the B'nai Zion Congregation of Chattanooga, a member of the National Board of Directors of Maccabiah USA/Sports for Israel (Maccabiah Games), and a National Vice Chairman of the United Jewish Appeal. Mr. Lebovitz also has previously served as Chairman of the ICSC and as a Trustee and Vice President (Southern Division) of the ICSC and is a former member of the Board of Governors of NAREIT. He is also a former member of the Chancellor's Round Table for the University of Tennessee at Chattanooga and a Past President of the Alumni Council for The McCallie School, Chattanooga, and a past member of The McCallie School Board of Trustees. Mr. Lebovitz received his Bachelor of Arts degree in Business from Vanderbilt University. He is the father of Stephen D. Lebovitz, Michael I. Lebovitz and Alan L. Lebovitz, executive officers of the Company.

Stephen D. Lebovitz served as President and Secretary of the Company from February 1999 to January 1, 2010, when he became President and Chief Executive Officer, and has served as a director of the Company since the completion of its initial public offering in November 1993. He also serves as a member of the Executive Committee of the Board of Directors. Since joining CBL's Predecessor in 1988, Mr. Lebovitz has also served as Executive Vice President - Development/Acquisitions, Executive Vice President - Development, Senior Vice President - New England Office, and as Senior Vice President - Community Center Development and Treasurer of the Company. Before joining CBL's Predecessor, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986. Mr. Lebovitz is past president of the Boston Jewish Family & Children's Service, co-chair of the 2009 Annual Campaign and a member of the Board of Directors of Boston's Combined Jewish Philanthropies, and a former member of the Board of Trust of Children's Hospital, Boston. He is a past Trustee and Divisional Vice President of the ICSC (2002-08). Mr. Lebovitz holds a Bachelor's degree in Political Science from Stanford University and a Master of Business Administration degree from Harvard University. Stephen D. Lebovitz is a son of Charles B. Lebovitz and a brother of Michael I. Lebovitz and Alan L. Lebovitz.

Gary L. Bryenton joined the Company as a director on January 31, 2001, in accordance with the terms of the Company's acquisition of a portfolio of properties from Jacobs Realty Investors Limited Partnership, a Delaware limited partnership (“JRI”) and certain of its affiliates and partners (collectively referred to herein as the “Jacobs Group” and the acquisition is referred to herein as the “Jacobs Acquisition”). Mr. Bryenton is Chairman of the Nominating/Corporate Governance Committee and a member of the Audit Committee of the Company's Board of Directors. Mr. Bryenton is a Senior Partner of the law firm of Baker & Hostetler LLP, where he counsels individual professionals and business entities in business, financial and tax planning as well as in structuring a variety of complex real estate, financing and merger and acquisition transactions, and has formerly served as the firm's Executive Partner and Chief Operating Officer. He currently is a member of the Board of Trustees of Heidelberg College and also is a former Trustee of the Rutherford B. Hayes Presidential Center. Mr. Bryenton received his Bachelor of Arts degree from Heidelberg College and a Doctor of Jurisprudence degree from Case Western Reserve University School of Law.

Gary J. Nay joined the Company as a director upon his election at the 2011 Annual Meeting. He is the former Vice President of Real Estate of Macy's, Inc. and its predecessor, Federated Department Stores, a position he held from 1988 through his retirement in February 2010. As head of Real Estate at Federated/Macy's, Mr. Nay led the growth of the company's portfolio from 220 stores to 850 Macy's and Bloomingdale's stores across 45 states, Puerto Rico and Guam, generating more than $24 billion in sales. From 1980 to 1988, Mr. Nay served as Divisional Vice President of Real Estate for Mervyn's, then a subsidiary of Dayton Hudson Corporation, during which time he was responsible for Mervyn's expansion to the East Coast, opening 76 stores from Texas to Florida. Mr. Nay has served on the Board of Trustees of the ICSC, including positions on the Executive Committee and as former Dean of the School of Retailing for ICSC's University of Shopping Centers. He also serves as a director of the Dan Beard Council of The Boy Scouts of America and has previously held positions on the Strategic Planning Committee and as past Co-Chairman of the Friends of Scouting campaign. During his career at Federated/Macy's, Mr. Nay chaired the annual United Way Campaign for Macy's corporate office and represented Macy's on the board of The Cincinnati New Markets Fund, a private organization of 13 leading Cincinnati corporations, providing loans and equity investments that have helped to revitalize the center city and adjacent Over-The-Rhine neighborhood in Cincinnati, Ohio. Mr. Nay holds a B.A. degree from the University of North Texas.

Kathleen M. Nelson joined the Company as a director on May 5, 2009, when she was appointed to the Board of Directors to fill the vacancy that resulted from the retirement of director Martin J. Cleary following the Company's 2009 Annual Meeting of Stockholders. Mr. Cleary had joined the Board in January 2001, in accordance with the terms of the Jacobs Acquisition. As discussed below under “Certain Terms of the Jacobs Acquisition,” Ms. Nelson succeeded Mr. Cleary as one of two JRI designees on the Company's Board of Directors. Ms. Nelson has an extensive background in commercial real estate and financial services with over 40 years of experience, including 36 years at TIAA-CREF. Ms. Nelson held the position of Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF's Mortgage and Real Estate Division. TIAA-CREF's mortgage and real estate portfolio totaled over $53.0 billion and was invested in all sectors of real estate, of which approximately 25% was invested in retail. Ms. Nelson developed and staffed TIAA-CREF's Real Estate Research Department and created the pre-eminent commercial mortgage loan sales model for TIAA-CREF, generating over $10.0 billion in mortgage sales. She retired from this position in 2004 and currently serves as President and Founder of KMN Associates LLC (“KMN”), a commercial real estate investment advisory and consulting firm which advises clients in a variety of commercial real estate transactions including portfolio strategy and capital sourcing. In 2009, Ms. Nelson co-founded and serves as Managing Principal of Bay Hollow Associates, LLC, a commercial real estate consulting firm, which provides counsel to institutional investors. Ms. Nelson has previously served as Chairman of the ICSC, has been an ICSC Trustee since 1991, and served as the Treasurer and Chairman for the 1996 ICSC Annual Convention. She is the Chairman of the ICSC Audit Committee and is a member of various other ICSC committees. Ms. Nelson is a director, and a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees, of Apartment Investment and Management Company (AIMCO), a publicly held REIT that owns and manages multi-family residential properties. Ms. Nelson is also a director, and a member of the Risk Committee, of Dime Community Bancshares, Inc., a publicly traded bank holding company based in Brooklyn, New York. She also serves on the Castagna Realty Company Advisory Board, the Beverly Willis Architectural Foundation Advisory Board and is a member of the Anglo American Real Property Institute. She has served on the Board of Advisors to the Rand Institute Center for Terrorism Risk Management Policy. Ms. Nelson is a graduate of Indiana University with a Bachelor of Science degree in Real Estate, the University of Chicago Executive Management Program, and the Aspen Institute Leadership Seminar.

Winston W. Walker has served as a director of the Company since the completion of its initial public offering in November 1993. He is a member of the Compensation and Nominating/Corporate Governance Committees of the Company's Board of Directors and is Chairman of the Audit Committee. Mr. Walker served as President and Chief Executive Officer of Provident Life and Accident Insurance Company of America (“Provident”) from 1987 until 1993, and served in various other capacities with Provident from 1974 to 1987. Since 1993, Mr. Walker has been President and Chief Executive Officer of Walker & Associates, which provides strategic consultation primarily to clients in the healthcare and insurance industries. Mr. Walker is a director, a member of the Audit Committee and Chairman of the Compensation Committee of American Campus Communities, Inc. of Austin, Texas, a NYSE-listed REIT that is one of the largest owners, managers and developers of high quality student housing properties in the United States. Mr. Walker received a Bachelor of Arts degree in Russian from Tulane University and a Ph.D. in Mathematics from the University of Georgia.

Ben S. Landress serves as Executive Vice President - Management of the Company. He has held that position since January 1997. Prior to that time, Mr. Landress served as Senior Vice President - Management and prior thereto, he served in a similar capacity with CBL's Predecessor. He also serves as the Company's Compliance Officer. Mr. Landress has been involved in the shopping center business since 1961 when he joined the Lebovitz family's development business. In 1970, he became affiliated with Arlen's shopping center division, and, in 1978, joined Charles B. Lebovitz as an Associate in establishing CBL's Predecessor.

Michael I. Lebovitz serves as Executive Vice President - Development and Administration of the Company. Mr. Lebovitz served as Chief Development Officer - Senior Vice President of the Company from June 2006 through January 1, 2010, when he was promoted to his current position. Previously, he served the Company as Senior Vice President - Mall Projects, having held that position since January 1997. Prior to that time, Mr. Lebovitz served as Vice President - Development and as a project manager for the Company. Mr. Lebovitz joined CBL's Predecessor in 1988 as a project manager for CoolSprings Galleria in Nashville, Tennessee, and was promoted to Vice President in 1993. Prior to joining CBL's Predecessor, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988. He is past president of the Jewish Community Federation of Greater Chattanooga and a past member of the national board of Hillel. Mr. Lebovitz currently serves on the national boards of Jewish Federations of North America and the United Israel Appeal. He formerly served on the board of the United States Holocaust Memorial Council and was National Campaign Chair for the Jewish Federations of North America from 2010 - 2011. He is also a member of the Boards of the United Way of Greater Chattanooga and of The McCallie School in Chattanooga. Michael I. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Alan L. Lebovitz.

Farzana K. Mitchell serves as Executive Vice President - Finance of the Company. Ms. Mitchell served as Senior Vice President - Finance of the Company from September 2000 through January 1, 2010, when she was promoted to her current position. Prior to joining the Company, Ms. Mitchell was Vice President of Equitable Real Estate (successor to Lend Lease Real Estate Investments prior to its acquisition by Morgan Stanley). Ms. Mitchell served the Equitable and Lend Lease companies for 18 years in various senior financial positions and as Deputy Portfolio Manager for Equitable/AXA Financial's mortgage portfolio. From 1976 to 1982, she served as Assistant Treasurer of IRT Property Company, a former REIT. Ms. Mitchell has served since October 2010 on the Board of Commissioners of the Chattanooga Metropolitan Airport Authority (CMA) and also is a member of the Finance Committee of the CMA. Ms. Mitchell received a Bachelor of Business Administration degree in Economics, a Master of Business Administration degree in Accounting and a Master of Science degree in Real Estate and Urban Affairs from Georgia State University. She is a certified public accountant, licensed in the state of Georgia.

Augustus N. Stephas serves as Executive Vice President and Chief Operating Officer of the Company. Mr. Stephas served as Chief Operating Officer - Senior Vice President of the Company from February 2007 through January 1, 2010, when he was promoted to his current position. Previously, Mr. Stephas served as Senior Vice President - Accounting and Controller of the Company, having held those positions since January 1997. Mr. Stephas joined CBL's Predecessor in July 1978 as Controller and was promoted to Vice President in 1984. From 1970 to 1978, Mr. Stephas was affiliated with the shopping center division of Arlen, first as accountant and later as assistant controller.

Jeffery V. Curry was appointed to serve as Interim Chief Legal Officer of the Company simultaneously with the creation of the Chief Legal Officer position by the Board in February 2012. Mr. Curry, who has served since 1986 as a legal advisor to the Company, also is a partner in the national law firm of Husch Blackwell LLP, counsel to the Company, a position he has held since 2006 when he joined the local office of that firm along with a group of lawyers relocating from a firm that formerly provided legal services to the Company. Mr. Curry received his Doctor of Jurisprudence degree in 1985 from the University of Memphis Law School, where he was on the Editorial Board of the University of Memphis Law Review, and received a LL.M. in Taxation from New York University School of Law in 1986. Mr. Curry is a member of NAREIT. He also serves as a vice president and a member of the board of directors for Chattanooga Inner City Outreach, Inc., a local non-profit organization, and he is a member of the Chattanooga, Tennessee and American Bar Associations.

Victoria S. Berghel serves as Senior Vice President - General Counsel of the Company. She was promoted to that position effective January 1, 2006. Ms. Berghel formerly served as Vice President - Deputy General Counsel since joining the Company in February 2004. Prior to joining the Company, Ms. Berghel served as a Vice President - Law - Real Estate, Construction and Environmental Affairs for Sears, Roebuck and Co. (1996 - 2004). Before joining Sears in 1996, she was a partner with the Baltimore, Maryland law firm of Weinberg & Green (now part of the law firm of Saul Ewing LLP). Ms. Berghel received her Doctor of Jurisprudence degree from the University of Maryland School of Law, where she was on the Editorial Board of the Maryland Law Review. Ms. Berghel has been a member of the American College of Real Estate Lawyers since 1989 and served as Chair of the Maryland State Bar Association's Section of Real Property, Planning and Zoning from 1994 to 1996. She serves on the Advisory Board of the John Marshall School of Law LLM-Real Estate program and is a member of the Law Conference Program Committee for the ICSC having previously served as co-chair (2003) and chair (2004) of the ICSC Law Conference and as a dean of the ICSC University of Shopping Centers School of Shopping Center Law.

Howard B. Grody serves as Senior Vice President - Leasing of the Company. He was promoted to that position effective June 17, 2008. Previously, Mr. Grody had served as Vice President - Mall Leasing of the Company since 2000. Mr. Grody joined CBL in 1991 as a Leasing Manager for the Turtle Creek Mall development in Hattiesburg, Mississippi, and subsequently was promoted to the position of Senior Leasing Manager, assuming leasing responsibilities for the Company's three Nashville-area malls. Prior to joining CBL, Mr. Grody worked in the real estate industry with Sizeler Real Estate Properties and R. G. Foster & Associates. Mr. Grody received his Bachelor of Science in Management degree from Tulane University.

Alan L. Lebovitz serves as Senior Vice President - Asset Management of the Company. He was promoted to that position effective February 23, 2009, having previously served as Vice President - Asset Management since 2002. Mr. Lebovitz previously had served in various positions in management, leasing and development since joining the Company in 1995. Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1990 to 1992 and obtained a Master of Business Administration degree from Vanderbilt University prior to joining CBL in 1995. He is the immediate past president of the B'nai Zion Congregation of Chattanooga, a Leadership Chattanooga alumnus and is a member of the Board of the United Way of Greater Chattanooga. Alan L. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Michael I. Lebovitz.

Mark D. Mancuso serves as Senior Vice President -Development of the Company. He was promoted to that position effective January 1, 2006. Mr. Mancuso formerly served as Vice President and Director of Community Center Development - Boston Office from 1993 through 2006, and as a project manager for the Company from 1989 through 2003. Prior to joining the Company in 1989, he was a partner with The Pyramid Companies (1984-1989). Mr. Mancuso previously has served as a State Director for the ICSC and as Chairman of the Board of the West Suburban YMCA in Newton, Massachusetts. He received a Bachelor of Science degree from Syracuse University and a Master of Business Administration degree from Harvard University.

Jerry L. Sink serves as Senior Vice President - Mall Management of the Company. He has held that position since February 1998. Prior to that time, Mr. Sink had served as Vice President - Mall Management since joining the Company in July 1993. Mr. Sink served as Vice President of Retail Asset Management for Equitable Real Estate, Chicago, Illinois, from January 1988 to June 1993 and, prior to January 1988, he was affiliated with General Growth Companies, Inc. as Vice President of Management. Mr. Sink holds the designation of Senior Certified Shopping Center Manager (SCSM) as recognized by the ICSC.

Charles W.A. Willett, Jr. serves as Senior Vice President - Real Estate Finance of the Company. He has held that position since January 2002. Mr. Willett was promoted to Vice President - Real Estate Finance in 1996 and held that position until his promotion to Senior Vice President as stated above. Prior to 1996, Mr. Willett participated in the Company's finance department and he served in a similar capacity with CBL's Predecessor prior to 1993. Mr. Willett joined CBL's Predecessor in 1978 and prior thereto, he was affiliated with Arlen in its finance and accounting departments.

Operation of the Company's Business; Certain Aspects of the Company's Capital Structure

The Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation (“CBL Holdings I”), and CBL Holdings II, Inc., a Delaware corporation (“CBL Holdings II”). Through the referenced subsidiaries, the Company currently holds a 1.0% sole general partner interest and a 77.1% limited partner interest in CBL & Associates Limited Partnership, a Delaware limited partnership (the “Operating Partnership”). See “Certain Relationships and Related Person Transactions - Operating Partnership Agreement; CBL Rights”. The Company conducts substantially all of its business through the Operating Partnership. The Company conducts its property management and development activities through the Management Company, which is a taxable REIT subsidiary of the Operating Partnership, to comply with certain technical requirements of the Internal Revenue Code of 1986, as amended.

Certain Terms of the Jacobs Acquisition

In connection with the Jacobs Acquisition and pursuant to a voting and standstill agreement (the “Voting/Standstill Agreement”), the Company agreed to expand its Board of Directors from seven to nine members and to nominate two designees of JRI as members of the Board. Martin J. Cleary and Gary L. Bryenton were appointed to the Board as these initial designees in 2001. Under the Voting/Standstill Agreement, JRI will continue to be entitled to nominate two Board members until JRI, together with Richard E. Jacobs and certain members of his family and certain trusts for the benefit of the families of Richard E. Jacobs and David H. Jacobs (collectively, the “Jacobs Persons”), as a group, beneficially own fewer than an aggregate of 13.55 million Series J Special Common Units (“SCUs”) in the Operating Partnership (now Common Units, following the Company's exercise of its right under the Operating Partnership Agreement to convert all outstanding Series J SCUs to Common Units during 2011) and shares of Common Stock, following which JRI will be entitled to nominate only one Board member. JRI will no longer be entitled to nominate any Board members if the Jacobs Persons, as a group, beneficially own fewer than an aggregate of 6.67 million Common Units and shares of Common Stock. Pursuant to the Voting/Standstill Agreement, CBL's Predecessor and certain of the Company's executive officers have agreed to vote their shares in favor of JRI's designees until the twelfth anniversary of the Jacobs Acquisition. The Jacobs Persons have agreed to a 12-year standstill period during which they will not seek to acquire control of the Company and will not participate in a group which seeks to acquire such control. The Jacobs Persons also agreed until the twelfth anniversary of the Jacobs Acquisition to vote their shares in favor of the election of the Board's nominees to the Board of Directors who are running unopposed and uncontested. The Company consulted with JRI prior to the submission of Ms. Nelson's name for consideration as a potential director candidate by the Nominating/Corporate Governance Committee of the Company's Board of Directors, and JRI indicated its approval of Ms. Nelson as a potential replacement for Mr. Cleary as one of the two JRI designees pursuant to the terms of the Voting/Standstill Agreement. Neither Gary L. Bryenton nor Kathleen M. Nelson are parties to the Voting/Standstill Agreement, nor is either of them a party to any agreement which obligates them to vote with management of the Company on any matter.

Corporate Governance Matters

Overview. Our Board of Directors has adopted guidelines on corporate governance (including director independence criteria), committee charters, and a code of business conduct and ethics setting forth the Company's corporate governance principles and practices. Effective as of January 1, 2006, the Company adopted amended and restated guidelines on corporate governance incorporating all previous guidelines on corporate governance and including additional policy statements, which were further amended effective January 1, 2012 with respect to minimum stock ownership levels for non-employee directors (collectively, as amended and restated, referred to herein as the “Corporate Governance Guidelines”). See “Corporate Governance Matters - Additional Policy Statements”. These documents can be accessed in the “Investing - Governance Documents” and “Investing - Board Committees” sections of the Company's website at cblproperties.com.

Director Independence. Our Board has adopted a set of director independence standards (“Director Independence Standards”) for evaluating the independence of each of the directors in accordance with the requirements of the SEC and of the NYSE corporate governance standards. The Director Independence Standards are included as an exhibit to the Company's Corporate Governance Guidelines, which can be found in the “Investing - Governance Documents” section of the Company's website at cblproperties.com. Pursuant to NYSE Rule 303A.02(a) and the provisions of the Company's Director Independence Standards (as set forth below), our Board has reviewed whether any director has any relationship with the Company's independent auditors that would preclude independence under SEC and NYSE rules, or any material relationship with the Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company) which could (directly or indirectly) materially impact the ability of such director or nominee to exert his or her independent judgment and analysis as a member of the Board. As a result of this review, the Board affirmatively determined that six of the Company's nine directors were independent under the standards of the SEC and NYSE and as set forth in the Company's Director Independence Standards. Messrs. Charles B. Lebovitz, Stephen D. Lebovitz and John N. Foy, who are executive officers of the Company and employees of the Management Company, were not deemed independent. In making the independence determinations with respect to the other six directors, the Board considered the following matters and determined that they did not interfere with the independence of the following two directors:

•
With respect to Mr. Bryenton and Ms. Nelson, the Board considered the Company's contractual commitments in connection with the terms of the Jacobs Acquisition as described above (see above “Certain Terms of the Jacobs Acquisition”).

•
With respect to Mr. Bryenton, the Board considered the fact that he serves on the board of REJ Realty LLC, which holds the majority of the assets comprising the estate of Richard E. Jacobs, and continues to serve as legal counsel to the Jacobs Group and to certain members of the Jacobs family, but solely concerning matters unrelated to the Company and the Jacobs Acquisition (for which such parties employ separate counsel). In connection with these relationships, the Board also considered the fact that Mr. Bryenton has provided formal, written confirmation to both the Company and REJ Realty LLC that:

(i)
in his capacity as a director of CBL, he will recuse himself from any and all discussions relating to the Series J SCUs held or controlled by REJ, the conversion of such Series J SCUs to Common Units in CBL's Operating Partnership and any response or planning related to the exercise of exchange rights with respect to Operating Partnership units held or controlled by REJ into common stock of CBL;

(ii)
in his capacity as one of the voting members of the Board of Managers of REJ, he will recuse himself from any and all discussions relating to the Series J SCUs held or controlled by REJ, any response or planning with respect to the conversion of such Series J SCUs to Common Units by CBL, and any decision to exercise the exchange rights with respect to units held or controlled by REJ for common stock of CBL and, if so exchanged for common stock of CBL, any decision regarding the disposition of such common stock of CBL; and

(iii)
both in his capacity as a director of CBL and in his capacity as one of the voting members of the Board of Managers of REJ, he will recuse himself from any and all discussions relating to decisions regarding Triangle Town Center and Gulf Coast Town Center while REJ continues to own and/or control interests in those joint ventures.

Additional Policy Statements. Effective as of January 1, 2006, and further amended effective January 1, 2012 with respect to minimum stock ownership levels for non-employee directors, the Company has included additional policy statements as part of the Corporate Governance Guidelines. A summary of these policy statements is as follows:

Limits on Other Board Participation - a policy statement that limits to four (4) the number of other public company boards (not counting the Company's Board) upon which a director may serve at any given time.

Minimum Stock Ownership for Non-Employee Directors - as amended, a policy statement that provides that by the later of five (5) years from January 1, 2012 or becoming a member of the Company's Board, a Non-Employee Director (a director that is not an employee of the Company, currently, the Independent Directors) must own at least an amount of shares of the Company's common stock having a value, determined as set forth in the policy statement, equal to not less than three (3) times the amount of annual cash compensation that such non-employee director shall receive from the Company. This policy statement includes an exemption for any non-employee director who is prohibited by law or by the regulations of his or her employer from having an ownership interest in the Company's securities.

Minimum Stock Ownership for Executive Officers - a policy statement that provides that by the later of five (5) years from the adoption of the policy or becoming an executive officer, such executive officer must own an amount of the Company's Common Stock, determined as set forth in the policy statement, having a value at least equal to the following formula amounts:

Executive Officer	Level of Stock Ownership

Chief Executive Officer	3x prior calendar year's annual base salary
President	2x prior calendar year's annual base salary
Chief Financial Officer	2x prior calendar year's annual base salary
Executive Vice President	2x prior calendar year's annual base salary
Senior Vice Presidents	1x prior calendar year's annual base salary

Changes in Director's Principal Occupation or Business Association - a policy statement that provides that when the principal occupation or business association of a member of the Board of Directors changes substantially from the position he or she held when originally invited to join the Board of Directors, such director shall promptly tender his or her resignation as a director to the Chairman of the Board of Directors. The Nominating/Corporate Governance Committee shall then review whether it is appropriate and in the best interests of the Company to allow the continued participation of such director as a member of the Board of Directors of the Company. If the Nominating/Corporate Governance Committee recommends that such director should no longer serve as a member of the Board of Directors of the Company as a result of such change, and the full Board of Directors (excluding the director at issue) ratifies such recommendation, then the tender of resignation by the affected director shall be accepted by the Board of Directors.

Initial Term of Director Appointed to Fill a Board Vacancy - a policy statement that provides that any director appointed by the Board of Directors of the Company to fill a vacancy created by the departure of another director shall serve only until the next regularly scheduled annual meeting of the Company's stockholders. In order for such director to continue to serve thereafter, he or she must be nominated and duly elected to fill the remainder of the term to which the director was originally appointed (or for another full term, as appropriate).

Executive Sessions for Independent Directors. In accordance with the NYSE Rule 303A.03, the Independent Directors of the Company meet from time to time in scheduled executive sessions without management participation. The Independent Directors have designated Winston W. Walker as lead Independent Director, solely for the purpose of chairing these executive sessions. The Independent Directors met in five executive sessions during 2011.

Board Leadership Structure. Our Board of Directors has no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Prior to January 1, 2010, Charles B. Lebovitz had served as Chairman of the Board and Chief Executive Officer of the Company since the completion of its initial public offering in November 1993. During the fourth quarter of 2009, the Board determined that Stephen D. Lebovitz should be promoted to serve as Chief Executive Officer of the Company effective January 1, 2010. The Board determined that it was appropriate to separate these positions at this time, as part of a natural progression in planning for succession in the leadership of the Company, and in recognition of the significant contribution that Stephen D. Lebovitz' leadership has made to the success of the Company in his over 20 years of service, including his service as CBL's President and Secretary since 1999 and his involvement as a principal in each major transaction engaged in by the Company since its initial public offering in 1993. The Board also determined that Charles B. Lebovitz should continue to serve as executive Chairman of the Board, thereby maintaining his integral role in the Company's ongoing operations and leadership.

Additionally, our Board of Directors believes that the leadership provided to the Company by the three executive directors (Chairman Charles B. Lebovitz, Vice Chairman John N. Foy and President and Chief Executive Officer Stephen D. Lebovitz) is appropriately complemented by a strong leadership and oversight role played by the Company's Independent Directors, which may be summarized as follows:

•
Both our Certificate of Incorporation and Bylaws require that a majority of our Board be comprised of Independent Directors, and historically six of the nine members of the Company's Board have satisfied this requirement, as described above.

•
The Independent Directors are a sophisticated group of professionals, all of whom have significant experience in the commercial real estate industry in addition to possessing a variety of other expertise and skills, and many of whom either are currently, or have been, leaders of major companies or institutions.

•
Our Board has established three standing Committees composed solely of Independent Directors - the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee - each with a different Independent Director serving as Committee chair, and each with responsibility for overseeing key aspects of CBL's corporate governance (see “Board of Directors Meetings and Committees” below).

•	As described above, the Independent Directors regularly meet in executive session without the presence of management, with the lead Independent Director presiding over such sessions.

•
The Independent Directors, as well as our full Board, have complete access to the Company's management team. The Board and its committees receive regular reports from management on the business and affairs of the Company and the current and future issues that it faces.

•
Under the Company's Corporate Governance Guidelines, all Company directors are to have full access to the executive officers of the Company, the Company's independent counsel, the Company's in-house counsel, and any other advisors the Board or any director deems necessary or appropriate.

Board and Management Roles in Risk Oversight. Assessing and managing risk is the responsibility of the management of CBL. Our Board is responsible for overseeing our risk management. The Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that the Company faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company's business; (2) the required approval by the Board of Directors (or a committee thereof) of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts; (3) the review and discussion of regular periodic reports to the Board and its committees from the Company's independent registered public accountants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes; and (4) the direct oversight of specific areas of the Company's business by the Compensation, Audit and Nominating/Corporate Governance Committees.

In addition, under its charter, the Audit Committee is specifically responsible for reviewing and discussing management's policies with respect to risk assessment and risk management. The Company's Director of Internal Audit meets regularly in executive sessions with the Audit Committee (at least quarterly and more frequently if necessary), for discussions of the Company's oversight of risk through the internal audit function, including an annual review of the Company's internal audit plan, which is focused on significant areas of financial, operating, and compliance risk, and periodic updates on the results of completed internal audits of these significant areas of risk. The Audit Committee also monitors the Company's SEC disclosure compliance, and any related reporting risks, by receiving regular reports from the head of the Company's Disclosure Committee.

Communicating with the Board of Directors. The Company provides a process for stockholders and other interested parties to send communications to the Board or any of the directors. Such persons may send written communications to the Board or any of the directors c/o the Company's Vice President - Corporate Communications and Investor Relations, CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000. All communications will be compiled by the Company's Vice President - Corporate Communications and Investor Relations and submitted to the Board or the individual director(s) to whom such communication is addressed. It is the Company's policy that all directors attend the Annual Meeting unless they are prevented from attending due to scheduling conflicts or important personal or business reasons; provided, however, it is the Company's policy that a majority of the directors (including a majority of the Company's Independent Directors) attend each Annual Meeting. All of the Company's directors attended the 2011 Annual Meeting of Stockholders other than Leo Fields, who retired from the Board of Directors effective as of the 2011 Annual Meeting.

Code of Business Conduct and Ethics. Our Board has adopted a Second Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct”) that applies to all directors, officers and employees, including the Company's principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct is available in the “Investing - Governance Documents” section of the Company's website at cblproperties.com, or at no charge by directing a written request for a copy to the Company at CBL & Associates Properties, Inc., CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421-6000, Attention: Vice President - Corporate Communications and Investor Relations. The purpose of the Code of Business Conduct is to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote accountability for and adherence to the standards of the Code, including honest and ethical conduct; the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the Company's filings with the SEC and in other public communications by the Company; and compliance with all applicable rules and regulations that apply to the Company and to its directors, officers and employees.

Board of Directors' Meetings and Committees

Our Board of Directors has established standing Executive, Audit, Compensation and Nominating/ Corporate Governance Committees. The Board of Directors met nine times and took action by unanimous written consent once during 2011. Each director attended more than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of Board committees on which the director served at the time during 2011.

Executive Committee. The Executive Committee is comprised of Charles B. Lebovitz (Chairman), John N. Foy, Stephen D. Lebovitz and Kathleen M. Nelson. The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by law; provided, however, unless specifically authorized by the Board of Directors, the Executive Committee may not exercise the power and authority of the Board of Directors with respect to (i) the declaration of dividends, (ii) issuance of stock, (iii) amendment to the Company's Certificate of Incorporation or Bylaws, (iv) filling vacancies on the Board of Directors, (v) approval of borrowings in excess of $40 million per transaction or series of related transactions, (vi) hiring executive officers, (vii) approval of acquisitions or dispositions of property or assets in excess of $40 million per transaction and (viii) certain transactions between the Company and its directors and officers and certain sales of real estate and reductions of debt that produce disproportionate tax allocations to CBL's Predecessor pursuant to the Company's Bylaws. The Executive Committee met six times during 2011.

Audit Committee. The Audit Committee is comprised of Winston W. Walker (Chairman), Gary L. Bryenton, Thomas J. DeRosa and Matthew S. Dominski, all of whom the Board of Directors has determined are Independent Directors pursuant to the independence requirements of Sections 303A.02 and 303A.07(b) of the listing standards of the NYSE as currently applicable. The Audit Committee operates pursuant to a written amended and restated charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is available and can be accessed in the “Investing - Board Committees” section of the Company's website at cblproperties.com, or at no charge by written request to the Company's Vice President - Corporate Communications and Investor Relations at the address provided above. The Audit Committee is responsible for the engagement of the independent auditors and the plans and results of the audit engagement. The Audit Committee approves audit and non-audit services provided by the independent auditors and the fees for such services and reviews the adequacy of the Company's internal accounting controls as well as the Company's accounting policies and results and management's policies with respect to risk assessment and risk management. The Audit Committee met eight times during 2011.

Compensation Committee. The Compensation Committee is comprised of Matthew S. Dominski (Chairman), Thomas J. DeRosa, Gary J. Nay and Winston W. Walker, all of whom the Board of Directors has determined are Independent Directors. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the “Investing - Board Committees” section of the Company's website at cblproperties.com, or at no charge by written request to the Company's Vice President - Corporate Communications and Investor Relations at the address provided above. The Compensation

Committee generally reviews and approves compensation programs and, specifically, reviews and approves salaries, bonuses, stock awards and stock options for officers of the Company of the level of vice president or higher. The Compensation Committee administers the Second Amended and Restated CBL & Associates Properties, Inc. Stock Incentive Plan (the “Stock Incentive Plan”), but typically delegates the responsibility for routine, ministerial functions related to the Stock Incentive Plan, such as the documentation and record-keeping functions concerning awards issued under the plan, to employees in the Company's accounting and treasury departments, with assistance from Company counsel. Additional information concerning the Compensation Committee's processes and procedures for determining director and executive officer compensation is set forth herein under the sections entitled “Director Compensation” and “Executive Compensation - Compensation Discussion and Analysis.” The Compensation Committee met three times during 2011.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee currently is comprised of Gary L. Bryenton (Chairman), Matthew S. Dominski, Gary J. Nay and Winston W. Walker, all of whom the Board of Directors has determined are Independent Directors. The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the “Investing - Board Committees” section of the Company's website at cblproperties.com, or at no charge by written request to the Company's Vice President - Corporate Communications and Investor Relations at the address provided above. The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors' and the Company's governance processes and procedures. The Nominating/Corporate Governance Committee also evaluates and recommends candidates for election to fill vacancies on the Board, including consideration of the renominations of members whose terms are due to expire.

The Nominating/Corporate Governance Committee requires a majority of the Company's directors to be “independent” in accordance with applicable requirements of the Company's Certificate of Incorporation and Bylaws as well as rules of the SEC and NYSE (including certain additional independence requirements for Audit Committee members). A set of uniform Director Independence Standards, which was used in making all such Independent Director determinations, is included in the Company's Corporate Governance Guidelines, a copy of which is available in the “Investing - Governance Documents” section of the Company's website at cblproperties.com. In addition and as part of the evaluation of potential candidates, the Nominating/Corporate Governance Committee considers the breadth of a candidate's business and professional skills and experiences, reputation for personal integrity, and ability to devote sufficient time to Board service, as well as the Company's needs for particular skills, insight and/or talents on the Board of Directors. Neither the Nominating/Corporate Governance Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of perspective, background and experience. For incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors' overall service during their term, including the number of meetings attended, level of participation and quality of performance. With respect to the Board seats presently held by Mr. Bryenton and Ms. Nelson, the Nominating/Corporate Governance Committee also considers the Company's contractual commitments in connection with the terms of the Jacobs Acquisition, as discussed above.

The Nominating/Corporate Governance Committee will consider candidates for Board of Directors' seats proposed by stockholders. Any such proposals should be made in writing to CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000, Attention: Corporate Secretary, and must be received no later than November 26, 2012, in order to be considered for inclusion in the Company's proxy statement for the 2013 Annual Meeting. In order to be considered by the Nominating/Corporate Governance Committee, any candidate proposed by stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates, including consent to an initial background check. The Nominating/Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates on the criteria set forth above regardless of whether the candidate was recommended by a stockholder or by the Company. The Nominating/Corporate Governance Committee met two times during 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information available to the Company as of March 9, 2012, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, as defined below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Except as otherwise indicated, the address of each beneficial owner of more than 5% of the outstanding Common Stock is the Company's address.

	Number of Shares(1)	Rule 13d-3 Percentage(1)	Fully-Diluted Percentage(2)
FMR LLC (3). 82 Devonshire Street Boston, MA 02109	22,254,653	14.98%	11.7%
The Vanguard Group, Inc (4). 100 Vanguard Blvd. Malvern, PA 19355	15,747,682	10.6%	8.28%
BlackRock, Inc. (5). 40 East 52nd Street New York, NY 10022	10,151,229	6.83%	5.34%
T. Rowe Price Associates, Inc. (6). 100 E. Pratt Street Baltimore, MD 21202	9,184,284	6.18%	4.83%
Systematic Financial Advisers, LP (7). 300 Frank W. Burr Blvd., Glenpointe East, 7th Floor Teaneck, NJ 07666	8,260,749	5.56%	4.34%
Invesco Ltd. (8). 1360 Peachtree Street NE Atlanta, GA 30309	8,135,615	5.48%	4.28%
Affiliates of Jacobs Realty Investors Limited Partnership (9). 25425 Center Ridge Road Cleveland, OH 44145-4122	11,660,887	7.85%	6.13%
CBL & Associates, Inc.(“CBL's Predecessor”) (10).	18,908,547	12.73%	9.94%
Charles B. Lebovitz (11).	20,846,804	12.59%	10.96%
John N. Foy (12).	1,408,639	*	*
Stephen D. Lebovitz (13).	1,115,995	*	*
Augustus N. Stephas (14).	115,895	*	*
Farzana K. Mitchell (15).	138,499	*	*
Gary L. Bryenton (16).	11,411	*	*
Thomas J. DeRosa (17).	4,389	*	*
Matthew S. Dominski (18).	7,373	*	*

	Number of Shares(1)	Rule 13d-3 Percentage(1)	Fully-Diluted Percentage(2)
Gary J. Nay (19).	3,994	*	*
Kathleen M. Nelson (20).	5,034	*	*
Winston W. Walker (21).	124,481	*	*
All executive officers, directors and director nominees (20 persons) as a group (22).	25,441,333	15.21%	13.37%

* Less than 1%

(1)
The Company conducts all of its business activities through the Operating Partnership. Pursuant to the Operating Partnership Agreement, each of the partners of the Operating Partnership, which include, among others, CBL's Predecessor and certain of the executive officers named in this Proxy Statement, has the right, pursuant to the exercise of their CBL Rights as described above, to exchange all or a portion of its Common Units or Special Common Units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company's election. Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a stockholder. Therefore, for purposes of Rule 13d-3 of the Exchange Act, percentage ownership of the Common Stock is computed based on the sum of (i) 148,559,831 shares of Common Stock actually outstanding as of March 9, 2012, (ii) as described in the accompanying footnotes, each individual's or entity's share of 41,585,199 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity) and (iii) as described in the accompanying footnotes, each individual's share of 126,300 shares of Common Stock that may be acquired within 60 days of March 9, 2012 upon the exercise of outstanding options by the individual whose percentage of share ownership is being computed (but not taking into account the exercise of such outstanding options by any other person). Amounts shown were determined without regard to applicable ownership limits contained in the Company's Certificate of Incorporation.

(2)
The Fully-Diluted Percentage calculation is based on (i) 148,559,831 shares of Common Stock outstanding and (ii) assumes the full exercise of all CBL Rights for shares of Common Stock by all holders of Common Units and Special Common Units of the Operating Partnership (in each case, without regard to applicable ownership limits), for an aggregate of 190,145,030 shares of Common Stock. The Fully-Diluted Percentage calculation does not include 126,300 shares of Common Stock subject to outstanding stock options other than, with respect to each person whose fully-diluted percentage is being computed, shares which may be acquired within 60 days of March 9, 2012 upon the exercise of outstanding options.

(3)
In a Schedule 13G/A filed on February 14, 2012 by FMR LLC (“FMR”) and three of its affiliates, FMR reported that as of December 31, 2011, it beneficially owned 22,254,653 shares of Common Stock, or 14.98% of the total shares outstanding as of March 9, 2012. Of the 22,254,653 shares of Common Stock beneficially owned, FMR and its affiliates reported that they possessed sole voting power with respect to 1,869,493 shares and sole dispositive power with respect to 22,254,653 shares, as follows: FMR (sole investment power over 20,385,160 shares held by various investment companies registered under Section 8 of the Investment Company Act of 1940 for which FMR acts as investment advisor, and which are voted under written guidelines established by the respective Boards of Trustees for each of the Fidelity Funds holding such shares); Pyramis Global Advisors, LLC (sole voting and dispositive power over 209,800 shares); and Pyramis Global Advisors Trust Company (sole voting and dispositive power over 1,659,693 shares).

(4)
In a Schedule 13G filed on February 10, 2012 by The Vanguard Group, Inc. (“Vanguard”), Vanguard reported that as of December 31, 2011, it beneficially owned 15,747,682 shares of Common Stock, or 10.60% of the total shares outstanding as of March 9, 2012. Vanguard reported that of the 15,747,682 shares of Common Stock beneficially owned, it possesses sole voting power and shared dispositive power with respect to 216,284 shares of Common Stock, and sole dispositive power with respect to 15,531,398 shares of Common Stock.

(5)
In a Schedule 13G filed on February 13, 2012 by BlackRock, Inc. (“BlackRock”), BlackRock reported that as of December 31, 2011, it beneficially owned 10,151,229 shares of Common Stock, or 6.83% of the total shares outstanding as of March 9, 2012. Black Rock reported that it possessed sole voting power and sole dispositive power with respect to all of the 10,151,229 shares of Common Stock beneficially owned.

(6)
In a Schedule 13G/A filed on February 13, 2012 by T. Rowe Price Associates, Inc. (“TRP”), TRP reported, as of December 31, 2011, aggregate beneficial ownership of 9,184,284 shares of Common Stock, or 6.18% of the total shares outstanding as of March 9, 2012. TRP reported that, of the 9,184,284 shares of Common Stock beneficially owned, it possessed sole voting power with respect to 2,413,782 shares of Common Stock and sole dispositive power with respect to 9,184,284 shares of Common Stock.

(7)
In a Schedule 13G filed on February 15, 2012 by Systematic Financial Management, L.P. (“Systematic”), Systematic reported that as of December 31, 2011, it beneficially owned 8,260,749 shares of Common Stock, or 5.56% of the total shares outstanding as of March 9, 2012. Systematic reported that of the 8,260,749 shares of Common Stock beneficially owned, it possesses sole voting power with respect to 4,953,736 shares of Common Stock and sole dispositive power with respect to 8,260,749 shares of Common Stock.

(8)
In a Schedule 13G/A filed on February 6, 2012 by Invesco Ltd. (“Invesco”) and a group of its affiliated companies, Invesco reported, as of December 31, 2011, aggregate beneficial ownership of 8,135,615 shares of Common Stock, or 5.48% of the total shares outstanding as of March 9, 2012. Of the 8,135,615 shares of Common Stock beneficially owned, Invesco and its affiliates reported that they possessed sole voting power with respect to 1,952,515 shares and shared voting power with respect to 19,200 shares, and sole dispositive power with respect to 8,122,215 and shared dispositive power with respect to 13,400 shares, as follows: Invesco Advisers, Inc. (sole voting power over 1,863,544 shares, shared voting power over 19,200 shares, sole dispositive power over 8,033,244 shares and shared dispositive power over 13,400 shares); Invesco Investment Advisers, LLC (sole voting and dispositive power over 55,092 shares); Invesco PowerShares Capital Management (sole voting and dispositive power over 32,508 shares); Invesco PowerShares Capital Management Ireland Ltd. (sole voting and dispositive power over 871 shares); and Invesco National Trust Company (sole voting and dispositive power over 500 shares).

(9)
Includes 11,660,887 shares of Common Stock that may be acquired by the Jacobs Group on exercise of CBL Rights with respect to Common Units owned by the Jacobs Group. The Jacobs Group received the above-referenced Common Units (SCUs prior to their conversion to Common Units in 2011) as part of the Jacobs Acquisition. See “Voting Securities - Certain Terms of the Jacobs Acquisition.”

(10)
Includes (i) 3,179,169 shares of Common Stock owned directly (410,000 of which are pledged to First Tennessee Bank as security for a line of credit extended to CBL's Predecessor), (ii) 15,520,703 shares of Common Stock that may be acquired upon the exercise of CBL Rights and (iii) 208,675 shares of Common Stock that may be acquired by four entities controlled by CBL's Predecessor (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

(11)
Includes (i) 583,068 shares of unrestricted Common Stock owned directly, (ii) 51,000 shares of restricted Common Stock that Charles B. Lebovitz received under the Stock Incentive Plan, (iii) 13,925 shares owned by Mr. Lebovitz' wife and 44,843 shares held in trusts for the benefit of his grandchildren (of which Mr. Lebovitz disclaims beneficial ownership), all as to which Mr. Lebovitz may be deemed to share voting and investment power, (iv) 756,350 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, (v) 18,908,547 shares of Common Stock beneficially owned by CBL's Predecessor as described in Note (10) above, which Mr. Lebovitz may be deemed to beneficially own by virtue of his control of CBL's Predecessor, and (vi) 489,071 shares of Common Stock that may be acquired by College Station Associates, an entity controlled by Mr. Lebovitz, upon the exercise of CBL Rights.

(12)
Includes (i) 920,053 shares of unrestricted Common Stock owned directly, (ii) 51,000 shares of restricted Common Stock that Mr. Foy received under the Stock Incentive Plan, (iii) 405,586 shares of Common Stock that may be acquired by Mr. Foy upon the exercise of CBL Rights and (iv) 32,000 shares of Common Stock subject to currently exercisable options granted under the Stock Incentive Plan.

(13)
Includes (i) 521,183 shares of unrestricted Common Stock owned directly, (ii) 55,500 shares of restricted Common Stock that Stephen D. Lebovitz received under the Stock Incentive Plan, and (iii) 539,312 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights.

(14)
Includes (i) 25,555 shares of unrestricted Common Stock owned directly, (ii) 24,200 shares of restricted Common Stock that Mr. Stephas received under the Stock Incentive Plan, (iii) 55,340 shares of Common Stock that may be acquired by Mr. Stephas upon the exercise of CBL Rights and (iv) 10,800 shares of Common Stock subject to currently exercisable options granted under the Stock Incentive Plan.

(15)
Includes (i) 106,946 shares of unrestricted Common Stock owned directly, (ii) 7,453 shares of Common Stock owned by Ms. Mitchell's individual retirement account, and (iii) 24,100 shares of restricted Common Stock that Ms. Mitchell received under the Stock Incentive Plan.

(16)
Includes (i) 1,461 shares of unrestricted Common Stock owned directly, (ii) 2,000 shares of Common Stock subject to currently exercisable stock options granted to Mr. Bryenton under the Stock Incentive Plan and (iii) 7,950 shares of restricted Common Stock granted to Mr. Bryenton under the Stock Incentive Plan.

(17)	Includes (i) 139 shares of unrestricted Common Stock owned directly and (ii) 4,250 shares of restricted Common Stock granted to Mr. DeRosa under the Stock Incentive Plan.

(18)	Includes (i) 123 shares of unrestricted Common Stock owned directly and (ii) 7,250 shares of restricted Common Stock granted to Mr. Dominski under the Stock Incentive Plan.

(19)	Includes (i) 494 shares of unrestricted Common Stock owned directly by Mr. Nay and (ii) 3,500 shares of restricted Common Stock granted to Mr. Nay under the Stock Incentive Plan.

(20)	Includes (i) 34 shares of unrestricted Common Stock owned directly and (ii) 5,000 shares of restricted Common Stock granted to Ms. Nelson under the Stock Incentive Plan.

(21)
Includes (i) 191 shares of unrestricted Common Stock owned directly, (ii) 106,545 shares of Common Stock owned by a trust of which Mr. Walker is a co-trustee and co-beneficiary, as to which he may be deemed to share voting and investment power, (iii) 6,601 shares of Common Stock owned by Mr. Walker's individual retirement account, (iv) 3,194 shares of Common Stock owned by Mr. Walker's wife, as to which he may be deemed to share voting and investment power and (v) 7,950 shares of restricted Common Stock granted to Mr. Walker under the Stock Incentive Plan.

(22)
Includes an aggregate of (i) 6,409,517 shares of unrestricted Common Stock beneficially owned directly or indirectly by members of such group (410,000 of which are pledged as security for a line of credit), (ii) 301,360 shares of restricted Common Stock that members of such group received under the Stock Incentive Plan, (iii) 18,604,156 shares of Common Stock that may be acquired by members of such group upon the exercise of CBL Rights which they hold directly or indirectly through other entities and (iv) 126,300 shares of Common Stock subject to options granted to members of such group under the Stock Incentive Plan that are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon the Company's review of copies of such reports furnished to it through the date hereof, or written representations that no other reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2011 all officers, directors and ten percent stockholders complied with the filing requirements applicable to them.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company is a self-managed, self-administered, fully-integrated real estate company which is engaged in the ownership, marketing, management, leasing, expansion, development, redevelopment, acquisition and financing of regional malls, open air and community centers. The Company itself has no employees other than its statutory officers. Its officers receive all of their compensation in their capacity as employees of the Management Company, which also employs all of the personnel engaged in the operation of the Company's business.

The Compensation Committee determines all matters related to the compensation of all officers of the Company of the level of vice president or higher and administers the Company's current Stock Incentive Plan. The Compensation Committee operates under a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the “Investing - Board Committees” section of the Company's website at cblproperties.com. Historically, the Compensation Committee met twice each year. Beginning in 2008 a third regularly scheduled meeting was added in the first quarter of each year related to consideration of the amount of annual restricted stock awards (if any) to be granted under the Stock Incentive Plan. The Compensation Committee may meet more often if needed.

The factors, objectives and policies underlying each element of compensation paid to the Company's Chief Executive Officer, its Chief Financial Officer and its next three most highly compensated executive officers (these three, together with Chief Executive Officer and the Chief Financial Officer being herein referred to as the “Named Executive Officers”) are discussed below.

The Compensation Committee's objectives in administering the Company's executive compensation with respect to the Named Executive Officers are to ensure that pay levels and incentive compensation are competitive in attracting and retaining the best personnel, properly linked to the Company's performance, and simple in design. To fulfill these objectives, the compensation approach for the Named Executive Officers historically has included three primary elements: (i) base salary, (ii) discretionary bonuses and (iii) periodic grants of stock awards and stock options pursuant to the Stock Incentive Plan. In general, the Compensation Committee has chosen not to utilize formula-based plans to compensate the Company's executives on the basis of performance targets or other criteria. Instead, the Compensation Committee has relied on grants of time-vesting restricted stock, coupled with an opportunity for officers to elect to receive annual bonuses in unrestricted shares of Common Stock, as a means of rewarding CBL's executives for the creation of long-term value for the Company's stockholders. The Compensation Committee believes that this approach has served the objective of linking management's long-term economic interests with those of CBL's stockholders while also making this linkage as transparent as possible by preserving relative simplicity in the design and operation of the compensation system.

Compensation Process and Philosophy

The annual base salary and discretionary cash bonus components of the compensation of the Named Executive Officers are designed to provide the Company's executives with immediate, tangible rewards commensurate with the Compensation Committee's evaluation of their current contributions to the Company's performance.

The Compensation Committee believes that one of the most effective means of encouraging and rewarding the creation of long-term value for the Company's stockholders by senior executives (including the Named Executive Officers), as well as retaining superior management talent, is to use the Stock Incentive Plan to ensure that such individuals attain a significant proprietary interest in the Company. As detailed above under the heading “Corporate Governance Matters - Additional Policy Statements,” the Company has adopted stock ownership guidelines for both non-employee directors and executive officers in its Corporate Governance Guidelines. The Compensation Committee, as well as the entire Board of Directors, believes that it is in the best interests of the Company's stockholders for those who manage and oversee the Company's operations to have a stake in the creation of long-term stockholder value. The time-vesting stock award elements of compensation, coupled with the opportunity offered to all officers to receive annual bonuses in the form of unrestricted shares of Common Stock, are designed to complement the stock ownership guidelines by encouraging and creating ownership and retention of stock by the Company's directors and executive officers (including the Named Executive Officers), thereby matching their interests to those of our stockholders and allowing such individuals to build a meaningful ownership stake in the Company.

The Compensation Committee receives recommendations from CBL's senior management as to the three basic components of compensation for the Named Executive Officers, as follows:

•
The executive compensation budget, pursuant to which annual base salaries and bonus opportunities are determined, is normally approved for each year during the fourth quarter of the preceding fiscal year.

•
Management's recommendations concerning the annual restricted stock awards for each year are presented to the Compensation Committee during the first quarter of the following year, to allow both management and the Compensation Committee to consider the Company's financial and operating results for the full preceding year in making such awards.

Management's recommendations are presented to the Compensation Committee by Stephen D. Lebovitz, who, in consultation with senior management, including Charles B. Lebovitz, John N. Foy, Augustus N. Stephas and others, prepares management's recommendations regarding these matters. These recommendations have included a recommendation regarding the annual base salary and potential annual bonus for Stephen D. Lebovitz in his capacity as the Company's Chief Executive Officer, although the final decisions regarding these matters are left to the discretion of the Compensation Committee based on its own deliberations. Stephen D. Lebovitz normally attends each meeting of the Compensation Committee by invitation (as do Charles B. Lebovitz and John N. Foy, pursuant to invitations extended to all members of the Board to attend each Compensation Committee meeting). While neither Stephen D. Lebovitz nor any other director who is not a member of the Compensation Committee has a vote on the Committee's decisions, Stephen D. Lebovitz has the primary responsibility for presenting management's recommendations concerning the compensation for the Company's Named Executive Officers and other officers to the Committee, and he participates actively in the Compensation Committee's discussion of such matters.

Each executive officer, including the Named Executive Officers (other than Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz), receives an annual review of his or her performance in accordance with the procedure described below during each fiscal year. The Compensation Committee evaluates the compensation of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz in conjunction with its overall evaluation of the Company's performance in light of the factors discussed below. For all other executive officers, one or both of Charles B. Lebovitz and Stephen D. Lebovitz will participate in the annual review of each executive officer, and will meet with such officer as part of the review process. If the executive officer has an immediate supervisor, such supervisor will likewise participate in such annual review and in the referenced meeting with the officer, and will provide his or her subjective evaluation of the performance of the officer. The role of both Charles B. Lebovitz and Stephen D. Lebovitz, as well as the role of any immediate supervisors involved in these annual reviews, has been to subjectively evaluate the performance of each officer as to his or her contribution to the overall success and growth of the Company, taking into account the individual's performance and results. Stephen D. Lebovitz is responsible for conveying the results of these reviews to the Compensation Committee in conjunction with its review of management's compensation recommendations for such individuals. In making compensation decisions for the Named Executive Officers, the Compensation Committee gives significant weight to the recommendations made by the Company's senior management in consultation with Stephen D. Lebovitz, but the Compensation Committee is not bound by management's recommendations and makes its own determinations as to these matters.

The Compensation Committee's determination of each Named Executive Officer's compensation also includes a review (for informational purposes only) of compensation for executives of comparable publicly traded mall REITs. The five publicly traded mall REITs used for comparison during 2011 were: The Macerich Company; Glimcher Realty Trust; Simon Property Group, Inc.; Taubman Centers, Inc. and Pennsylvania Real Estate Investment Trust. This review of the compensation of similarly-situated executive officers is for the purpose of giving the Compensation Committee a general sense of the manner in which the compensation of the Named Executive Officers compares with similarly-situated executive officers at these industry peers and to provide to the Compensation Committee an understanding of whether the Company is competitive in the compensation paid to the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers). The Compensation Committee does not, however, set specific competitive pay targets or objectives in this review or otherwise engage in any formal “benchmarking” comparisons of the compensation of the Company's Named Executive Officers against that of the executives of these peer companies.

The Compensation Committee also gives general consideration to such issues as historical compensation levels for each officer, the relationship of each officer's compensation to the overall compensation of the Company's officers and the performance of the Company's business for the year in question. While neither management nor the Compensation Committee typically utilize specific formulas or quantitative metrics in recommending and approving compensation for the Named Executive Officers, management's recommendations and the Compensation Committee's review of those recommendations both take into account the overall performance of the Company. The performance of each Named Executive Officer is considered as set forth above, along with consideration of a number of indicators of the overall performance of the Company, including without limitation (i) the Company's annual growth in funds from operations (“FFO”), one of the performance measures most commonly utilized by the market in analyzing the performance of REITs; (ii) the Company's achievement of growth in NOI; (iii) the Company's maintenance of occupancy levels in its shopping centers and achievement of increases in such occupancy levels; and (iv) changes in the market price for the Company's Common Stock. Each of these factors may be given more or less weight in the Compensation Committee's overall evaluation from year to year, depending on the Compensation Committee's subjective evaluation, in consultation with Stephen D. Lebovitz, of the overall performance of the Company in a given year in relation to the performance of the overall economy and of the Company's peers. While the individual performance of each Named Executive Officer is an important factor in determining his or her compensation, the Compensation Committee evaluates such performance on a largely subjective basis, considering the foregoing factors and the criteria discussed below with respect to each of the three major elements of compensation, but without any specific formulaic relationship to the overall performance of the Company or to any specific, quantitative performance metrics.

Additional Factors Affecting 2011 and 2012 Compensation Decisions Concerning the Named Executive Officers

As discussed in the Annual Report to Stockholders which accompanies this Proxy Statement, following the extremely difficult period experienced by the Company and the entire retail industry in the years 2008-2010, the Company's 2011 results reflected a continuation of many of the improving trends that began during the second half of 2010. Among the significant factors considered by the Compensation Committee in making decisions concerning executive officer compensation during 2011 and the first quarter of 2012 were the following:

•	The Company's achievement of an approximate 6.0% increase in FFO allocable to holders of Common Stock for 2011, as adjusted, as compared to 2010.

•	The Company's total portfolio occupancy rate increased by 120 basis points to 93.6% in 2011, following an increase in total portfolio occupancy of 200 basis points to 92.4% in 2010.

•
During 2011, the Company completed more than $2.3 billion in financing activities, including the extension and modification of three credit facilities totaling $1.15 billion and property-specific debt totaling $1.18 billion, while simultaneously achieving a reduction of approximately $483.7 million in the Company's overall debt levels, following a reduction in debt of approximately 435.2 million in 2010. This resulted in more than $1.1 billion of aggregate availability under the Company's credit facilities at December 31, 2011.

In light of these continued improvements in the Company's performance and overall financial situation, the Compensation Committee's decisions concerning compensation for the Named Executive Officers during 2011 and the first quarter of 2012 reflected the evolutions described below in the steps originally put in place near the beginning of the retail industry crisis in 2008 in an effort to strengthen the Company's balance sheet, create additional liquidity, and regain and enhance long-term stockholder value:

•
At the beginning of this difficult period, as economic conditions in the retail industry worsened throughout 2008, management and the Board of Directors determined it was necessary for the Company to take a number of proactive steps to strengthen the Company's balance sheet and create additional liquidity, in an effort to regain and enhance long-term stockholder value. These steps entailed a number of cost-saving measures at our malls, headquarters and regional offices and the suspension of our future development program, as well as the extremely difficult decisions to implement reductions in force that affected personnel at all levels of our organization and, in November 2008, to reduce the dividend on the Company's Common Stock.

•
After maintaining annual base salaries at 2008 levels with no increases throughout 2009, 2010 and 2011, the Compensation Committee approved an increase of up to 3% in all executive officer base salaries for 2012.

•
Consistent with the approach taken for all officer bonuses this year, annual bonus payments were approved for the Named Executive Officers pursuant to the criteria described below, but in amounts corresponding to 75% of the levels of annual bonuses historically approved for individuals in each of these positions, as opposed to maintaining annual bonuses at 50% of historical levels as had been done during the past three years to address the economic challenges faced by the Company. At the present time, however, the Compensation Committee has elected to defer any decision on potential bonus levels for the Named Executive Officers for fiscal 2012 performance until later in the year in order to assess the continuing progress of the Company's recovery.

•
After implementing the reductions discussed in more detail below in determining the restricted stock element of the Named Executive Officers' compensation in February 2008, February 2009 and February 2010, the Compensation Committee accepted senior management's recommendations for significant increases in the Named Executive Officers' restricted stock awards made in February 2011 based on 2010 performance, and for maintaining the awards to such officers in February 2012, based on 2011 performance, at similar levels.

Determination of the Three Primary Elements of 2011 Compensation for the Current Named Executive Officers

The following discussion provides additional information as to the factors considered by the Compensation Committee in evaluating and acting on management's recommendations concerning each of the three major elements of compensation for CBL's current Named Executive Officers.

Base Salaries - Management's base salary recommendations in the annual executive compensation budget are based on historical base salary levels for the Named Executive Officers, with adjustments that management subjectively has deemed appropriate based on the overall performance of the Company and the overall performance of the Named Executive Officers. In reviewing and acting on management's base salary recommendations, the Compensation Committee considers each officer's level of responsibility, experience and tenure with the Company, in addition to the performance of such officer in carrying out his or her responsibilities and in overseeing the responsibilities of those under his or her supervision. Where applicable, the achievements of the particular division over which a Named Executive Officer has supervision are also considered by the Compensation Committee.

The Compensation Committee annually evaluates and approves adjustments to the base salaries of the Named Executive Officers, with such review and adjustments normally occurring during the fourth quarter to be effective for the following fiscal year. At meetings held on November 1, 2010 and October 31, 2011, based on management's recommendations presented to the Compensation Committee by the Chief Executive Officer and on the Compensation Committee's subjective evaluation of the factors described above, the Compensation Committee set the base salaries of each of the Named Executive Officers as follows:

Named Executive Officer	2011 Base Salary	2012 Base Salary
Charles B. Lebovitz Chairman of the Board	$592,833	$610,618
John N. Foy Vice Chairman of the Board, Chief Financial Officer, Treasurer and Secretary	$526,320	$542,110
Stephen D. Lebovitz President and Chief Executive Officer	$525,000	$540,750
Augustus N. Stephas Executive Vice President and Chief Operating Officer	$496,600	$511,498
Farzana K. Mitchell Executive Vice President - Finance	$470,000	$484,100
The base salary increases reflected above for each of these officers took effect as of January 1, 2012.

Annual Bonus Opportunities - As part of establishing the annual executive compensation budget submitted to the Compensation Committee for approval, management also normally recommends a maximum potential annual bonus that may be earned by each Named Executive Officer for performance during the upcoming fiscal year. Management's recommendations concerning these bonuses generally are based on the amount of such awards that have been made in past years in relation to the criteria considered for each officer (as discussed below), with such increases or other adjustments as management deems advisable in light of the Company's business plans for the current year. As with the base salary recommendations discussed above, management subjectively considers the overall performance of both the Named Executive Officers and the Company, including consideration of the factors referenced above, in preparing its recommendations as to annual bonus awards. Neither management nor the Compensation Committee, however, set targets or utilize specific formulas or quantitative metrics in developing and acting upon such recommendations.

For two of the Named Executive Officers (Charles B. Lebovitz and Augustus N. Stephas), the Compensation Committee typically does not make annual bonus determinations in consideration of specific projects or activities, but rather in consideration of its subjective evaluation of the overall performance of the Company for the year and of such officers' contributions to such performance. For the other three Named Executive Officers (John N. Foy, Stephen D. Lebovitz and Farzana K. Mitchell), the determination of the maximum potential bonus for each officer in the annual compensation budget, as well as the determination of the amount of bonus ultimately paid, normally reflects consideration by both senior management (particularly Stephen D. Lebovitz) and the Compensation Committee of various factors related to the successful continuation and/or completion of development, financing, leasing and re-leasing, expansions, acquisitions, joint ventures and market transactions with respect to the Company and its properties, identified by senior management and the Compensation Committee as being within such executive's areas of responsibility. The material factors considered in making bonus determinations relative to such projects include successful completion of development projects (i.e., completion of project construction or phases of construction on multi-phased projects and grand openings); achievement of acceptable pro forma returns; achievement of lease up levels for new developments and maintaining and increasing occupancy levels in existing projects in the Company's portfolio; successful completion of financings (i.e., closing on financings and re-financings and enhancement of the Company's debt structure); successful closing of acquisitions of additional properties for the Company's portfolio; and successful completion of market transactions (i.e., issuances of additional equity securities and other market transactions). Since each of these factors may be significantly influenced by events affecting both the national economy and the local economies of the markets where our shopping centers are located, the degree of challenge presented to each officer in achieving successful performance may vary significantly from year to year, and may differ within a given year from that which was anticipated by the Compensation Committee in its initial budgeting for executive bonuses. Accordingly, the Compensation Committee's final decision on bonuses paid each year is based on its overall, qualitative evaluation of each officer's performance with regard to such factors in light of the Company's performance and the external factors (economic and otherwise) that impacted such performance during the year.

Changes may occur in the projects considered for each officer over the course of a given year, based on changes in the Company's development, acquisition, financing and market plans. Some changes may be due to internal considerations, while others may be due to changes in market factors beyond the control of the Company or its executives. Accordingly, while an executive's annual bonus typically is not increased beyond the level budgeted by the Compensation Committee, the final bonus payment may be decreased (or, for exceptional performance, increased within a level of allowable increases in the overall executive compensation budget), and the projects ultimately considered in determining each officer's annual bonus may differ from those utilized in setting the original budget based on changes in the Company's business plans during the year. These matters are reviewed by the Compensation Committee with senior management and revised as needed during the year, with final decisions typically made at the Compensation Committee's meeting during the fourth quarter. The final bonus payout for each Named Executive Officer is determined by the Compensation Committee based on the Committee's ultimate evaluation of such officer's performance during the year, but within the parameters of the approved executive compensation budget and giving such consideration as the Committee deems appropriate to the project-related matters and other factors described above.

For Named Executive Officers John N. Foy, Stephen D. Lebovitz and Farzana K. Mitchell, the projects among which the Compensation Committee allocates various components of their potential annual bonuses typically include the completion of acquisitions, closing of financing transactions, completion of phases of construction on development of shopping centers, completion and grand opening of shopping centers, completion of joint ventures and completion of securities offerings.

Pursuant to the criteria described above, the Company paid annual bonuses of $506,250 to John N. Foy, $506,250 to Stephen D. Lebovitz and $150,000 to Farzana K. Mitchell for performance during 2011. In determining the bonus paid to Mr. Foy, the Compensation Committee considered his overall contributions to the development projects opened by the Company during the year or under development at year end, as well as his overall contributions to the leadership of the Company's financing activities (including his roles in the amendments to strengthen the Company's credit lines and additional financing during the year as noted above) and to the Company's property sales and joint venture activities during 2011 (including the Company's successful joint venture transaction with TIAA-CREF that closed during the fourth quarter). In determining the bonus paid to Stephen D. Lebovitz, the Compensation Committee considered his direct contributions to the development projects opened by the Company during the year or under development at year end, as well as his overall contributions to the leadership of the Company's mall remodeling and expansion, financing and property sales and joint venture activities during 2011 (including in particular the financing and joint venture transactions noted above). In determining the bonus paid to Ms. Mitchell, the Compensation Committee considered her overall contributions to the leadership of the Company's financing activities, property sales and joint venture activities during 2011 (including in particular her role in developing the Company's ongoing liquidity plan and her oversight of the Company's significant insurance programs, as well as the financing and joint venture transactions noted above).

During the fourth quarter of 2011, in conjunction with its final decisions on executive bonuses for the year, the Compensation Committee determined to award cash bonuses for 2011 performance of $506,250 to Charles B. Lebovitz and $225,000 to Mr. Stephas. As noted above, the Compensation Committee does not make annual bonus determinations for these two officers with reference to consideration of specific projects or activities, but rather in consideration of its subjective evaluation of the overall performance of the Company for the year and of such officers' contributions to such performance.

The Compensation Committee customarily allows each officer who receives a bonus (including the Named Executive Officers) the choice of whether to have the bonus paid in cash or in unrestricted shares of the Company's Common Stock issued under the Stock Incentive Plan, as an additional means of encouraging equity ownership in the Company. The number of shares issued for any bonus that an officer elects to receive in Common Stock is determined based on the market value of the Common Stock on the date when such bonus becomes payable. For fiscal 2011, none of the Named Executive Officers elected to receive bonus payments in the form of Common Stock pursuant to this feature.

Restricted Stock Awards - The third principal element of annual compensation for the Company's officers (including the Named Executive Officers) normally consists of awards of restricted stock under the Company's Stock Incentive Plan. The Compensation Committee's objective in making restricted stock awards has been to increase the alignment of these executives' economic interests with the interests of the Company's stockholders, thereby supplementing the incentives provided by annual bonuses with additional incentives for such officers to manage the Company with a view towards maximizing long-term stockholder value.

Each year, management prepares and presents to the Compensation Committee a list of suggested amounts for the annual grant of restricted stock awards to employees, including the Named Executive Officers, under the Stock Incentive Plan. The recommended levels of restricted stock awards are based on historical levels of such awards in past years with increases or decreases that management has subjectively deemed appropriate based on the overall performance of the Company, and also taking into account such matters as potential dilution and the number of shares available for issuance under the Stock Incentive Plan. As with the base salaries and annual bonus awards discussed above, management does not utilize a formulaic approach in determining its recommendations. Both management and the Compensation Committee, however, set such awards with reference to the principle that the number of shares of restricted stock included in each annual grant should reflect the recipient's level of responsibility. The number of shares awarded is higher for individuals with greater responsibility and greater ability to influence the Company's performance. Accordingly, the three largest grants of restricted stock, on an annual basis, normally have been made to the Company's three most senior executive officers - Charles B. Lebovitz, Stephen D. Lebovitz and John N. Foy. In past years, the other Named Executive Officers typically have received grants of restricted stock commensurate with the amounts of such grants awarded to other Company executives at comparable levels of authority.

Management does not necessarily consider any specific element of the performance of a Named Executive Officer in recommending annual restricted stock grants but, rather, subjectively considers the overall performance of both the Company and the officer, the number of shares granted in the past, and the scope of authority of each Named Executive Officer. The Compensation Committee reviews and acts on management's recommendations based on its subjective evaluation of these same considerations. Ultimately, while the number of shares granted to each Named Executive Officer reflects consideration of both Company and individual officer performance, the most important elements that influence this decision are the Compensation Committee's judgment regarding the overall number of shares to be granted in a given year and the appropriate allocation of shares to individuals at different levels of responsibility.

In keeping with this philosophy, after reducing the February 2008 restricted stock awards by approximately 50% as compared to the levels granted during the prior two years and making no restricted stock awards in February 2009 based on the results experienced by the Company in the difficult economic environment of 2008, the Compensation Committee accepted senior management's recommendation that restricted stock awards should be made in February 2010 based on the Company's improved 2009 performance, but once again reduced by approximately 50% versus the grants typically made to individuals at comparable levels of seniority for years prior to 2007. As discussed above, in light of the further continued improvements in the Company's performance and outlook during 2010 and 2011, the Compensation Committee approved senior management's recommendation for significant increases in the restricted stock awards made to the Named Executive Officers based on performance during each of those years.

The resulting restricted stock awards to the Named Executive Officers in February 2011 and February 2012, in each case based on performance of the Company and the officer during the prior year, were as follows:

Named Executive Officer	February 2011 Restricted Stock Award	February 2012 Restricted Stock Award
Charles B. Lebovitz	Annual grant: 25,000 shares	Annual grant: 25,000 shares
John N. Foy	Annual grant: 25,000 shares	Annual grant: 25,000 shares
Stephen D. Lebovitz	Annual grant: 25,000 shares	Annual grant: 25,000 shares
Augustus N. Stephas	Annual grant: 10,000 shares	Annual grant: 12,500 shares
Farzana K. Mitchell	Annual grant: 10,000 shares	Annual grant: 12,500 shares

2011 “Say-on-Pay” Advisory Vote on Executive Compensation

The Company provided stockholders a “say on pay” advisory vote on its executive compensation in 2011 under recently adopted Section 14A of the Exchange Act. At our 2011 annual meeting, stockholders expressed substantial support for the compensation of our NEOs, with approximately 98% of the votes cast favoring approval of the “say on pay” advisory vote on executive compensation. The Company's Board of Directors, including all members of the Compensation Committee, evaluated the results of the 2011 advisory vote at its August 2011 meeting. The Compensation Committee also considered the other factors discussed in this Compensation Discussion and Analysis in evaluating the Company's executive compensation programs. While each of these factors bore on the Compensation Committee's decisions regarding our NEOs' compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2011 “say on pay” advisory vote. In accordance with the preference expressed by stockholders concerning the frequency of future “say on pay” advisory votes at the 2011 annual meeting, the Company's Board of Directors has determined that our stockholders should hold such votes on an annual basis.

Effect of Regulatory Requirements on Executive Compensation.

Section 162(m) Issues. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a $1,000,000 ceiling on a publicly traded corporation's federal income tax deduction for compensation paid in a taxable year to the corporation's chief executive officer and certain other executive officers. This limitation does not apply to any compensation that satisfies certain requirements to be treated as “performance-based compensation” under Section 162(m) and the related regulations.

Because substantially all of the services performed by the Company's executive officers are rendered on behalf of our Operating Partnership and/or the Management Company, our executive officers receive all of their compensation as employees of the Management Company. We believe that the compensation paid to our executive officers is not subject to Section 162(m) of the Code to the extent such compensation is attributable to services rendered for the Operating Partnership and/or the Management Company. Further, since we have elected to qualify as a REIT under the Code, we generally will not be subject to federal income tax. Thus, the deduction limit contained in Section 162(m) of the Internal Revenue Code for compensation paid to CEOs and certain other executive officers of public corporations is not material to the design and structure of our executive compensation program.

Section 409A. Section 409A of the Code generally affects the federal income tax treatment of most forms of deferred compensation (subject to limited grandfathering for certain deferred compensation arrangements in place on or prior to October 3, 2004) by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income. Management and the Compensation Committee consider the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to the Company's executive officers and other employees.

Summary Compensation Table

The following table sets forth information regarding the compensation of the Company's Named Executive Officers (as determined pursuant to SEC rules) for the Company's fiscal years ended December 31, 2009, 2010 and 2011:

Summary Compensation Table (1)
Name and Principal Position(2)	Year	Salary($) (3)	Bonus($) (3)	Stock Award(s) ($) (5)	All Other Compensation ($) (6)	Total Compensation ($)
Charles B. Lebovitz, Chairman of the Board	2011	592,833	506,250	436,625	6,125	1,541,833
	2010	592,833	337,500	77,363	6,125	1,013,821
	2009	596,836	337,500	—	6,125	940,461
John N. Foy, Vice Chairman of the Board, Chief Financial Officer, Treasurer and Secretary	2011	526,320	506,250	436,625	6,125	1,475,320
	2010	526,320	337,500	77,363	6,125	947,308
	2009	532,906	337,500	—	6,125	876,531
Stephen D. Lebovitz, Director, President and Chief Executive Officer	2011	525,000	506,250	436,625	6,125	1,474,000
	2010	525,000	337,500	154,725	6,125	1,023,350
	2009	525,000	337,500	—	6,125	868,625
Augustus N. Stephas, Executive Vice President and Chief Operating Officer(4)	2011	496,600	225,000	174,650	6,125	902,375
	2010	496,600	150,000	56,733	6,125	709,458
	2009	496,600	150,000	—	6,125	672,725
Farzana K. Mitchell, Executive Vice President - Finance	2011	470,000	150,000	174,650	4,170	798,820
	2010	470,000	100,000	56,733	4,245	630,978
	2009	470,000	100,000	—	4,223	574,223

___________________________

(1)	All compensation cost resulting from amounts paid to the Named Executive Officers as shown in this table is recognized by the Management Company, which is a taxable REIT subsidiary of the Company.

(2)	The position shown represents the individual's position with the Company and the Management Company.

(3)
Each of Charles B. Lebovitz and John N. Foy elected to receive a portion of their salary and/or bonus compensation payable with respect to 2009 in the form of fully vested, unrestricted shares of the Company's Common Stock issued pursuant to agreements entered into under the Stock Incentive Plan, which provided that the amounts representing annual increases over each of such officers' base salaries since 1995 (net of the dollar amounts withheld for taxes) were paid in quarterly installments (generally on the last business day of each quarter) in the form of the Company's Common Stock rather than cash, with the number of shares issued in payment of each such quarterly installment determined based on application of the market price for the Common Stock on the last trading day in each of the three months during the quarter to the amount of salary accrued during each such month. During 2009, each of these Named Executive Officers also received shares under these arrangements based on the interaction of the terms of these agreements and the Company's election to pay a portion of its Common Stock dividend for the first quarter of 2009 in shares of the Company's Common Stock. These agreements were terminated, with the approval of the Compensation Committee, effective December 31, 2009. The aggregate amount of salary and bonus compensation paid in this manner for each of such officers during 2009 was as follows: Charles B. Lebovitz - $154,059 of salary and John N. Foy - $218,530 of salary. Each of the Named Executive

Officers also elected to contribute a portion of his or her salary to the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) during 2009, 2010 and 2011.

(4)
Salary and Bonus amounts reported for Mr. Stephas for the years 2009, 2010 and 2011 do not include $20,000 received in each such year representing compensation for services rendered by Mr. Stephas to CBL's Predecessor, for which amounts the Company is fully reimbursed by CBL's Predecessor.

(5)
We report all equity awards at their full grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. For awards of Common Stock, such value is calculated based on the NYSE market price for shares of our Common Stock subject to the award on the grant date for the award. Generally, the aggregate grant date fair value represents the amount that the Company expects to expense in its financial statements over the award's vesting schedule and does not correspond to the actual value that will be realized by each Named Executive Officer. For additional information, refer to Note 16 - Share-Based Compensation in the Company's audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

(6)	For fiscal years 2009, 2010 and 2011, amounts shown represent matching contributions by the Management Company under the 401(k) Plan.

2011 Grants of Plan-Based Awards

Name of Executive	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Charles B. Lebovitz	2/7/2011	25,000 (1)	436,625
John N. Foy	2/7/2011	25,000 (1)	436,625
Stephen D. Lebovitz	2/7/2011	25,000 (1)	436,625
Augustus N. Stephas	2/7/2011	10,000 (1)	174,650
Farzana K. Mitchell	2/7/2011	10,000 (1)	174,650

________________________

(1)	Represents an award of shares of restricted stock to each such officer under the Stock Incentive Plan, with the additional terms and conditions described in the narrative presented below.

(2)	Represents the grant date fair value of these stock awards, calculated as described in footnote (5) to the Summary Compensation Table above.

Additional Information Concerning Compensation Reported Above

The following discussion presents additional information relevant to the compensation reported above for each of the Named Executive Officers in the Summary Compensation Table and the 2011 Grants of Plan-Based Awards Table.

Quarterly Deferred Compensation Arrangements for Two Named Executive Officers

As described in the footnotes to the Summary Compensation Table, during 2009 each of Charles B. Lebovitz and John N. Foy were parties to agreements entered into under the Stock Incentive Plan, dated as of January 1, 2004, pursuant to which the amounts representing annual increases to each of such officers' base salaries since 1995 (net of the dollar amounts withheld for taxes) were paid in quarterly installments (generally on the last business day of each quarter) in the form of the Company's Common Stock rather than cash, with the number of shares issued in payment of each such quarterly installment determined based on application of the market price for the Common Stock on the last trading day in each of the three months during the quarter to the amount of salary accrued during each such month. As noted above, these arrangements were terminated, with the approval of the Compensation Committee, effective December 31, 2009.

Bonus Arrangements for Named Executive Officers

The terms of the bonus arrangements for the Named Executive Officers for fiscal 2011 are described above in the “Compensation Discussion and Analysis” section. Each officer who received a bonus had the option of electing whether to have his or her bonus paid in cash or in shares of the Company's Common Stock pursuant to the terms of the Stock Incentive Plan. The number of shares issued with respect to any bonus that an officer elects to receive in Common Stock is determined based on the market value of the Common Stock on the date when such bonus becomes payable. As reflected above, no Named Executive Officer elected to receive his or her bonus in Common Stock in fiscal 2011.

Terms of Restricted Stock Grants to Named Executive Officers

As described above in the “Compensation Discussion and Analysis” section, during the first quarter of 2009 the Compensation Committee accepted the recommendation of the Company's senior management that no restricted stock awards should be made with respect to the Company's 2008 performance. During February 2010, however, the Compensation Committee determined, based on management's recommendations, to grant shares of restricted stock with respect to performance during 2009 to a wide range of management employees, including the Named Executive Officers, and also simultaneously granted additional shares of restricted stock to certain executive officers in recognition of promotions that took effect January 1, 2010. During February 2011 and February 2012, again based on management's recommendations, the Compensation Committee determined to grant shares of restricted stock with respect to performance during 2010 and 2011, respectively, to a wide range of management employees, including the Named Executive Officers. As in prior years, the terms of each award of restricted shares of Common Stock granted to the Named Executive Officers in 2010, 2011 and 2012 provide for the following terms:

•
The recipient of the award generally has all of the rights of a stockholder during the vesting/restricted period, including the right to receive dividends on the same basis and at the same rate as all other outstanding shares of Common Stock and the right to vote such shares on any matter on which holders of the Company's Common Stock are entitled to vote.

•	The shares generally are not transferable during the restricted period, except for any transfers which may be required by law (such as pursuant to a domestic relations order).

•
If the Named Executive Officer's employment terminates during the restricted period for any reason other than death, disability, or retirement after reaching age 70 with at least 10 years of continuous service, the award agreements provide that any non-vested portion of the restricted stock award is immediately forfeited by such officer.

•
If employment terminates during the restricted period due to death or disability (as defined in the award), or due to the Named Executive Officer having retired after reaching age 70 and having maintained at least 10 years of continuous employment with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested as of such date shall immediately become fully vested in the officer or his estate, as applicable.

•	The restrictions expire with respect to 20% of the shares granted to each Named Executive Officer annually beginning on the first anniversary of the date of grant.

The terms of the restricted stock awards to the Named Executive Officers are substantially identical (except as to the number of shares subject to each such award) to the terms of all other annual restricted stock awards granted to employees under the Stock Incentive Plan in February 2010, February 2011 and February 2012.

Risks Arising From Design of Compensation Programs

Both senior management and the Compensation Committee believe that the design of the Company's compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks, and that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. Factors supporting these conclusions include, among others, the following:

•
Both annual performance bonuses and grants of restricted stock awards under our Stock Incentive Plan are not automatic, but are granted in the discretion of senior management and the Compensation Committee and are subject to downward adjustment as the Compensation Committee or management may deem appropriate.

•
As noted above, our Board of Directors requires approval by the Board (or a committee thereof) of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts, thereby limiting the risks to which employees, or even senior management, may expose the Company without higher-level Board review. Company policy also provides similar checks against the creation of risk by compensation-based incentives at the operational level - such as a procedure that employees compensated based in part on leasing results may have the authority to negotiate new and renewal lease terms, but the authority to approve and execute the leases rests with a higher level of management whose compensation is not subject to the same incentives.

•
Due to the scope of their authority, risk-related decisions concerning the Company's business are primarily under the control of our executive officers. As discussed above, we maintain stock ownership guidelines for all executive officers - supported by the features of our compensation programs that encourage our executives to achieve and maintain a significant proprietary interest in the Company. These guidelines tend to align our senior executives' long-term interests with those of our stockholders and serve as a disincentive to behavior that is focused only on the short-term and risks material harm to the Company.

Non-Competition Arrangements

Pursuant to agreements entered into at the time of the Company's initial public offering in November 1993, each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz has agreed to refrain from competing with the Company until two years from the date of termination of his employment. Prohibited competition includes any participation in the development, improvement or construction of any shopping center project, acquiring any interest in a shopping center project or acquiring vacant land for development as a shopping center project. Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz are, however, permitted to hold certain investments which they owned prior to completion of the Company's initial public offering in November 1993, and to hold passive investments equal to less than 1% of the outstanding securities of any publicly traded company.

2011 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Charles B. Lebovitz	—	—	—	—	34,000 (3)	533,800
John N. Foy	32,000	—	18.2675	5/7/2012	34,000 (3)	533,800
Stephen D. Lebovitz	—	—	—	—	40,000 (4)	628,000
Augustus N. Stephas	10,800	—	18.2675	5/7/2012	15,100 (5)	237,070
Farzana K. Mitchell	—	—	—	—	15,000 (6)	235,500

________________________

(1)
The Company has not granted any stock options since 2002. All option awards reflected in the table vest in 20% increments on each of the first through fifth anniversaries of their date of grant and expire on the tenth anniversary of their date of grant; accordingly, all of the options reflected in the table are now fully vested.

(2)
Except as otherwise noted, all of these shares were issued as part of the Company's annual restricted stock grants to officers and other key employees under the Stock Incentive Plan. Shares issued pursuant to each such annual restricted stock grant vest in 20% increments on each of the first through fifth anniversaries of their date of grant. Market value shown for all unvested shares of restricted stock is based on the closing price for the Company's Common Stock on the NYSE on the last trading day of fiscal 2011 (December 30) of $15.70 per share.

(3)
Such shares were issued as part of the annual restricted stock grants described in Note (2) above, and vest as follows: 1,500 shares vested on February 6, 2012, and 1,500 additional shares will vest on February 6, 2013; 1,500 shares vested on February 2, 2012 and 1,500 additional shares will vest on February 2 in each of the years 2013, 2014 and 2015; and 5,000 shares vested on February 7, 2012 and 5,000 additional shares will vest on February 7 in each of the years 2013, 2014, 2015 and 2016.

(4)
Such shares were issued as part of the annual restricted stock grants described in Note (2) above, and vest as follows: 1,500 shares vested on February 6, 2012, and 1,500 additional shares will vest on February 6, 2013; 3,000 shares vested on February 2, 2012 and 3,000 additional shares will vest on February 2 in each of the years 2013, 2014 and 2015; and 5,000 shares vested on February 7, 2012 and 5,000 additional shares will vest on February 7 in each of the years 2013, 2014, 2015 and 2016.

(5)
Such shares were issued as part of the annual restricted stock grants described in Note (2) above, other than a one-time grant of 500 shares in November 2007 related to Mr. Stephas' 2007 promotion to Chief Operating Officer, and vest as follows: 300 shares vested on February 6, 2012, and 300 additional shares will vest on February 6, 2013; 100 shares will vest on November 5, 2012; 1,100 shares vested on February 2, 2012 and 1,100 additional shares will vest on February 2 in each of the years 2013, 2014 and 2015; and 2,000 shares vested on February 7, 2012 and 2,000 additional shares will vest on February 7 in each of the years 2013, 2014, 2015 and 2016.

(6)
Such shares were issued as part of the annual restricted stock grants described in Note (2) above, and vest as follows: 300 shares vested on February 6, 2012, and 300 additional shares will vest on February 6, 2013; and 1,100 shares vested on February 2, 2012 and 1,100 additional shares will vest on February 2 in each of the years 2013, 2014 and 2015; and 2,000 shares vested on February 7, 2012 and 2,000 additional shares will vest on February 7 in each of the years 2013, 2014, 2015 and 2016.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Charles B. Lebovitz	—	—	6,000	106,410
John N. Foy	32,000	103,120	6,000	106,410
Stephen D. Lebovitz	—	—	7,500	132,330
Augustus N. Stephas	—	—	1,800	36,598
Farzana K. Mitchell	—	—	1,700	35,106

__________________________

(1)
For option exercises during 2011, amounts shown represent the aggregate sum of the difference between the closing price of the Company's Common Stock on the NYSE on the date that each option was exercised and the option exercise price, times the number of shares underlying the exercised options.

(2)	All of such shares were received pursuant to restricted stock awards which vested during fiscal 2011.

(3)
For vesting of restricted stock awards during 2011, amounts shown are based on the closing market price for the Company's Common Stock on the NYSE on the respective dates when each installment vested (or on the immediately preceding trading day, if such date was not a business day). As each installment vests, the officer may choose either (A) to sell all (or some portion) of the underlying shares immediately following the vesting date or (B) to hold all (or some portion) of the underlying shares indefinitely or for sale at a later date. Accordingly, such amounts do not correspond to the actual value that will be realized by each Named Executive Officer.

Potential Payments Upon Termination

Except for the noncompetition arrangements described above, the Named Executive Officers do not have any employment, severance or change of control agreements with the Company. Accordingly, except for certain impacts on outstanding equity awards, such officers will not receive compensation in connection with any termination of employment due to death, disability, retirement or any other reason, except for such benefits as are available generally to all salaried employees under the Company's 401(k) Plan, insurance and other benefits programs (including the Company's current policy on continuation of medical benefits for certain retirees, as described below).

Impact of Death, Disability or Retirement on Outstanding Awards Under the Stock Incentive Plan

All of the outstanding options granted to the Named Executive Officers under the Stock Incentive Plan provide that if the grantee's employment terminates without “Cause” or by reason of death, the option may be exercised by the grantee's estate or representative for up to one year thereafter, but only to the extent that it was vested/exercisable on the date of such termination. In the case of a termination of employment due to disability or retirement, such options provide that they generally may be exercised by the grantee or the grantee's representative for up to three years following such event, but only to the extent that they were vested/exercisable on the date of termination. Unless otherwise determined by the Compensation Committee, the Stock Incentive Plan defines “Cause” for such purpose to mean (i) a felony conviction under applicable Federal or state law, (ii) dishonesty in the course of the optionee's employment duties or (iii) willful failure on the part of the optionee to perform his duties in any material respect.

Restricted stock awards made to the Named Executive Officers in 2004 and subsequent years provide that if the grantee's employment terminates by reason of death or disability, any portion of the award that is not vested on the date of such termination shall immediately vest in the grantee or the grantee's estate.

“Disability” for these purposes generally means the employee's complete and permanent disability as defined by the Company's health insurance plans or as otherwise defined by the Company from time to time.

Beginning with the 2006 restricted stock grants, the Company has added a provision which states that, if the grantee's employment terminates due to retirement after reaching age 70 and having maintained at least 10 years of continuous employment with the Company, its subsidiaries or affiliates, any portion of the award that is not vested as of such date shall immediately vest in the grantee.

Based on the foregoing, the following table summarizes the intrinsic value (that is, the value based on the Company's stock price, and in the case of options, the Company's stock price minus the exercise price) of all equity awards that each of the Named Executive Officers would have been entitled to retain if he or she had retired, died or become disabled, assuming that such event occurred as of December 31, 2011 (and using the NYSE closing price of $15.70 per share on December 30, 2011, the last trading day of the year):

Name	Termination Due to Retirement		Termination Due to Death/Disability
	Options ($)	Restricted Stock Grants ($)	Options ($)	Restricted Stock Grants ($)
Charles B. Lebovitz	—	533,800 (1)	—	533,800
John N. Foy	- (2)	—	- (2)	533,800
Stephen D. Lebovitz	—	—	—	628,000
Augustus N. Stephas	- (2)	—	- (2)	237,070
Farzana K. Mitchell	—	—	—	235,500

(1)
Since Charles B. Lebovitz is the only Named Executive Officer to have attained age 70 with 10 years of continuous employment with the Company as of December 31, 2011, no other Named Executive Officer would have retained any unvested shares of restricted stock if he had retired as of such date.

(2)
Although Mr. Foy held exercisable options to purchase a total of 32,000 shares of Common Stock and Mr. Stephas held exercisable options to purchase a total of 10,800 shares of Common Stock as of December 31, 2011, the exercise price applicable to all such options exceeded the then-current market price for the Common Stock.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of each director not employed by the Company (a “Non-Employee Director”) for the Company's fiscal year ended December 31, 2011. Directors who are employees of the Company do not receive any separate compensation for service in their capacity as a director.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Gary L. Bryenton	56,875	13,384	—	70,259
Thomas J. DeRosa	57,875	13,384	—	71,259
Matthew S. Dominski	62,875	13,384	—	76,259
Leo Fields (1)	26,875	13,384	—	40,259
Gary J. Nay (1)	33,000	18,580	—	51,580
Kathleen M. Nelson	54,875	13,384	—	68,259
Winston W. Walker	87,875	13,384	—	101,259
_________________________

(1)
Director Leo Fields retired as a director of the Company, effective as of the date of the 2011 Annual Meeting. Gary J. Nay was nominated by the Board of Directors for election at the Company's 2011 Annual Meeting to fill the Board vacancy created by Mr. Fields' retirement.

(2)
This column reports the aggregate amount of all cash compensation earned by each Non-Employee Director during 2011 for Board and committee service, determined as described below under “Additional Information Concerning Director Compensation.”

(3)
This column represents the grant date fair value of stock awards granted to the Non-Employee Directors under the Stock Incentive Plan in 2011, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. During 2011, each Non-Employee Director (other than Gary J. Nay) was granted 750 shares of restricted Common Stock under the Stock Incentive Plan, having a grant date fair value of $17.845 per share, which was the average of the high and low price of the Company's Common Stock as reported on the NYSE on January 3, 2011. Director Gary J. Nay was granted 1,000 shares of restricted Common Stock in connection with his initial election to the Board, having a grant date fair value of $18.58 per share, which was the average of the high and low price of the Company's Common Stock as reported on the NYSE on May 2, 2011. For more information, refer to Note 16 - Share-Based Compensation in the Company's audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC. The grant date fair value represents the amount that the Company expects to expense in its financial statements over the vesting schedule for these awards and does not correspond to the actual value that will be realized by each Non-Employee Director. The aggregate number of outstanding shares of restricted Common Stock held by each Non-Employee Director as of December 31, 2011 (other than Non‑Employee Director Leo Fields, who retired from the Board in May 2011) was as follows: Gary L. Bryenton - 5,450 shares; Thomas J. DeRosa - 1,750 shares; Matthew S. Dominski - 4,750 shares; Gary J. Nay - 1,000 shares; Kathleen M. Nelson - 2,500 shares; and Winston W. Walker - 5,450 shares.

(4)
The Company did not grant any stock options during 2011. The aggregate number of shares of Common Stock subject to outstanding options held by each incumbent Non-Employee Director as of December 31, 2011 was as follows: Gary L. Bryenton -2,000 shares; Thomas J. DeRosa -none; Matthew S. Dominski - none; Gary J. Nay - none; Kathleen M. Nelson - none; and Winston W. Walker - none.

Additional Information Concerning Director Compensation

Both the Company's senior management and the Compensation Committee intend for the compensation of the Company's Non-Employee Directors to be competitive and reasonable in relation to the directors' responsibilities for supervising the overall management and policies of the Company, and in relation to the compensation of Non-Employee Directors at the same group of peer companies reviewed by the Compensation Committee in setting base salaries for the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers). Additional compensation is provided to non-employee directors who serve on the Executive Committee, and to the Chairman of the Audit Committee, in recognition of the additional workload undertaken by such directors. While senior management and the Compensation Committee periodically review the compensation paid to the Non-Employee Directors, the Company typically has not adjusted such compensation on an annual basis, but only when senior management and the Compensation Committee decide that such review indicates that adjustments may be warranted. As in the case of the Compensation Committee's review of executive salaries at the peer companies discussed above, such review is only intended to provide the Compensation Committee with a general understanding of whether the Company's compensation of its outside directors is competitive for purposes of attracting and retaining well-qualified individuals to serve as Non-Employee Directors of the Company. As in the case of executive officer compensation, the Compensation Committee does not set specific competitive compensation objectives or otherwise engage in any formal “benchmarking” comparisons of the compensation of the Company's directors against that of directors of the peer companies considered. The equity component of director compensation, as described under “Director Compensation” herein, in conjunction with the Company's stock ownership guidelines for non-employee directors, is intended by the Compensation Committee to align the interests of the non-employee directors with those of the Company's stockholders by ensuring that they attain and maintain a significant proprietary interest in the Company.

In February 2011, upon the recommendation of the Company's Compensation Committee, the Board of Directors voted to make the adjustments summarized below to the cash portion of the Company's compensation arrangements for each Non‑Employee Director, which had not been adjusted since November 2007. The column listing fees payable prior to January 1, 2011 reflects the fees paid to Non‑Employee Directors that were in effect during all of 2010, while the column for fees effective as of January 1, 2011 summarizes the new fee arrangements, following the February 2011 Compensation Committee and Board actions:

Description	Amount of Fee Prior to January 1, 2011 ($)	New Fees Effective January 1, 2011 ($)
Annual Fee for each Non-Employee Director	30,000	30,000
Meeting Fee for each Board, Compensation Committee, Nominating/Corporate Governance Committee or Audit Committee Meeting Attended*	1,750	2,000
Monthly Fee for each Non-Employee Director Who Serves as a Member of the Executive Committee (in lieu of Executive Committee Meeting Fees)	875	1,000
Monthly Fee for the Audit Committee Chairman*	2,250	2,750
Fee for each Telephonic Board or Committee Meeting	875	1,000

*The Non-Employee Director who serves as Chairman of the Audit Committee receives a monthly fee in lieu of meeting fees for his participation on the Audit Committee.

Each Non-Employee Director also receives reimbursement of expenses incurred in attending meetings.

Prior to the amendment of the Company's Stock Incentive Plan in May 2011, it provided that, for each fiscal year of the Company, Non-Employee Directors also receive either an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 1,000 shares of restricted Common Stock of the Company. For 2010, each Non-Employee Director received 750 shares of restricted Common Stock of the Company with a fair value (on the date of grant, January 3, 2011) of $17.845 per share, which was the average of the high and low price of the Company's Common Stock as reported on the NYSE on January 3, 2011. The restrictions on shares of Common Stock received by the Non-Employee Directors set forth in the Stock Incentive Plan provided that such shares may not be transferred during the Non-Employee Director's term and for one year thereafter. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors (i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director's conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) are non-transferable.

Upon adoption of the First Amendment to the Company's Stock Incentive Plan in May 2011, the provisions described above were amended such that (i) for each fiscal year of the Company, Non-Employee Directors will now receive either an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 2,500 shares of restricted Common Stock of the Company and (ii) the restrictions on shares of Common Stock received by the Non-Employee Directors set forth in the Second Amended and Restated Stock Incentive Plan now provide that such shares may not be transferred during the Non-Employee Director's term and, upon a Non-Employee Director ceasing to be a member of the Board, all transfer restrictions concerning such Non-Employee Director Shares shall immediately be removed, and such shares shall thereupon be freely transferrable by the Non-Employee Director or by his or her estate or legal representative, as applicable. For 2011, each Non-Employee Director received 2,500 shares of restricted Common Stock of the Company with a fair value (on the date of grant, January 3, 2012) of $16.105 per share, which was the average of the high and low price of the Company's Common Stock as reported on the NYSE on January 3, 2012.

In addition, any person who becomes a Non-Employee Director will, upon joining the Board of Directors, receive an initial grant of 1,000 shares of restricted Common Stock under the Stock Incentive Plan, having the same terms and restrictions as the other Non-Employee Director grants described above. During 2011, Gary J. Nay was granted 1,000 shares of restricted Common Stock in connection with his initial election as a Non-Employee Director, having a grant date fair value of $18.58 per share, which was the average of the high and low price of the Company's Common Stock as reported on the NYSE on May 2, 2011.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Matthew S. Dominski (Chairman), Thomas J. DeRosa, Gary J. Nay and Winston W. Walker. None of the members of the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries and each member of the Compensation Committee is an Independent Director.

No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company or its subsidiaries) with which any member of the Compensation Committee, or any other director of the Company, is affiliated.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee of the Board of Directors of the Company currently is composed of four Independent Directors, Matthew S. Dominski (Chairman), Thomas J. DeRosa, Gary J. Nay and Winston W. Walker. The Compensation Committee operates under an amended and restated written charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is available and can be accessed in the “Investing - Board Committees” section of the Company's website at cblproperties.com. The Company's Board of Directors has determined that each of the members of the Compensation Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

The Compensation Committee has reviewed and discussed with Management of the Company the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K and presented elsewhere in this Proxy Statement.

Based on the Compensation Committee's review and discussions referred to above, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company's Proxy Statement for its 2012 Annual Meeting and in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

COMPENSATION COMMITTEE
Matthew S. Dominski (Chairman)
Thomas J. DeRosa
Gary J. Nay
Winston W. Walker

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors of the Company currently is composed of four Independent Directors, Winston W. Walker (Chairman), Gary L. Bryenton, Thomas J. DeRosa and Matthew S. Dominski. The Audit Committee operates under an amended and restated written charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is available and can be accessed in the “Investing - Board Committees” section of the Company's website at cblproperties.com. The Company's Board of Directors has determined that each of the members of the Audit Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

Management is responsible for the Company's internal controls and financial reporting process. The Company's independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon, as well as expressing an opinion on the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with Management and the Company's independent auditors. Management reported to the Audit Committee that the Company's consolidated financial statements for the Company's 2011 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with Management and the Company's independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Interim Auditing Standard AU Section 380 (Communication with Audit Committees).

The Company's independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors' communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their firm's independence. The Audit Committee considered whether the provision of services by the independent auditors (other than audit services) is compatible with maintaining the independent auditors' independence.

Pursuant to the mandates of the Sarbanes-Oxley Act of 2002, the Company's Board of Directors has determined that Winston W. Walker, an Independent Director and Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as such term is defined by the SEC.

Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC and provide in such Annual Report on Form 10-K the disclosure of Winston W. Walker as an “audit committee financial expert”.

AUDIT COMMITTEE
Winston W. Walker (Chairman)
Gary L. Bryenton
Thomas J. DeRosa
Matthew S. Dominski

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

The Company's Bylaws provide that any contract or transaction (i) between the Company or any entity (such as the Operating Partnership) for which it serves as a general partner, and one or more directors or officers of the Company or (ii) between the Company or any such entity and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by a majority of the Independent Directors (excluding any director who has an interest in the matter) or by the Company's stockholders, after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them. The Company's Code of Business Conduct also contains provisions governing the approval of certain transactions involving the Company and employees (or immediate family members of employees, as defined therein) that are not subject to the provision of the Bylaws described above. The application of these provisions to the review and approval of those transactions and relationships reported for fiscal 2011 is described in pertinent detail below.

During the first quarter of 2012, the Audit Committee and Independent Directors approved the enhancement of the Company's historical procedures concerning these matters by adopting a new Related Party Transactions Policy that includes the following material features:

•
The policy applies to any transaction in which (i) the Company or the Operating Partnership or any subsidiary of either of them, is a participant and (ii) any “Related Person” (as defined by applicable SEC rules) has a direct or indirect material interest.

•
The policy expressly excepts from its approval and ratification requirements certain ordinary course transactions - including employee and director compensation, the redemption of Operating Partnership interests pursuant to CBL Rights (as described below) and any transactions aggregating to less than $10,000 per Related Person per year.

•
The policy establishes procedures for the collection and analysis of information concerning Related Person transactions and for quarterly reporting by the Disclosure Committee to the Audit Committee and the Independent Directors concerning all transactions determined to be subject to the policy.

•
The Audit Committee will then determine whether to recommend the transaction (or annual budget for a series of similar transactions, as applicable) be ratified or approved by the Independent Directors (excluding participation by any director with an interest therein). The Audit Committee will only make such recommendation if, upon review of all material terms of the transaction, it determines that (i) the transaction is in, or is not inconsistent with, the best interests of the Company, and (ii) the terms of such transaction are at least as favorable to the Company as could be obtained from an unrelated third party. If a majority of the Independent Directors vote to accept a positive recommendation of the Audit Committee, the transaction (or annual budget) is approved under the policy; provided, however, that transactions involving a Related Person who has such status solely due to being a 5% shareholder, where officers, directors and their family members have no interest in such transaction, may be approved under the Company's regular Board procedures.

•
Transactions involving construction, development and renovation projects between the Company and EMJ Corporation, a major national construction company that has built substantially all of the properties developed by the Company, are subject to additional approval criteria under the policy, as described below in the discussion of such transactions under “Affiliated Entities.”

•	Approval or ratification of a transaction under the policy does not supersede applicable requirements of the Company's Bylaws or Code of Business Conduct.

Management Company and Management Agreement

The Company is party to a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company's properties. The Management Company also provides management services for certain properties owned by CBL's Predecessor and certain other third parties for which the Management Company is paid a management fee. See “Retained Property Interests.” The following individuals, collectively, own 100% of the equity interests in CBL's Predecessor: Charles B. Lebovitz (49.50%); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (9.87%), Michael I. Lebovitz (9.87%), Alan L. Lebovitz (6.38%), and Beth Lebovitz-Backer (6.38%)); John N. Foy (12.00%); and Ben S. Landress (6.00%). The Operating Partnership owns 100% of the Management Company's outstanding preferred stock and common stock.

Operating Partnership Agreement; CBL Rights

The Company, through subsidiaries, serves as the sole general partner of the Operating Partnership and owned, as of March 9, 2012, 148,559,831 common partnership units, representing a 1.0% interest as the sole general partner and a 77.1% interest as a limited partner for an aggregate 78.1% interest in the Operating Partnership. As of March 9, 2012, CBL's Predecessor owned 15,729,378 common partnership units, representing an 8.3% limited partner interest in the Operating Partnership and CBL's Predecessor also owned 3,179,169 shares of the Company's Common Stock, for a combined total interest of 9.9% in the Operating Partnership. Certain executive and senior officers also own common partnership units and shares of Common Stock, resulting in a combined total ownership interest by management and CBL's Predecessor of 13.8% in the Company. See “Security Ownership of Certain Beneficial Owners and Management” above for information concerning such holdings by the Company's directors and executive officers as of March 9, 2012.

Pursuant to the Operating Partnership Agreement, the limited partners possess CBL Rights, consisting of the right to exchange all or a portion of their Common Units or Special Common Units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company's election. The CBL Rights may be exercised at any time and from time to time to the extent that, upon exercise of the CBL Rights, the exercising party shall not beneficially or constructively own shares of Common Stock in excess of the applicable share ownership limits set forth in the Company's Certificate of Incorporation. The Company, however, may not pay in shares of Common Stock to the extent that this would result in a limited partner beneficially or constructively owning in the aggregate more than its applicable ownership limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company's qualification as a REIT for tax purposes.

The number of shares of Common Stock received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the equivalent number of partnership units owned by the limited partners on a one-for-one basis and the amount of cash received by the limited partners upon such exercise, if the Company elects to pay cash, will be based upon the market price of the shares of Common Stock at the time of exercise.

CBL Rights will expire in November 2043 if not exercised prior to that date.

Retained Property Interests

CBL's Predecessor owns interests in outparcels at certain of the Company's malls and a 21.25% minority interest in Jacksonville Avenues Limited Partnership (“the Avenues”), the majority interest of which is owned by third parties. A portion of the annual property insurance premiums paid by the Avenues is paid to a captive insurance subsidiary that is wholly owned by the Operating Partnership. Such payments, which totaled $294,769 in 2011, were reviewed and approved by the Company's Lead Independent Director. The properties retained by CBL's Predecessor, other than the Avenues, which is managed by a third party, are managed and leased by the Management Company, which receives a fee for its services pursuant to property management agreements that were in place prior to the Company's initial public offering in November 1993. Accordingly, these agreements were not subject to review under the procedures prescribed in the Company's Bylaws since they predate the adoption of the Bylaws, and their existence was disclosed in the

Company's initial public offering prospectus and has been continually disclosed to investors in the Company's periodic reports filed with the SEC since that time. During fiscal year 2011, CBL's Predecessor paid the Management Company approximately $267,000 under such arrangements.

These property management and insurance arrangements are expected to continue on substantially similar terms, with management fees paid on the same basis, during fiscal year 2012.

Certain Joint Ventures

On October 24, 2005, affiliates of the Company and of JRI entered into a definitive agreement to form a 50/50 joint venture to own Triangle Town Center and its associated and lifestyle centers, Triangle Town Place and Triangle Town Commons, in Raleigh, NC. Under the terms of the joint venture agreement, the Company assumed management, leasing and any future development responsibilities for the property, and is required to fund any additional equity necessary for capital expenditures, including future development or expansion of the property, and any operating deficits of the joint venture. The Company has guaranteed funding of such items up to a maximum of $50 million. The Company receives fees for management, leasing and financing services for the property pursuant to a property management agreement, and the joint venture's profits are allocated 50/50 to JRI and the Company. The Company is entitled to receive a preferred return on its invested capital in the joint venture and will, after payment of such preferred return and repayment of the Company's invested capital, and repayment of the balance of Jacobs' equity, share equally with JRI in the joint venture's cash flows. Pursuant to the terms of the joint venture, during 2011 the Company contributed $748,000 in accordance with its funding obligations and received total distributions of $71,000, and JRI did not make any additional capital contributions or receive any distributions.

On April 27, 2005, affiliates of the Company and JRI formed a joint venture for the development of Gulf Coast Town Center in Lee County (Ft. Myers/Naples), Florida. Under the terms of the joint venture arrangement, the Company acquired a 50% interest in the joint venture, and will provide any additional equity necessary to fund the development of the property, as well as to fund up to an aggregate of $30.0 million of any operating deficits of the joint venture. The Company is entitled to receive a preferred return on its invested capital in the joint venture and will, after payment of such preferred return and repayment of the Company's remaining invested capital of $7.5 million, share equally with JRI in the joint venture's profits. JRI oversaw Phase One of this development, while the Company oversaw and was responsible for the development of the remaining phases of the project. The Company receives fees for management, leasing and financing services for the property pursuant to a property management agreement. Pursuant to the terms of the joint venture, during 2011 the Company contributed $12,539,000 in accordance with its funding obligations and received total distributions of $2,228,000. JRI made no additional capital contributions and received no distributions, due to the Company having not yet received repayment of its invested capital plus the required preferred return.

JRI's ownership interests in the Company are described above, under the headings “Certain Terms of the Jacobs Acquisition” and “Security Ownership of Certain Beneficial Owners and Management.” Each of the joint venture transactions described above was approved by the Company's Board of Directors, which included approval by all of the Independent Directors.

Affiliated Entities

Certain executive officers of the Company and members of the immediate family of Charles B. Lebovitz collectively have a significant but non-controlling interest in EMJ Corporation (“EMJ”), a major national construction company that built substantially all of the properties developed by the Company and was building seven of the Company's projects under construction as of December 31, 2011, including renovations and expansions. Such interests, which collectively aggregate to 43.09% of the total equity interests in EMJ, are held by the following individuals: Charles B. Lebovitz (7.98%); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (7.98%), Michael I. Lebovitz (7.98%), Alan L. Lebovitz (7.98%) and Beth Lebovitz-Backer (7.98%)); and Ben S. Landress (3.19%). The majority interest in

EMJ is held by members of its senior management and EMJ's current directors are members of its senior management, none of whom are affiliated (as significant shareholders, directors or officers) with CBL's Predecessor or the Company.

As of December 31, 2011, the Company had eight active contracts (including contracts with respect to each of the construction properties) with EMJ having an initial aggregate value of approximately $47.6 million, of which the Company's initial obligation was $47.6 million (the portion of such amount that is the Company's obligation as of December 31, 2011 was $8.9 million and the obligation of its third party partners was $0.2 million). During fiscal year 2011, the Company paid an aggregate of approximately $59.7 million to EMJ (the portions of such amount representing the Company's and its third party partners' obligations were $54.1 million and $5.5 million, respectively, and the balance was advanced by the Company on behalf of a third party partner). Gross revenues to EMJ from its contracts with the Company in 2011 represented less than 18% of EMJ's 2011 aggregate gross revenues.

Historically, the Company's Audit Committee has reviewed the relationship between the Company and EMJ pursuant to procedures approved by the Independent Directors in accordance with the Bylaws upon their establishment in November 1994. These procedures, pursuant to which the transactions described above for 2011 were reviewed and approved, include an ongoing review by the Company's independent auditors of a cross section of the Company's contracts with the referenced construction company for, among other things, the provisions for allocation of cost savings between owner and contractor. Pursuant to the Company's new Related Party Transactions Policy described above, future transactions between the Company and EMJ (other than certain grandfathered transactions that pre-date the policy), will be subject to compliance with the following requirements (which formalized many of the Company's existing procedures for EMJ contracts in conjunction with the adoption of the policy):

•
All new contracts for construction, redevelopment and other projects (other than certain renovations, smaller projects and emergency events discussed below) will be competitively bid with qualified general contractors (including EMJ), and the Company will coordinate pre-construction services and budgeting.

•
For property renovations (which generally include cosmetic interior and exterior renovations involving floor repairs or replacements, upgrades to lighting, entry re-design and renovation, repainting), the Company may negotiate with EMJ, with EMJ providing pre-construction and budgeting services. These projects may be competitively bid or may be contracted to EMJ on a negotiated basis.

•
For certain small projects (approximately $1,000,000 or less in projected construction cost), the Company may utilize EMJ or one of its affiliates as construction manager and to provide pre-construction services and to oversee the construction process, subject to quarterly reporting to the Audit Committee under the policy. EMJ may be paid a fee of 5% of construction cost plus reimbursable expenses to manage these projects, and EMJ will solicit local general contractors to bid on these projects through a competitive bid process.

•
In the event of an emergency involving the immediate and critical need to effect repairs to one or more Company properties under circumstances where it is not reasonably practicable to submit such work for prior review by the Audit Committee and Independent Directors, the Company's Lead Independent Director (or, if he is not available, the Chairman of the Nominating/Corporate Governance Committee) may review and provide written approval of the terms of any related engagement with EMJ.

During 2007, EMJ negotiated a new lease agreement with the Company with respect to office space in a new office building adjacent to the Company's existing office building. EMJ relocated its office facilities to this new space, pursuant to the terms of the new lease, effective February 1, 2008. This move replaced the office space subject to the arrangement that was in effect during the first month of 2008 and in prior years with a new lease for 41,964 square feet of space in the new building. The aggregate of all payments made (or to be made) by EMJ to the Company from January 1, 2011 through the end of the contract term of the new lease (July 31, 2019) is $8.3 million (based on estimates of tenant cost recoveries currently in effect), with such payments during fiscal 2011 having totaled $697,000. These payments reflect (i) an August 2010 modification to the initial February 2008 lease pursuant to which the original rent was reduced for a period of 18 months (through December 31, 2011) and the lease term was simultaneously extended for an additional

18 months at full rent and (ii) a January 2012 modification extending the reduced rental payments for an additional six months (through June 30, 2012). Both the original lease and the subsequent modifications were approved by the Company's Independent Directors in accordance with the Bylaws. In connection with such approvals, as with the prior EMJ lease, the Independent Directors considered management's opinion that, at the time such lease was entered into, it provided for rental payments at market rates and terms.

On March 11, 2010, The Promenade D'Iberville, LLC (“TPD”), a subsidiary of the Company, filed a lawsuit in the Circuit Court of Harrison County, Mississippi, against M. Hanna Construction Co., Inc. (“M Hanna”), Gallet & Associates, Inc., LA Ash, Inc., EMJ and JEA (f/k/a Jacksonville Electric Authority), seeking damages for alleged property damage and related damages occurring at a shopping center development in D'Iberville, Mississippi. EMJ filed an answer and counterclaim denying liability and seeking to recover from TPD the retainage of approximately $0.3 million allegedly owed under the construction contract. For additional information concerning this litigation, please refer to Item 3 of the Company's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012.

Certain executive officers of the Company also collectively have a significant but noncontrolling interest in Electrical & Mechanical Group, Inc. (“EMG”), a company to which EMJ subcontracted a portion of its services for the Company in 2011. The Company also engaged EMG directly for certain services. Such interests, which collectively aggregate to 45.81% of the total equity interests in EMG, are held by the following individuals: Charles B. Lebovitz (12.53%), Stephen D. Lebovitz (8.32%), Michael I. Lebovitz (8.32%), John N. Foy (8.32%) and Ben S. Landress (8.32%). The value of services subcontracted to EMG by EMJ related to projects for the Company during 2011 was approximately $1.2 million, and payments completed by EMJ to EMG for such subcontracted services through December 31, 2011 totaled approximately $981,000 for the year. The Company paid approximately $86,000 directly to EMG during 2011 for services which EMG performed directly for the Company.

The Company's transactions with and payments to EMG in 2011, as described above, were inadvertently not timely presented for review by the Company's Audit Committee and for approval by a majority of Independent Directors as required by the Company's policies and procedures applicable to such transactions and payments, but were subsequently reviewed and ratified by both the Audit Committee and the Company's Independent Directors. Future transactions between the Company and EMG (either directly or indirectly through EMJ) will be subject to review and approval under the terms of the Related Party Transactions Policy described above.

100 SC Partners Limited Partnership (“100 SC Partners”), a limited partnership that historically has owned aircraft used by the personnel of the Company and EMJ, is beneficially owned as follows: 560, Inc., which holds a 1% interest as the sole general partner of the partnership, is wholly owned by Charles B. Lebovitz; CBL's Predecessor holds a 98% limited partner interest and EMJ owns a 1% limited partner interest. 560, Inc. also owned a fractional interest in another aircraft previously used from time to time by the personnel of the Company until such fractional interest was sold during 2011. Each partner has contributed equally to fixed costs and variable costs have been shared through an hourly charge based on usage. The Company has reimbursed the partnership for costs on an hourly basis associated with use of the aircraft relating to the business of the Company. During fiscal year 2011 prior to the aircraft purchase transaction described below, the Company paid approximately $862,000 as reimbursement for operating expenses pursuant to such arrangement, with the amount of such reimbursement being previously approved by the Company's Independent Directors in accordance with the Bylaws. As described above, certain executive officers of the Company and members of the immediate family of Charles B. Lebovitz collectively own 100% of CBL's Predecessor and a different group of executive officers of the Company and members of the immediate family of Charles B. Lebovitz own 43.09% of the equity interests in EMJ.

On June 1, 2011, pursuant to terms previously approved by the Company's Board of Directors on May 2, 2011 (including approval by unanimous vote of the Company's Independent Directors), the Management Company acquired beneficial ownership of a 2001 Cessna Citation Excel jet aircraft from 100 SC Partners. In order to facilitate compliance with certain FAA regulatory filing requirements, the transaction was structured as an acquisition by the Management Company of 100% of the beneficial interests of a trust of which 560, Inc. serves as trustee, which resulted in the Management Company acquiring 100% of the beneficial ownership as well as all operational control, possession, command and control with respect to the aircraft. Under the terms of the transaction, which were based on the current fair market value of the aircraft as established by an independent appraisal, the Management Company paid cash consideration of approximately $2.7 million for the aircraft. The Management Company also assumed responsibility for overhauling the aircraft's engines at a cost of approximately $1.3 million.

Pursuant to a policy adopted by the Company's Board of Directors and subject to the requirements and limitations of the Federal Aviation Regulations as currently interpreted by the Federal Aviation Administration's Chief Counsel, Company executives who utilize this aircraft for personal transportation (as specified in such policy) will, in connection with such usage, reimburse the Company an amount equal to the pro rata cost of owning, operating, and maintaining the aircraft.

Certain Retail Leases

Certain Company officers and employees are partners in partnerships that lease 29 spaces representing approximately 25,366 square feet in 22 of the Company's malls as tenants. Such spaces are operated as food service and entertainment establishments. The aggregate of all lease payments made (or to be made) to the Company by such entities from January 1, 2011 through the end of the contract term of each of the relevant leases (based on estimates of tenant cost recoveries currently in effect) is $21.1 million, with such payments during fiscal 2011 having totaled $2.6 million. The following table sets forth information concerning the pro-rata interest in the aggregate of all such lease payments to the Company of each individual who participates in any of these partnerships and served as an executive officer of the Company during 2011, to the extent that the value of such officer's interest in the aggregate lease payments to the Company exceeds $120,000:

Officer's Name and Title	Number of Partnerships in Which The Officer Participates	Pro-Rata Interest in Total Lease Payments to the Company Based on Officer's Aggregate Ownership Interest($)(1)
Charles B. Lebovitz Chairman of the Board of Directors	9(2)	182,000(2)
John N. Foy Vice Chairman of the Board of Directors, Chief Financial Officer , Treasurer and Secretary	4	293,000
Stephen D. Lebovitz Director, President and Chief Executive Officer	2	167,000
Augustus N. Stephas Executive Vice President and Chief Operating Officer	9	1,600,000
Ben S. Landress Executive Vice President - Management	4	292,000
Michael I. Lebovitz Executive Vice President - Development and Administration	9	1,308,000
Farzana K. Mitchell Executive Vice President - Finance	2	509,000
Mark D. Mancuso Senior Vice President -Development	7	1,302,000
Jerry L. Sink Senior Vice President - Mall Management	3	611,000
Charles W.A. Willett, Jr. Senior Vice President - Real Estate Finance	4	1,061,000

(1)	Excludes any future percentage rents based on sales levels which are not presently determinable.

(2)	These partnership interests are held by CBL's Predecessor, and are deemed beneficially owned by Mr. Lebovitz for purposes of this disclosure by virtue of his control of CBL's Predecessor.

Each of these leases has been approved at the time that they were entered into by the Independent Directors in accordance with the Bylaws, and the renewals of such leases that occurred during 2011 were all ratified by the Independent Directors.

In connection with such approvals, the Independent Directors considered management's opinion that, at the time each of these leases and renewals were entered into, they provided for rental payments at market rates and terms.

Certain Employment Relationships

Michael I. Lebovitz and Alan L. Lebovitz, sons of Charles B. Lebovitz, are employed by the Company as Executive Vice President - Development and Administration and Senior Vice President - Asset Management, respectively, and Daniel M. Backer, the son-in-law of Charles B. Lebovitz, also is employed by the Company. Each receives compensation from the Company commensurate with his level of experience and other employees having similar responsibilities, and based upon an annual review of his individual performance conducted in the same manner described above for all Company officers. During 2011, the aggregate compensation paid by the Company to each of these individuals (including both cash compensation and the grant date fair value of equity awards granted during the year calculated in accordance with Financial Accounting Standards Board ASC Topic 718) was as follows: Michael I. Lebovitz - $762,025, Alan L. Lebovitz - $512,323 and Daniel M. Backer - $149,515. Each also is eligible for equity awards under the Company's Stock Incentive Plan and the Company's insurance and other employee benefit programs on the same basis as other, similarly situated employees. The compensation of both Michael I. Lebovitz and Alan L. Lebovitz is subject to approval by the Compensation Committee in connection with that Committee's approval of the compensation of all officers of the Company of the level of vice president or higher, and the compensation of Daniel M. Backer was approved by the Compensation Committee pursuant to the related person transaction approval procedures set forth in Section I(E) of the Company's Code of Business Conduct.

Other

Charles B. Lebovitz is currently an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee (“First Tennessee”). The Company is currently maintaining a $105 million line of credit from a group of banks led by First Tennessee that matures in 2012. There was approximately $15 million outstanding on this line of credit as of December 31, 2011. First Tennessee also provides certain cash management services to the Company. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with First Tennessee on competitive terms. All such indebtedness has been, and will continue to be, approved by the Company's Board of Directors.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP (“Deloitte & Touche”) has served as the independent auditors for the Company since May 7, 2002, and the Audit Committee has recommended, subject to ratification by the stockholders, that Deloitte & Touche serve as the Company's independent auditors for the fiscal year ending December 31, 2012.

Independent Registered Public Accountants' Fees and Services

The Company was billed for professional services provided during fiscal years 2010 and 2011 by Deloitte & Touche in the amounts set forth in the following table.

	2010	2011
Audit Fees (1)	$768,000	$845,000
Audit-Related Fees (2)	204,000	286,000
Tax Fees - Compliance (3)	212,500	212,500
Tax Fees - Consulting (4)	313,130	587,110
Total	$1,497,630	$1,930,610

(1)
Consists of fees billed for professional services in connection with the audit of the Company's annual financial statements for the fiscal years ended December 31, 2010 and 2011, the audit of the Company's internal controls over financial reporting as of December 31, 2010 and 2011, reviews of the financial statements included in the Company's quarterly reports on Form 10-Q during the 2010 and 2011 fiscal years, comfort letters and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees”. These services include audits of the Company's subsidiaries pursuant to requirements of certain loan agreements, joint venture agreements and ground lease agreements.

(3)	Consists of fees billed for professional services for assistance regarding federal and state tax compliance.

(4)	Consists of fees billed for professional services for tax advice and tax planning, which consists of tax services related to joint ventures and tax planning.

The Audit Committee of the Board of Directors has considered the services rendered by Deloitte & Touche for services other than the audit of the Company's financial statements and has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche.

The Audit Committee has adopted a policy that it is required to approve all services (audit and/or non-audit) to be performed by the independent auditor to assure that the provision of such services does not impair such auditor's independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees, must be approved by the Audit Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor's independence and that such tax services do not constitute prohibited services pursuant to SEC and/or NYSE rules. The authority to approve services may be delegated by the Audit Committee to one or more of its members including the Chairman of the Audit Committee, but may not be delegated to management. If authority to approve services has been delegated to an Audit Committee member, any such approval of services must be reported to the Audit Committee at its next scheduled meeting. The Audit Committee has not relied on the de minimis exception under applicable SEC rules in approving any of the non-audit fees described above.

Recommendation and Vote Necessary to Approve the Proposal

The Board of Directors, in concurrence with the Audit Committee, proposes and recommends that the stockholders ratify the selection of Deloitte & Touche to serve as the independent auditors for the Company's fiscal year ending December 31, 2012. Unless otherwise directed by the stockholders, proxies will be voted for approval of the selection of Deloitte & Touche to serve as the Company's independent auditors for the 2012 fiscal year. A representative of Deloitte & Touche will attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

The ratification of the selection of Deloitte & Touche as the Company's independent auditors for the 2012 fiscal year must be approved by a majority of the shares of Common Stock present or represented at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE SELECTION OF
DELOITTE & TOUCHE LLP AS THE COMPANY'S
INDEPENDENT AUDITORS FOR 2012

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Description of Advisory Vote

As previously reported in the Current Report on Form 8-K/A that we filed with the SEC on September 27, 2011, and in accordance with the advisory recommendation of our stockholders at the 2011 Annual Meeting, our Board of Directors has determined that we will hold a nonbinding, advisory vote to approve the compensation paid to our Named Executive Officers pursuant to Section 14A of the Exchange Act once every year. Accordingly, we are including a proposal for our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as described in the Executive Compensation section comprising pages 23 through 37 of this proxy statement (including the Compensation Discussion and Analysis as well as the related compensation tables and narrative discussions set forth in the Executive Compensation section).

We do not have any employees other than the Company's statutory officers. Our officers, including the Named Executive Officers, receive all of their compensation in their capacity as employees of the Management Company, which also employs all of the other personnel engaged in the operation of our business. None of our Named Executive Officers has an employment agreement with the Company and we do not pay them salaries or bonuses or provide them other compensation or benefits, except for the grants of shares under our Stock Incentive Plan as described above in the Executive Compensation section of this proxy statement.

As described in greater detail in the Compensation Discussion and Analysis above, the Compensation Committee's objectives in administering our executive compensation programs are to ensure that pay levels and incentive compensation are competitive in attracting and retaining the best personnel, properly linked to the Company's performance, and simple in design. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies, and practices described in this proxy statement.

Stockholder Resolution

Under this Proposal 3, stockholders have the opportunity to vote for, against, or abstain from voting with respect to the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers of CBL & Associates Properties, Inc. (the “Company”), as disclosed pursuant to Item 402 of SEC Regulation S-K in the Executive Compensation section of the Company's proxy statement for its 2012 Annual Meeting of Stockholders, including the

Compensation Discussion and Analysis as well as the related compensation tables and narrative discussions set forth therein, is hereby approved by the Company's stockholders on a nonbinding, advisory basis.

Recommendation and Vote Necessary to Approve the Advisory Proposal; Advisory Nature

Approval of the stockholder resolution that is the subject of this Proposal 3 will require the affirmative vote of a majority of the shares of our Common Stock present or represented at the Annual Meeting. The stockholder vote on this proposal is advisory and nonbinding in nature, serves only as a recommendation to our Compensation Committee and Board of Directors, and will not overrule any decisions previously made by the Company, the Compensation Committee or the Board of Directors with respect to executive compensation, nor will it create any duty for the Company, the Compensation Committee or the Board of Directors to take any action in response to the outcome of the vote. Director compensation disclosed in this proxy statement is not subject to or covered by this advisory vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE FOREGOING ADVISORY RESOLUTION
RELATING TO EXECUTIVE COMPENSATION

PROPOSAL 4
APPROVAL OF THE CBL & ASSOCIATES PROPERTIES, INC.
2012 STOCK INCENTIVE PLAN

The Company's Second Amended and Restated Stock Incentive Plan, as amended (the “Current Plan”) originally became effective on May 5, 2003, and is scheduled to expire on May 5, 2013. As of March 9, 2012, there were 760,575 shares of Common Stock subject to outstanding awards granted under the Current Plan, and 870,462 additional shares of Common Stock available for future awards granted under the Current Plan.

On February 8, 2012, our Board of Directors approved, subject to shareholder approval, the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (the “2012 Plan”), in the form attached to this proxy statement as Annex A. The 2012 Plan is intended to replace the Current Plan as the plan under which we grant equity awards. The value of equity awards is inherently linked to the creation of long-term stockholder value, and is a meaningful component of the compensation of our officers, employees and non-employee directors. In particular, the 2012 Plan will:

•
reserve a total of 10,400,000 shares of Common Stock for issuance pursuant to awards granted under the 2012 Plan (which amounts to a net increase of 9,529,538 shares over the 870,462 shares remaining available under the Current Plan, which also authorized 10,400,000 shares of Common Stock (as adjusted to reflect the Company's 2005 stock split) under its original terms); and

•	permit us to continue to grant equity awards utilizing such shares through the tenth anniversary date of this Annual Meeting.

In considering and approving the 2012 Plan, our Board determined that the number of common shares to be reserved for issuance under the 2012 Plan can be expected to allow us to continue our historical equity compensation practices through the ten year term of the 2012 Plan. If the 2012 Plan is approved by our shareholders, it will replace the Current Plan, and no new awards will be made under that plan. If the 2012 Plan is not approved by our shareholders, we will continue to use the Current Plan until the term of such plan expires next year.

Principal Reasons for Adoption of the 2012 Stock Incentive Plan

2012 Plan Will Permit Grants Through 2022. The terms of the Current Plan provide that it will expire on May 5, 2013 (the tenth anniversary of stockholder approval of that plan), following which, if the 2012 Plan is not approved by stockholders, we will no longer have an equity compensation plan to enable us to accomplish our compensation objectives. Stockholder approval of the 2012 Plan will permit us to use that plan to satisfy our equity compensation needs through the tenth anniversary of the 2012 Annual Meeting.

Reservation of Additional Shares of Common Stock. Under the Current Plan, there are 870,462 shares remaining available for issuance pursuant to new awards. If the 2012 Plan is approved by our stockholders, we will have reserved an aggregate of 10,400,000 shares of Common Stock for issuance pursuant to new awards, which will amount to a net increase of only 9,529,538 shares over the 870,462 shares remaining available under the Current Plan (since no new awards will be granted thereunder following approval of the 2012 Plan). Based on past practices, our Board believes that the shares reserved for issuance under the 2012 Plan can be expected to permit us to meet our compensation needs for the grant of equity awards during the ten year term of the 2012 Plan. If the 2012 Plan is not approved by our stockholders, we will only be able to utilize the remaining 870,462 shares of Common Stock available under the Current Plan until its expiration on May 5, 2013 to achieve our equity compensation objectives.

Description of Material Terms of the 2012 Stock Incentive Plan

The following description of the material terms of the 2012 Plan is qualified in its entirety by the terms of the plan document, which is attached hereto as Annex A. Capitalized terms used without definition in the following description are used as defined in the copy of the 2012 Plan attached as Annex A.

Purpose. The purpose of the 2012 Plan is to give the Company a significant advantage in attracting, retaining and motivating officers, employees and non-employee directors of the Company and to allow the Company and its subsidiaries the ability to provide incentives linked to the long term profitability of the Company's businesses and increases in stockholder value, thereby strengthening the commitment of our officers, employees and directors to the welfare of the Company and promoting an identity of interest between such individuals and our stockholders.

Administration. The 2012 Plan, like the Current Plan, will be administered by the Compensation Committee of our Board of Directors, which must be composed solely of directors who are (i) “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act, (ii) “outside directors” pursuant to Section 162(m) of the Code, and (iii) “independent directors” under the rules of the NYSE. Each of the Independent Directors serving on our Compensation Committee satisfies these requirements. The Compensation Committee has the authority, among other things, to interpret the 2012 Plan and to adopt, alter and repeal such rules and regulations for the administration of the 2012 Plan as it may deem advisable. In administering the 2012 Plan, members of the Compensation Committee are permitted to rely in good faith on reports of the Company's independent registered public accountant and upon other information supplied to the Compensation Committee, and will be indemnified for their actions except for acts or omissions due to fraud or willful bad faith.

Participants. Participants in the 2012 Plan, who may be officers or employees of the Company, our subsidiaries (including the Management Company) or designated affiliates, will be selected by the Compensation Committee. Our directors are also eligible to participate. However, in the case of directors who are not employees, awards will only be made upon their initial election, and annually thereafter, as provided in Section 12 of the 2012 Plan. As of March 9, 2012, the approximate number of persons eligible to participate was 864.

Shares Available for Awards. There will be a total of 10,400,000 shares of Common Stock available for awards granted under the 2012 Plan, subject to the following:

•	the maximum number of shares with respect to which awards may be granted to any one participant during a calendar year shall not exceed 200,000;

•	the maximum number of shares with respect to which Incentive Stock Options may be granted over the life of 2012 Plan shall not exceed 10,400,000; and

•
subject to certain limitations, shares not actually issued (as a result, for example, of the lapse of an option, forfeiture of shares of restricted stock prior to the lapse of vesting restrictions, the failure of a recipient to earn an award, the settlement of an award in cash or a combination of cash and Common Stock or the payment in respect of an award through cashless exercise), and shares of Common Stock tendered to the Company under the 2012 Plan in payment of the exercise price of, or to satisfy withholding tax liabilities applicable to, any Option or other award, also will be available for issuance pursuant to further grants.

The 2012 Plan also provides that, in the Compensation Committee's discretion, awards may be granted under the plan in substitution for stock options and other awards covering capital stock of any other corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by us (“Substitute Awards”). The terms and conditions of such Substitute Awards may vary, to the extent deemed appropriate by the Compensation Committee, from the terms and conditions set forth in the 2012 Plan to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. Such Substitute Awards will not be counted toward the share limits described above, except to the extent the Compensation Committee determines that counting Substitute Awards is required for awards granted under the 2012 Plan to be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Further, any shares available under a stockholder approved plan of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its subsidiaries or affiliates, may be used for Awards under the 2012 Plan and will not be counted toward the share limits described above, except to the extent otherwise required, and in accordance with applicable limitations prescribed, under the rules of the NYSE.

Additionally, subject to the limitations contained in the 2012 Plan, the aggregate number and kind of shares reserved for issuance, the number and kind of shares covered by outstanding awards and, subject to certain limitations, the exercise prices specified therein, are subject to adjustment by the Compensation Committee to the extent it determines to be equitable:

(i)
in the event of changes in the Company's outstanding stock or capital structure by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes;

(ii)	in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of Participants' rights under the 2012 Plan; or

(iii)	for any other reason the Compensation Committee determines otherwise warrants equitable adjustment because it interferes with the intended operation of the 2012 Plan.

Prohibition of Repricing or Extension of Exercise Period for Options. Subject to the foregoing, in no event may any option be modified to reduce the exercise price, nor may any option be cancelled or suspended in consideration for the grant of a new option with a lower exercise price or for cash or another award (other than pursuant to a Substitute Award granted in connection with an acquisition as described above or, to a limited extent, in connection with a Change in Control as described below). Further, no option granted under the 2012 Plan may be amended to extend the exercise period with respect to such option beyond ten (10) years from its original grant date.

Types of Awards. The Company may make the following types of awards under the 2012 Plan:

OPTIONS. We may grant incentive stock options and non-qualified stock options under the 2012 Plan. Incentive stock options are options intended to qualify as incentive stock options under Section 422 of the Code. Non-qualified stock options include all options that are not incentive stock options. Incentive stock options may be granted only to employees of the Company and its subsidiaries.

The Compensation Committee will determine the exercise price for any options granted under the 2012 Plan, which may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. On March 9, 2012, the closing price of the Common Stock as reported on the New York Stock Exchange was $17.67 per share. The exercise price is generally payable in cash or, in certain circumstances, by the surrender (at fair market value) of shares of Common Stock held by the optionee. The term of each option is fixed by the Compensation Committee and may not exceed ten (10) years from the date of grant (five (5) years in the case of an incentive stock option granted to an optionee who owns more than 10% of the voting power of all classes of stock of the Company or any subsidiary). The also will determine any other vesting provisions applicable to options.

The right of any participant to exercise an option may not be transferred in any way other than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order or (iii) by gift to a “family member.” A family member is defined as a participant's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, including adoptive relationships, any person sharing the participant's household (other than a tenant or employee), a trust in which these persons (or the participant) control the management of the assets and any other entity in which these persons (or the participant) own more than fifty percent of the voting interests.

The Partnership Agreement of our Operating Partnership will require the Company to contribute to the Operating Partnership, as an additional contribution, the exercise price received by the Company in connection with the issuance of shares of Common Stock pursuant to the exercise of any option. Although we will contribute to the Operating Partnership an amount equal to the exercise price we receive, we will be considered to have contributed an amount equal to the fair market value of the shares of Common Stock issued to the exercising participant for purposes of determining the increase in the Company's percentage interest in the Operating Partnership (and the corresponding dilution of the interests of the other partners of the Operating Partnership).

RESTRICTED STOCK AWARDS. We may grant shares of Common Stock to participants without payment of any exercise price, but subject to such restrictions as the Compensation Committee may determine, which may include restrictions that lapse based on the passage of time as well as requirements that the participant meet certain individual performance goals and/or that the Company meet certain corporate performance goals. (See “Compliance With Section 162(m) of the Code” below for the business criteria that may be used by the Compensation Committee to create the measures for the performance goals.) Prior to the lapse of restrictions on time based restricted shares, the participant will have voting and dividend rights with respect to the shares, unless the Compensation Committee determines otherwise. Restricted Stock awards, unless granted in lieu of other cash compensation, must provide for a minimum vesting period of three (3) years unless the restrictions include performance-based vesting criteria, in which case the vesting period must be at least one (1) year.

UNRESTRICTED STOCK AWARDS. Excluding awards granted in lieu of cash compensation that otherwise would be payable to a participant, we may grant up to a maximum of 5% of the total shares available for grant under the 2012 Plan in the form of unrestricted awards of Common Stock having no minimum vesting or holding period requirements. We also may grant shares of Common Stock in lieu of cash compensation, pursuant to a stock award or annual bonus program or otherwise, without imposing minimum vesting or holding period requirements.

DEFERRED COMPENSATION ARRANGEMENTS. We also may enter into deferred compensation arrangements designed to provide deferral of taxable income to participants, which may be funded or unfunded and may provide for future payments to participants in the form of Common Stock issued under the 2012 Plan. In the past, the Compensation Committee has utilized such arrangements from time to time under the Current Plan in a manner that typically allowed the participant to elect to defer a portion of his or her salary or bonuses on an unfunded and unsecured basis, with the amount deferred deemed converted to shares of the Company's Common Stock based on the closing price of the Common Stock on the date of the deferral. Those deemed shares would then further be deemed to increase as dividends were paid on the Common Stock as if such dividends had been utilized to acquired additional shares of Common Stock through the Company's Dividend Reinvestment Plan, with payouts generally tied to the earlier of (i) a date certain specified in each deferred compensation arrangement, (ii) the death, disability or termination of employment of the participant or (iii) the merger, consolidation or sale of the Company.

OTHER STOCK-BASED AWARDS. The Compensation Committee also may grant other stock or stock-related awards (payable in cash, shares of Common Stock or a combination of both), including without limitation stock appreciation rights, limited stock appreciation rights, phantom stock awards, the bargain purchase of stock, and stock bonuses; provided, however, that such awards do not include the repricing of stock options and are otherwise subject to all applicable terms and conditions of the 2012 Plan.

Awards to Non-Employee Directors. As is the case under the Current Plan, the 2012 Plan provides that, for each fiscal year of the Company, non-employee directors will receive (in the discretion of the Compensation Committee) either an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or an award of up to 2,500 shares of restricted Common Stock of the Company. Additionally, any person who becomes a non-employee director will receive an initial grant of 1,000 shares of restricted Common Stock upon joining the Board. The restrictions on shares of Common Stock received by the non-employee directors will provide that such shares may not be transferred during the non-employee director's term. Upon a Non-Employee Director ceasing to be a member of the Board, such transfer restrictions will cease and the shares will be freely transferrable by the non-employee director or by his or her estate or legal representative. Non-Employee directors are not otherwise eligible for awards under the 2012 Plan.

Dividend Equivalent Rights. Subject to such terms and conditions as the Compensation Committee may specify, awards granted under the 2012 Plan may allow participants to receive dividend payments or dividend equivalent payments with respect to the Common Stock covered by the award, on either a current or deferred basis and in the form of cash or additional shares of Common Stock having an equivalent value, all as determined by the Compensation Committee. However, any dividend or dividend equivalent payments relating to awards that vest based on the achievement of one or more performance goals will only be earned to the extent such performance goals are met.

Withholding Requirements. We may require that participants either remit to the Company an amount necessary to satisfy the withholding requirements arising in connection with the grant, exercise or settlement of any award under the 2012 Plan or make other satisfactory arrangements (including, if the Compensation Committee so permits, the withholding of shares from payments under the award).

Effect of Certain Corporate Events and a Change in Control. The 2012 Plan provides that in the event that (i) the Company is merged or consolidated with another corporation or entity, (ii) all or substantially all of the Company's assets or Common Stock is acquired by another person or entity or (iii) the Company is liquidated or reorganized, then in any of such events (a “Corporate Event”), the Company shall require the successor or parent thereof to assume all outstanding awards previously granted under the 2012 Plan. However, in lieu of requiring such assumption, the Compensation Committee may provide that all outstanding awards shall terminate as of the consummation of such Corporate Event, and then:
(x) accelerate the exercisability of, or cause all vesting restrictions to lapse on, all outstanding awards to a date at least ten days prior to the date of such Corporate Event and/or
(y) provide that holders of awards will receive a cash payment in respect of cancellation of their awards in conjunction with the consummation of any Corporate Event based on the amount, if any, by which the per share consideration being paid for our stock in connection with such Corporate Event exceeds any applicable exercise price.

Additionally, the 2012 Plan generally provides that, except to the extent the Compensation Committee otherwise provides, in the event of any Change in Control of the Company (a) any outstanding option shall become fully exercisable, (b) the restrictions expire immediately with respect to 100% of the shares subject to any award of restricted stock and (c) other outstanding awards shall become fully vested and or payable and any restrictions with respect thereto shall expire.

The 2012 Plan defines a “Change in Control” for this purpose to include (i) any acquisition by a person or group of 20% or more of the outstanding shares of the Company's Common Stock (other than an acquisition from the Company or by the Company or by the Company's management, an acquisition through the exercise of the rights to exchange limited partnership interests in the Operating Partnership for shares of Common Stock or an acquisition by a Company-sponsored employee benefit plan), (ii) a change in the majority of the Company's directors (subject to certain exceptions for changes in the ordinary course of the Company's business), or (iii) the occurrence of a Corporate Event as defined above, but excluding any Corporate Event pursuant to which:

(A)
all or substantially all of the beneficial owners of the Company's voting securities immediately prior thereto will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and (as applicable) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Event in substantially the same proportions as their ownership immediately prior to such Corporate Event;

(B)
no person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Corporate Event) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Event or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to the Company prior to the Corporate Event; and

(C)	individuals who were members of the Company's incumbent Board prior thereto will constitute at least a majority of the directors of the corporation resulting from such Corporate Event.

Compliance with Section 162(m) of the Code. Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to executives that qualify as “named executive officers” whose compensation is required to be disclosed in such company's annual proxy statement (the “covered employees”). However, performance-based compensation may be excluded from this limitation. The Company's Named Executive Officers, as well as all of its other officers and employees, are employed by the Management Company, a taxable REIT subsidiary of the Company. However, to the extent (if any) that Section 162(m) is applicable to the Company, the 2012 Plan is designed to permit the Compensation Committee to grant awards that qualify for purposes of satisfying the “performance based compensation” exception to the deduction limits otherwise applicable under Section 162(m). In addition to stock options and stock appreciation rights granted in accordance with the terms of the 2012 Plan, such “performance based compensation” could include awards restricted stock or any other awards the vesting or payment of which is expressly made contingent by the Compensation Committee on the satisfaction of individual or Company performance goals established in accordance with business criteria included in the 2012 Plan as approved by the Company's stockholders. Under the 2012 Plan, the Compensation Committee would use one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total shareholder return and earnings per share criteria), in establishing performance goals for awards to “covered employees” if the award is to be intended to satisfy the “performance based compensation” exception of Section 162(m):

total shareholder return; achievement of balance sheet or income statement objectives; cash flow (including but not limited to operating cash flow and free cash flow); dividend payments; earnings (including before or after taxes, interest, depreciation, and amortization); earnings growth; earnings per share; funds from operations (“FFO”) as defined by the Company pursuant to applicable NAREIT standards; economic value added; expenses; improvement of financial ratings; internal rate of return; market share; net asset value; net income; margins (including but not limited to gross or net operating margins); net operating profit after taxes (“NOPAT”); sales growth; NOPAT growth; operating income; operating efficiency; pro forma income; regulatory compliance; other return measures (including but not limited to return on assets, designated assets, capital, committed capital, net capital employed, equity, sales, or stockholder equity, and return versus the Company's cost of capital); revenues; sales;

stock price (including but not limited to growth measures and total stockholder return); comparison to stock market indices; implementation or completion of one or more projects or transactions; working capital; environment, health or safety measures; or operating measures.

The minimum performance period with respect to which the performance goals applicable to any such performance-based award granted under the 2012 Plan are measured shall be one year (pro-rated in the case of a new hires); except in the event of a Change in Control. For purposes of the limitations described above on the maximum number of shares available for awards under the 2012 Plan, a performance-based award will be deemed to cover a number of shares of Common Stock equal to the maximum number of shares that may be issued upon payment of such award.

Protection of REIT Status. Notwithstanding any other provision of the 2012 Plan, in no event may any awards be made, or any option or other right to acquire Common Stock under the 2012 Plan be exercised, if the grant or exercise of such award would result in a violation of the stock ownership limits contained in the Company's Certificate of Incorporation or of any other requirements necessary for qualification of the Company as a REIT for federal income tax purposes.

Federal Income Tax Consequences. The federal income tax consequences of participation in the 2012 Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to equity awards and, among other things, does not describe state or local tax consequences applicable to the 2012 Plan or withholding and other payroll tax matters. Participants should consult their own tax advisers regarding their particular situation.

•
Incentive Stock Options. If the requirements of Section 422 of the Code are met, an optionee recognizes no income upon the grant or exercise of an incentive stock option (“ISO”) (except that the spread at the time of exercise of an ISO is treated as a preference item for alternative minimum tax purposes). The optionee will recognize ordinary income, however, in the event of a “disqualifying disposition” (which is, generally, a disposition within 12 months of the date of exercise of the ISO) of shares acquired pursuant to the exercise of the ISO.

•
Non-qualified Stock Options. To the extent options, when granted, are non-qualified stock options (“NQSOs”), or to the extent options, when granted, are intended to be ISOs but fail to qualify as such, an optionee recognizes no income at the time the NQSO is granted. Upon exercise of the NQSO, the optionee recognizes ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of the shares of Common Stock subject to the option over the exercise price.

•
Restricted Stock Awards. If a recipient of an award of restricted shares of Common Stock files with the Internal Revenue Service an election under Section 83(b) of the Code within 30 days of the grant of the shares, the recipient will generally recognize ordinary income equal to the fair market value of those shares as of the date of grant. Alternatively, if the recipient chooses not to file such an election, the recipient will instead recognize ordinary income at such time, if any, as the risk of forfeiture with respect to the shares lapses, and the amount of that income will equal the fair market value of the shares at that time.

•
Unrestricted Stock Awards. A recipient of shares of Common Stock pursuant to an unrestricted stock award will generally recognize ordinary income equal to the fair market value of those shares as of the date that the recipient earns or receives them.

•
Deferred Compensation Arrangements. A recipient of shares of Common Stock, or cash payments based on the value of deemed shares of Common Stock, pursuant to a deferred compensation arrangement will generally recognize ordinary income equal to the fair market value of such shares or payments as of the date the recipient receives them pursuant to the terms of the arrangement.

•
Tax Consequences to the Company. The Company has no employees other than its statutory officers and its officers receive their compensation in their capacity as employees of the Management Company, a taxable REIT subsidiary of the Company which also employs all of the other personnel engaged in the operation of our business. Accordingly, the Management Company will generally be entitled to compensation expense deductions that correspond in timing and amount to the ordinary income recognized by the recipients of awards under the 2012 Plan, regardless which kinds of awards are involved. In the case of certain executive officers of a public company, Section 162(m) of the Code will disallow a deduction for compensation expense over $1,000,000 paid to any one such individual in a single year, excluding, among other things, compensation that satisfies the “performance based” exception to Section 162(m)'s limits discussed above under “Compliance With Section 162(m) of the Code.” While we do not believe the application of Section 162(m) to compensation paid under the 2012 Plan will have a material impact on the Company, as noted above, the 2012 Plan has been designed to permit the granting of awards that qualify as “performance based compensation” excepted from Section 162(m)'s deduction limits.

Term, Termination and Amendment of the 2012 Plan. The 2012 Plan will become effective on the date it is approved by the Company's stockholders and will terminate on the tenth (10th) anniversary of such date, unless terminated sooner as described below. Any awards then outstanding will not be affected or impaired by the termination of the 2012 Plan.

The Board may amend or terminate the 2012 Plan in any respect at any time. However, the Board may not amend, alter or discontinue the 2012 Plan or any award in such manner that impairs the rights of any participant under an outstanding award without the participant's consent, except as may be required to cause the award to qualify for the exemption from the SEC's short-swing trading rules provided by Exchange Act Rule 16b-3. Further, if any proposed amendment to the 2012 Plan would:

(i)	materially increase the benefits accruing to participants under the 2012 Plan (such as any re-pricing of options),

(ii)	materially increase the aggregate number of securities that may be issued under the 2012 Plan,

(iii)	materially reduce the requirements as to eligibility for participation in the 2012 Plan or

(iv)	make any other change requiring stockholder approval under NYSE rules,

then to the extent required by applicable law or otherwise deemed advisable by the Compensation Committee, such amendment shall be presented to the Company's stockholders for approval. Notwithstanding the foregoing, however, the requirement that amendments be presented to the Company's stockholders for approval shall not apply to such amendments as may be required by applicable law or to cause the 2012 Plan to comply with generally accepted accounting principles or to allow the plan to qualify for the exemption provided by Exchange Act Rule 16b-3.

Registration with SEC

We intend to file a registration statement with the SEC pursuant to the Securities Act of 1933, as amended, covering the offering of the shares of our Common Stock under the 2012 Plan.

New Plan Benefits

Awards under the 2012 Plan will be made at the discretion of the Compensation Committee. Accordingly, we cannot currently determine the amount of awards that will be made under the 2012 Plan. We anticipate that the Compensation Committee will utilize the 2012 Plan to continue to grant equity compensation to employees and directors similar to the awards described in this proxy statement. Please refer to the “2011 Grants of Plan Based Awards Table” and the “2011 Director Compensation Table” presented elsewhere in this proxy statement to review equity awards made to our Named Executive Officers and non-employee directors in 2011.

Equity Compensation Plan Information as of December 31, 2011

The following table sets forth information as to the Company's equity compensation plans as of the end of the Company's 2011 fiscal year:

Plan Category	(a) Number of securities to be issued upon exercise of the outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	281,725	$18.27 (1)	1,064,853
Equity compensation plans not approved by security holders	None	N/A	N/A

(1)
The weighted average calculation does not reflect 68,906 shares reserved for issuance under deferred compensation arrangements as of December 31, 2011. The Company's Stock Incentive Plan permits the Compensation Committee to enter into deferred compensation arrangements designed to provide a deferral of taxable income to participants, which may be funded or unfunded and may provide for future payments to participants in the form of Common Stock or cash. As used by the Compensation Committee, these deferred compensation arrangements typically allow the executive/employee to elect to defer a portion of his/her salary or bonuses into the arrangement on an unfunded and unsecured basis. For deferred compensation arrangements payable in Common Stock, the amount of salary or bonus deferred is then deemed to be converted to shares of the Company's Common Stock based on the closing price of the Common Stock on the date of the deferral. The number of such shares is then further deemed to increase as dividends are paid on the Common Stock as if such dividends had been utilized via the Company's Dividend Reinvestment Plan to acquire additional shares of Common Stock at the price provided through the Company's Dividend Reinvestment Plan. The arrangements generally provide that on the earlier of (i) a date certain as specified in each deferred compensation arrangement or (ii) the death, disability or termination of employment of the executive/employee or (iii) the merger, consolidation or sale of the Company, the executive/employee will then be entitled to receive the stated amount of cash or, for deferred compensation arrangements payable in Common Stock, that number of shares of Common Stock deemed set aside on the date of the deferral together with additional shares of Common Stock deemed acquired through the Company's Dividend Reinvestment Plan through the date of the payout.

Recommendation and Vote Necessary to Approve the Proposal

The Board of Directors, in concurrence with the Compensation Committee, has approved, and recommended to the Company's stockholders for approval, the adoption of the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan as described above. Unless otherwise directed by the stockholders, proxies will be voted for the approval and adoption of the 2012 Plan.

The adoption of the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan must be approved by a majority of the shares of Common Stock present or represented at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE APPROVAL AND ADOPTION OF THE CBL & ASSOCIATES PROPERTIES, INC.
2012 STOCK INCENTIVE PLAN

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

In accordance with the rules established by the SEC, stockholder proposals to be included in the Company's Proxy Statement with respect to the 2013 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee 37421-6000 no later than November 26, 2012, and must comply with other applicable SEC rules.

In addition, the Company's Bylaws provide that any stockholder of record desiring to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting (the

“Anniversary Date”); provided, however, that stockholders will have additional time to deliver the required notice in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and Proxy Statement to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. If you wish to revoke your consent to householding, or to request householding if you are receiving multiple copies of our proxy statement and annual report, you must contact your broker, bank or other nominee.

    If you did not receive an individual copy of this Proxy Statement or our Annual Report, you can obtain a copy by contacting our Vice President - Corporate Communications and Investor Relations, either by mail or telephone at our corporate office, as listed on the first page of this Proxy Statement, or by e-mail to Katie_Reinsmidt@cblproperties.com.

OTHER BUSINESS OF THE MEETING

Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, if any matters of which management is not now aware should come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

By Order of the Board of Directors

STEPHEN D. LEBOVITZ
President and Chief Executive Officer

Chattanooga, Tennessee
March 26, 2012

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO VICE PRESIDENT - CORPORATE COMMUNICATIONS AND INVESTOR RELATIONS, CBL & ASSOCIATES PROPERTIES, INC., 2030 HAMILTON PLACE BLVD., SUITE 500, CBL CENTER, CHATTANOOGA, TENNESSEE 37421-6000.

ANNEX A

CBL & ASSOCIATES PROPERTIES, INC.
2012 STOCK INCENTIVE PLAN

SECTION 1.	Purpose; Definitions.

Purpose. The purpose of the Plan is to give the Company a significant advantage in attracting, retaining and motivating officers, employees and non-employee directors of the Company and to provide the Company and its Subsidiaries with the ability to provide incentives more directly linked to the long term profitability of the Company's businesses and increases in stockholder value thereby strengthening the commitment of the Company's officers, employees and directors to the welfare of the Company and promoting an identity of interest between stockholders and the Company's officers, employees and directors.
The Plan is intended to replace the Second Amended and Restated CBL & Associates Properties, Inc. Stock Incentive Plan as adopted by the Board on May 4, 2010 and amended by Amendment Number 1 thereto on May 3, 2011 (the “Prior Plan”) in its entirety and no new awards shall be made under the Prior Plan on or after the effective date of this Plan.
Definitions. For purposes of the Plan, the following terms are defined as set forth below:
“Affiliate” means CBL & Associates Management, Inc., and any other corporation or other entity in which the Company has a substantial direct or indirect ownership interest, and designated by the Compensation Committee as such.
“Award” means awards/grants of Stock Option(s), Restricted Stock, Non-Employee Director Share(s), Non-Employee Director Stock Option(s) and/or any other stock based awards described in Section 7 below that is made pursuant to the terms of this Plan.
“Board” means the Board of Directors of the Company.
“Cause” has the meaning set forth in Section 5(a)(ix) below.
“Change in Control” shall mean the happening of any of the following events:
(i)An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common Stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (I) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (II) any acquisition by the Company, or members of the Company's management, or any combination thereof, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (IV) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition; or

(ii)A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for the purposes of this definition, that any individual who becomes a member of the Board subsequent to such effective date, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (e.g., an election of directors involving a proxy solicitation subject to Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)The consummation of a Corporate Event as defined in Section 8(a) below; excluding, however, such a Corporate Event pursuant to which

(A)all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Event will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Event (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Event, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be;

(B)no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Corporate Event) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Event or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Corporate Event; and

(C)individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Event.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
“Commission” means the Securities and Exchange Commission or any successor agency.
“Common Stock” means common stock, par value $0.01 per share, of the Company.
“Company” means CBL & Associates Properties, Inc., Delaware corporation.
“Compensation Committee” means the Compensation Committee referred to in Section 2 below.
“Corporate Event” shall have the meaning ascribed to that term in Section 8(a) below.
“Date of Grant” means the date on which the granting of an Award is authorized or such other date as may be set forth in such authorization.
“Disability” means permanent and total disability as determined under procedures established by the Compensation Committee for purposes of the Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Fair Market Value” means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange or, if not listed on such exchange, on any other national securities exchange or automated dealer quotation system on which the Common Stock is listed or traded.  If there is no regular public trading market for such Common Stock the Fair Market Value of the Common Stock shall be determined by the Compensation Committee in good faith.
“Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.
“Mature Stock” shall have the meaning ascribed to that term in Section 5(a)(iv) below.
“Non-Employee Director Share” means a share of Common Stock granted to Non-Employee Directors as set forth in Section 12 below.
“Non-Employee Director Stock Option” means a Stock Option granted to Non-Employee Directors as set forth in Section 12 below.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Participant” shall mean any recipient of an Award under this Plan.
“Plan” means The 2012 CBL & Associates Properties, Inc. Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.
“Restricted Stock” means an Award granted under Section 6 below.
“Retirement” means retirement from active employment under a pension plan of the Company, any Subsidiary or Affiliate, or under an employment contract with any of them, or termination of employment at or after age 65 under circumstances which the Compensation Committee, in its sole discretion, deems equivalent to retirement.
“Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.
“Stock Option” or “Option” means an option granted under Section 5(a) below.
“Subsidiary” means a “subsidiary corporation” within the meaning of Section 424(f) of the Code.
“Termination of Employment” means the termination of the Participant's employment with the Company or any Subsidiary or Affiliate.  A Participant employed by a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee of the Company or another Subsidiary or Affiliate. For all purposes herein, a person who transfers from employment or service with the Company to employment or service with a Subsidiary or Affiliate (or from a Subsidiary or Affiliate to the Company) shall not be deemed to have terminated employment or service with the Company , Subsidiary or Affiliate.
In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2.	Administration.

The Plan shall be administered by the Compensation Committee of the Board as such is presently situated on the Effective Date and as it shall be constituted after the Effective Date throughout the term of this Plan (the “Compensation Committee”).  The Compensation Committee is required to be comprised of at least two individuals, each of whom is

(i) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act, (ii) an “outside director” pursuant to Section 162(m) of the Code, and (iii) an “independent director” under the rules of the principal securities exchange or automated quotation system on which the Common Stock is traded.  If at any time no Compensation Committee shall be in office, the functions of the Compensation Committee specified in the Plan shall be exercised by the Board or by such other committee of the Board to which such authority is assigned by resolution of the Board; provided any such other committee that shall be charged with the responsibility of exercising the functions of the Compensation Committee hereunder in the absence of the Compensation Committee shall be comprised of not less than two individuals who shall meet the requirements set forth above.
Subject to Section 13 hereof, the Compensation Committee shall have primary authority to grant Awards pursuant to the terms of the Plan to officers, employees and non-employee directors of the Company and its Subsidiaries and Affiliates.
Among other things, the Compensation Committee shall have the authority, subject to the terms of the Plan:
(a)to select the officers, employees and non-employee directors to whom Awards may from time to time be granted; provided that awards to non-employee directors shall be made only in accordance with Section 12 below;

(b)to determine whether and to what extent Awards are to be granted hereunder;

(c)to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d)to determine the terms and conditions of any Award granted hereunder (including, but not limited to, subject to Section 5(a) below, the option price, any vesting restriction or limitation and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Compensation Committee shall determine);

(e)to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, with respect to performance goals and measurements applicable to performance-based Awards pursuant to the terms of the Plan;

(f)to determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred; and

(g)to determine under what circumstances a Stock Option may be settled in cash or Common Stock under Section 5(a)(iv) below.

The Compensation Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.
The Compensation Committee may act with respect to the Plan only by a majority of its members then in office, except that the members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Compensation Committee.
Any determination made by the Compensation Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Compensation Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter.  All decisions made by the Compensation Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants subject to Plan provisions, including but not limited to Section 13 below.

SECTION 3.	Common Stock Subject to Plan.

(a)Number of Shares of Common Stock Available. Subject to Section 3(b) and 3(c), the total number of shares of Common Stock available for distribution pursuant to Awards under the Plan shall be 10,400,000 shares of Common Stock; provided that:

(i)     the maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted during the term of Plan shall not exceed 10,400,000; and
(ii)    the maximum number of shares of Common Stock with respect to which Awards may be granted to any one Participant during a calendar year shall not exceed 200,000.
Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.
If any shares of Common Stock subject to an Award are forfeited, if an Award otherwise terminates or expires without all of the shares of Common Stock covered by the Award being issued or if an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all of the shares of Common Stock subject to the Award (including shares not issued to satisfy withholding taxes or to satisfy the exercise price of an Award), such shares of Common Stock shall, to the extent of such forfeiture, termination, expiration, cash settlement or non-issuance, again be available for the grant of Awards under this Plan. In the event that any Option or other Award is exercised through the tendering of shares of Common Stock (either actually or by attestation), or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of shares of Common Stock (either actually or by attestation), then the shares so tendered shall be available for the grant of Awards under this Plan. Notwithstanding the foregoing, no shares of Common Stock may again be awarded if such action would cause an Incentive Stock Option to fail to meet the requirements for such Option under Section 422 of the Code.
(b)Adjustments. Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of shares of Stock subject to all Awards under the Plan, the number of shares of Stock subject to outstanding Awards and the maximum number of shares of Stock with respect to which any one person may be granted Options or stock appreciation rights during any year shall be subject to adjustment or substitution, as determined by the Compensation Committee, as to the number, price or kind of a share of Stock or other consideration subject to such Awards or as otherwise determined by the Compensation Committee to be equitable:

(i)in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Award; or

(ii)in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan; or

(iii)for any other reason which the Compensation Committee determines otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.

Any adjustment to Incentive Stock Options under this Section 3(b) shall take into account that adjustments which constitute a "modification" within the meaning of Section 424(h)(3) of the Code may have an adverse tax impact on such Incentive Stock Options and the Compensation Committee may, in its sole discretion, provide for a different adjustment or no adjustment in order to preserve the tax effects of Incentive Stock Options.  Unless otherwise determined by the Compensation Committee, any adjustments or substitutions under this Section 3(b) shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act and any such adjustments or substitutions shall be subject to the provisions of this Plan.  Further, with respect to Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, such adjustments or substitutions shall, unless otherwise determined by the Compensation Committee, be made only to the extent that the Compensation Committee determines that such adjustments or substitutions may be made without a loss of deductibility for such Awards under Section 162(m) of the Code.  The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
(c)Substitution Awards; No Reduction in Exercise Price. Anything contained herein to the contrary notwithstanding, Awards may, in the Compensation Committee's discretion, be granted under this Plan (a “Substitution Award”) in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Subsidiaries or Affiliates. The terms and conditions of such Substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Compensation Committee may deem appropriate to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. Substitute Awards granted hereunder shall not be counted toward the share limit imposed by Section 3.1(a), except to the extent the Compensation Committee determines that counting Substitute Awards is required for Awards granted hereunder to be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Further, any shares available under a stockholder approved plan of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Subsidiaries or Affiliates, may be used for Awards under this Plan and shall not be counted toward the share limit imposed by Section 3.1(a), except to the extent otherwise required, and in accordance with any limitations prescribed, under the rules of the principal securities market on which the Company's shares are traded.

SECTION 4.   Eligibility.

Officers, employees and non-employee directors of the Company, its Subsidiaries and Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company, its Subsidiaries and Affiliates are eligible to be granted Awards under the Plan. Except as expressly authorized by Section 12 of the Plan, however, no grant shall be made to a director who is not an officer or a salaried employee of the Company, its Subsidiaries and/or Affiliates.

SECTION 5.	Stock Options.

(a)Stock Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options.  Any Stock Option granted under the Plan shall be in such form as the Compensation Committee may from time to time approve.

The Compensation Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options.  Incentive Stock Options may be granted only to employees of the Company and its Subsidiaries.  To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.
Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ.  An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option.  The grant of a Stock Option shall occur on the date the Compensation Committee selects an individual to be a Participant in any grant of a Stock Option, determines the number of shares of Stock to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option.  The Company shall notify a Participant of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Company to the Participant.  Such agreement or agreements shall become effective upon execution by the Participant.

Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the optionee affected, to disqualify any Incentive Stock Option under Section 422 of the Code.
Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Compensation Committee shall deem desirable:
(i)Option Price.  The option price per share of Common Stock purchasable under a Stock Option (A) shall be determined by the Compensation Committee and set forth in the option agreement, (B) shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the Date of Grant and (C) in the case of an Incentive Stock Option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary of the Company, shall not be less than 110% of the Fair Market Value of the Common Stock subject to the Incentive Stock Option on the Date of Grant.

(ii)Option Term.  The term of each Stock Option shall be fixed by the Compensation Committee, but (A) no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted and (B) no Incentive Stock Option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary shall be exercisable more than five years after the date the Stock Option is granted.

(iii)Exercisability.  Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Compensation Committee.  If the Compensation Committee provides that any Stock Option is exercisable only in installments, the Compensation Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Compensation Committee may determine.  In addition, the Compensation Committee may at any time, in whole or in part, accelerate the exercisability of any Stock Option.

Notwithstanding any other provision hereof, the aggregate Fair Market Value, determined on the date of award, of Common Stock with respect to which Incentive Stock Options are exercisable by an optionee for the first time during any calendar year under all stock option plans of the Company and any Subsidiary of the Company shall not exceed $100,000.
(iv)Method of Exercise.  Subject to the provisions of this Section 5(a), Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

The option price of Common Stock to be purchased upon exercise of any Option shall be paid in full in cash (by certified or bank check, or such other instrument as the Company may accept) or, if and to the extent set forth in the option agreement, may also be paid by one or more of the following: (A) in the form of unrestricted Common Stock already owned by the optionee that meets the definition of “Mature Stock”, as defined below, based in any such instance on the Fair Market Value of the Common Stock on the date the Stock Option is exercised; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock may be authorized only at the time the Stock Option is granted; (B) by requesting the Company to withhold from the number of shares of Common Stock otherwise issuable upon exercise of the Stock Option that number of shares having an aggregate Fair Market Value on the date of exercise equal to the exercise price for all of the shares of Common Stock subject to such exercise; (C) by payment effected by an irrevocable instruction to a broker to deliver promptly to the Company cash equal to the option price of the Stock Option (a broker-assisted cashless exercise); or (D) by a combination thereof, in each case in the manner provided in the option agreement.

As noted above, the option price may be paid in shares of Common Stock owned by the optionee upon the exercise of a  Stock Option provided the shares of Common Stock so utilized meet the definition of “Mature Stock”.  For purposes hereof, the term “Mature Stock” shall mean (I) shares of unrestricted Common Stock that have been owned by the optionee for at least six (6) consecutive months prior to the date of the exercise of the  Stock Option wherein such shares are to be utilized to pay all or a portion of the Option Price; or  (II) shares of unrestricted Common Stock that were purchased by the optionee in an open-market transaction prior to the exercise of the  Stock Options wherein such shares are to be utilized to pay all or a portion of the Option Price.
(v)Transferability of Stock Options.  No Stock Option shall be transferable by the optionee other than (A) by will or by the laws of descent and distribution or (B) pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder) or (C) by a gift to a “family member”, as herein defined.  All Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee or by the guardian or legal representative of the optionee or by an alternate payee pursuant to such qualified domestic relations order or by the “family member” who is the donee of a gift, it being understood that the terms “holder” and “optionee” include the guardian, legal representative or family member donee of the optionee named in the option agreement and any person to whom an option is transferred by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or pursuant to a gift to a “family member”.  For purposes of this Plan, the term “family member” as relates to the optionee means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, including adoptive relationships, any person sharing the optionee's household (other than a tenant or employee), a trust in which these persons (or the optionee) control the management of the assets and any other entity in which these persons (or the optionee) own more than fifty percent of the voting interests.  No Stock Option may be transferred for value except for (I) transfers under a qualified domestic relations order in settlement of marital property rights; and (II) a transfer to an entity in which more than fifty percent of the voting interests are owned by “family members” (or the optionee) in exchange for an interest in that entity.  Notwithstanding the above definition of “family member” and prohibitions on transfers and exceptions thereto, the definition of “family member” and the prohibitions and exceptions to transfers shall be subject to the definitions thereof and restrictions set forth on Form S-8 Registration Statement Under the Securities Act of 1933 as such definitions and restrictions shall be revised, amended or replaced from time to time.

(vi)Termination by Death.  If an optionee's employment with the Company, Subsidiary or Affiliate terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Compensation Committee may determine, for a period of one year (or such other period as the Compensation Committee may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.  In the event of termination of employment due to death, if an Incentive Stock option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(vii)Termination by Reason of Disability.  If an optionee's employment with the Company, Subsidiary or Affiliate terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Compensation Committee may determine, for a period of three years (or such shorter period as the Compensation Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such three-year period (or such shorter period), any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-year (or such shorter) period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.  In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(viii)Termination by Reason of Retirement.  If an optionee's employment with the Company, Subsidiary or Affiliate terminates by reason of Retirement, any Non-Qualified Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement or on such accelerated basis as the Compensation Committee may determine, for a period of three years (or such shorter period as the Compensation Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Non-Qualified Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such three-year (or such shorter) period, any unexercised Non-Qualified Stock Option held by such optionee shall, notwithstanding the expiration of such three-year (or such shorter) period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of one year-from the date of such death or until the expiration of the stated term of such Non-Qualified Stock Option, whichever period is the shorter.  In the event of termination of employment by reason of Retirement, an Incentive Stock Option may be exercised by the optionee to the extent it was exercisable at the time of such Retirement or on such accelerated basis as the Compensation Committee may determine, only within a period of three months thereafter or prior to the expiration of the stated term of such Incentive Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such three-month period, any unexercised Incentive Stock Option held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of such death or until the expiration of the stated term of such Incentive Stock Option, whichever period is the shorter.

(ix)Other Termination.  Unless otherwise determined by the Compensation Committee, if there occurs a Termination of Employment for any reason other than death, Disability, Retirement or Cause, any Stock Option held by such optionee shall thereupon terminate, except that such Stock Option, to the extent then exercisable, or on such accelerated basis as the Compensation Committee may determine, may, if such Termination of Employment is without Cause, be exercised for the lesser of (A) in the case of a Non-Qualified Stock Option, one year from the date of such Termination of Employment or the balance of such Stock Option's term and (B) in the case of an Incentive Stock Option, three months from the date of such Termination of Employment or the balance of such Stock Option's term; provided, however, that if the optionee dies within such one-year or three-month period, any unexercised Stock Option held by such optionee shall notwithstanding the expiration of such one-year or three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.  In the event of Termination of Employment for Cause, any unexercised Stock Option held by such optionee shall expire immediately upon the giving to the optionee of notice of such Termination of Employment.  Unless otherwise determined by the Compensation Committee, for the purposes of the Plan, “Cause” shall mean (I) the conviction of the optionee for a felony under Federal law or the law of the state in action occurred, (II) dishonesty in the course of the optionee's employment duties or (III) willful and failure on the part of the optionee to perform his duties in any material respect.

(x)Cashing Out of Stock Option.  On receipt of written notice of exercise and subject to confirmation of applicable accounting implications, the Compensation Committee may elect to cash out all or any part of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the option price times the number of shares of Common Stock for which the Stock Option is being exercised on the effective date of such cash out.

(xi)Corporate Event Cash Out.  The provisions of Section 8 below shall be applicable in the event of a Corporate Event as defined therein.

(b)No Reduction in Exercise Price; Extension of Exercise Period. Subject to Section 3(b), in no event may an Option be modified to reduce the exercise price of the Option or may an Option be cancelled or suspended in consideration for the grant of a new Option with a lower exercise price or for cash or another Award (other than in connection with a Substitute Award described in Section 3(c) or a Change in Control). Further, in no event may an outstanding Option be amended to extend the exercise period with respect to such Option beyond ten (10) years from original date of grant.

SECTION 6.   Restricted Stock.

(a)Administration.  Restricted Stock may be awarded either alone, in addition to or in tandem with other Awards granted under the Plan.  The Compensation Committee shall determine the eligible persons to whom and the time or times at which Restricted Stock shall be awarded, the number of shares of Restricted Stock to be awarded, the number of shares of Restricted Stock to be awarded to any person, the duration of the period (the “Restrictions Period”) during which, and the conditions under which receipt of the Common Stock will be Restricted, and the other terms and conditions of the Award in addition to those set forth in Section 6(b).

The Compensation Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals or such other factors or criteria as the Compensation Committee shall determine, in its sole discretion.
The provisions of Restricted Stock awards need not be the same with respect to each recipient.
(b)Terms and Conditions.  The shares of Restricted Stock awarded pursuant to this Section 6 may, in the sole discretion of the Compensation Committee, be subject to any of the following terms and conditions:

(i)Subject to the provisions of this Plan and the Award agreement referred to in Section 6(b)(v) below, Restricted Stock Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restrictions Period and a legend evidencing such restrictions shall, at the request of the Company or the Compensation Committee and upon such language as the Company or the Compensation Committee shall require, be inserted on any stock certificate or other document evidencing shares received under a Restricted Stock Award.  At the expiration of the Restrictions Period if such Participant has previously received stock certificates or other documents with the above-referenced legend thereon with respect to the referenced Restricted Stock Award, certificates or other documents for shares of Common Stock without such legend shall, within a reasonable time following the request of the Participant or his or her legal representative, be delivered to the Participant or his or her legal representative, by the Company's transfer agent in a number equal to the shares represented by the stock certificates or other documents previously received by such Participant with respect to the referenced Restricted Stock Award.

If the Participant has not received certificates or other documents representing his or her Restricted Stock Award by the end of the Restrictions Period, the Company shall, within a reasonable time following the request of the Participant or his or her legal representative, cause the Company's transfer agent to deliver to the Participant or his or her legal representative stock certificates or other documents, without the above-referenced legend appearing thereon, in a number equal to the number of shares with respect to the referenced Restricted Stock Award.
(ii)Unless otherwise determined by the Compensation Committee at grant, amounts equal to any dividends declared during the Restrictions Period with respect to the number of shares covered by a Restricted Stock Award will be paid to the Participant currently, or deferred and deemed to be reinvested in additional Restricted Stock, or otherwise reinvested, all as determined at or after the time of the Award by the Compensation Committee or, if the Compensation Committee determines to allow the Participant to make the election, at the election of the Participant.

(iii)Subject to the provisions of the Award agreement and this Section 6, if a Participant's employment with the Company and any Subsidiary or Affiliate terminates for any reason during the Restrictions Period for a given Award, the Restricted Stock in question will vest, or be forfeited, in accordance with the terms and conditions established by the Compensation Committee at grant.

(iv)The Compensation Committee may, at or after grant, accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of such Award.

(v)Each Restricted Stock Award shall be confirmed by, and subject to the terms of, a Restricted Stock agreement executed by the Company and the Participant.

(c)    Minimum Vesting Period. Except as provided in Section 7(b) below, Restricted Stock Awards that are granted under the Plan other than in lieu of cash compensation must provide for a vesting period of a minimum of three (3) years; provided that a vesting period of less than three (3) years, but at least one (1) year, shall be permitted if the restrictions period placed upon the Restricted Stock Award are performance based.

SECTION 7.	Other Stock-Based Awards

(a)    Other Stock-Based Grants. Subject to all other applicable provisions of this Plan, the Compensation Committee may grant any other stock or stock-related Awards (payable in cash, shares of Common Stock or a combination of both) to any eligible individual under this Plan that the Compensation Committee deems appropriate, including, but not limited to, stock appreciation rights, limited stock appreciation rights, phantom stock awards, the bargain purchase of stock, stock bonuses and deferred compensation arrangements; provided, however, that such Awards do not include the repricing of Stock Options and are otherwise subject to all applicable terms and conditions of this Plan.  Any such benefits and any related agreements shall contain such terms and conditions as the Compensation Committee deems appropriate including, but not limited to the right to settle any stock appreciation right by use of Mature Shares of Common Stock. Such Awards and agreements need not be identical. With respect to any benefit under which shares of Common Stock are or may in the future be issued for consideration other than prior services, the amount of such consideration shall not be less than the amount (such as the par value of such shares) required to be received by the Company in order to comply with applicable state law.
(b)    Unrestricted Stock Awards. The Compensation Committee may grant shares of Common Stock in lieu of cash compensation, pursuant to a stock award program or otherwise, without imposing any minimum vesting or holding period on such Common Stock. The Compensation Committee may also grant up to a maximum of 5% of the total shares available for grant under the Plan as set forth in Section 3(a) above, without imposing any minimum vesting or holding period on such Common Stock.
(c)    Dividends and Dividend Equivalents. Subject to such terms and conditions as the Compensation Committee may specify, the terms of an Award may provide a Participant with the right to receive dividend payments or dividend equivalent payments with respect to the shares of Common Stock covered by the Award, which payments may be either made currently or credited to an account established for the Participant, and may be settled in cash or shares, as determined by the Compensation Committee. Notwithstanding the foregoing, any dividend or dividend equivalent payments relating to performance-based Awards which vest based on the achievement of one or more performance goals shall only be earned to the extent the performance goals are met with respect to the applicable Award to which such dividend or dividend equivalents relate.
(d)    Performance Awards. Any performance-based Award granted under this Plan shall be evidenced by an agreement which provides for the payment of cash or issuance of shares of Common Stock contingent upon the attainment of one or more specified performance goals over such period as the Compensation Committee may specify. The minimum performance period with respect to which such performance goals are measured shall be one year (pro-rated in the case of a new hires); except in the event of a Change in Control. For purposes of Section 3(a), a performance-based Award shall be deemed to cover a number of shares of Common Stock equal to the maximum number of shares that may be issued upon payment of such Award.

SECTION 8.	Changes in Company's Capital Structure.

(a)Corporate Events.  Notwithstanding any provision in this Plan, in the event of any of the following:

(i)The Company is merged or consolidated with another corporation or entity;

(ii)All or substantially all of the assets of the Company or the Common Stock are acquired by another person or entity; or

(iii)The reorganization or liquidation of the Company,

(each (i), (ii) and (iii) above, a “Corporate Event”) then, the Company shall require the successor corporation or parent thereof to assume such outstanding Awards; provided, however, the Compensation Committee may, in lieu of requiring such assumption, provide that all outstanding Awards shall terminate as of the consummation of such Corporate Event, and (x) accelerate the exercisability of, or cause all vesting restrictions to lapse on, all outstanding Awards to a date at least ten days prior to the date of such Corporate Event and/or (y) provide that holders of Awards will receive a cash payment in respect of cancellation of their Awards in conjunction with the consummation of any Corporate Event based on the amount (if any) by which the per share consideration being paid for the Stock in connection with such Corporate Event exceeds any applicable exercise price.
For purposes of this Section 8, an Award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Event, each holder of an Award would be entitled to receive upon exercise of the award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time; provided, that if such consideration received in the transaction is not solely equity securities of the successor entity, the Compensation Committee may, with the consent of the successor entity, provide for the consideration to be received upon exercise of the Award to be solely equity securities of the successor entity equal to the Fair Market Value of the per share consideration received by holders of Stock in the Corporate Event.
(b)Effect of Change in Control. Except to the extent reflected in a particular Award agreement or as determined by the Compensation Committee, in the event of a Change in Control, notwithstanding any vesting schedule with respect to an Award of Options or Restricted Stock, such Option shall become immediately exercisable with respect to 100% of the shares subject to such Option, and the Restrictions Period shall expire immediately with respect to 100% of such shares of Restricted Stock.  In the event of a Change in Control, all other Awards shall become fully vested and or payable to the fullest extent of any Award or portion thereof that has not then expired and any restrictions with respect thereto shall expire.  The Compensation Committee shall have full authority and discretion to interpret this Section 8(b) and to implement any course of action with respect to any Award so as to satisfy the intent of this provision.  The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

SECTION 9. Term, Amendment and Termination.

The Plan shall be effective on the date it is approved by the Company's stockholders (the “effective date”) and will terminate on the tenth (10th) anniversary of such the effective date, unless sooner terminated as hereafter provided. Any Awards that are outstanding upon termination of the Plan shall remain in force according to the terms of the Plan and the applicable Award agreement.
The Board may amend or terminate the Plan in any respect at any time; provided, however, the Board may not amend, alter or discontinue the Plan or an Award in such manner so as to impair the rights of any Participant under an Award theretofore granted without the Participant's consent except such an amendment made to cause the Award to qualify for the exemption provided by Exchange Act Rule 16b-3. If any proposed amendment to the Plan would (i) materially increase the benefits accruing to Participants under the Plan, (ii) materially increase the aggregate number of securities that may be issued under the Plan, (iii) materially reduce the requirements as to eligibility for participation in the Plan or (iv) make any other change requiring stockholder approval under the rules of the New York Stock Exchange (or of any other national securities exchange or automated dealer quotation system on which the Common Stock may then be listed), then to the extent required by applicable law or deemed necessary or advisable by the Compensation Committee, such amendment shall be presented to the Company's stockholders for approval.  Notwithstanding the foregoing, however, the requirement that any such amendments to the Plan be presented to the Company's stockholders for approval shall not apply to such amendments as required by applicable law or to cause the Plan to comply with generally accepted accounting principles or to qualify for the exemption provided by Exchange Act Rule 16b-3.
Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.  Notwithstanding the above provisions, any changes or adjustments as described in Section 3(b) above may be made without stockholder approval.

SECTION 10.	Unfunded Status of Plan.

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation.  The Compensation Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Compensation Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.  Holders shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

SECTION 11.	General Provisions.

(a)Additional Provisions of an Award.  The Compensation Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof.  The certificates or other documents evidencing such shares may include any legend which the Compensation Committee deems appropriate to reflect any restrictions on transfer.  All certificates or other documents evidencing shares of Common Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Compensation Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the Common Stock is then listed and any applicable Federal or state securities law, and the Compensation Committee may cause a legend or legends to be put on any such certificates or other documents to make appropriate reference to such restrictions.

(b)Non-certificated Award; No Fractional Shares. Notwithstanding any provision in this Plan to the contrary, to the extent that this Plan or any Award agreement provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or automated dealer quotation system on which the shares are traded. No fractional shares shall be issued or delivered pursuant to this Plan or any Award. The Compensation Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional shares or whether any fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(c)Privileges of Stock Ownership.  Except as otherwise provided in this Plan, no person shall be entitled to the privileges of stock ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares shall have been issued to such person.

(d)Government and Other Regulations.  The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required.  Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with.  The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan.  If the shares of Common Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Common Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

(e)No Restriction on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(f)No Employment Right or Claim.   The adoption of the Plan shall not confer upon any employee any right to continued employment nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.  No individual shall have any claim or right to be granted an Award under the Plan, or, having been selected for the grant of an Award, to be selected for the grant of any other Award.

(g)Tax Withholding.   No later than the date as of which an amount first becomes subject to being included in the gross income of the Participant for Federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If so determined by the Compensation Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.  The Compensation Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settlement of withholding obligations with Common Stock.

(h)Payments to Persons Other Than Participants.  If any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Compensation Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Compensation Committee to be a proper recipient on behalf of such person otherwise entitled to payment.  Any such payment shall be a complete discharge of the liability of the Company therefor.

(i)No Liability of Compensation Committee Members.  No member of the Compensation Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Compensation Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Compensation Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(j)Reliance on Reports.  Each member of the Compensation Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent registered public accountant of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself.

(k)Relationship to Other Benefits.  No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary except as otherwise specifically provided in such other plan.

(l)Expenses.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

(m)Pronouns.  Masculine pronouns and other words of masculine gender shall refer to both men and women.

(n)Titles and Headings.  The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(o)Other Procedures.  The Compensation Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant's death are to be paid.

(p)Governing Law.  The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

(q)Section 409A of the Code. Awards shall be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and each Award agreement under the Plan is intended to meet the requirements of Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or payment, settlement or deferral thereof, is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the additional tax or interest applicable under Section 409A of the Code. Moreover, notwithstanding anything in the Plan to the contrary, if a Participant is determined to be a “specified employee” (as defined in Section 409A of the Code) for the year in which the Participant terminates employment, any payment due under the Plan or an Award agreement that is not permitted to be paid on the date of such termination without the imposition of additional taxes, interest and penalties under Section 409A of the Code shall be paid on the first business day following the six-month anniversary of the Participant's date of termination or, if earlier, the Participant's death.

(r)Clawback. Notwithstanding any provision in the Plan or in any Award agreement to the contrary, Awards granted under this Plan shall be subject to cancellation, forfeiture and recovery in accordance with any compensation recovery policy that may be adopted by the Company after the date hereof, including any compensation recovery policy adopted pursuant to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

(s)Section 162(m) of the Code. Notwithstanding any other provision of this Plan to the contrary, with respect to any Award (other than an Option or stock appreciation right) granted to a “covered employee” within the meaning of Section 162(m) of the Code which is intended to satisfy the “performance-based compensation” exception set forth in Section 162(m)(4)(C) of the Code, such Award shall be conditioned on the achievement of one or more performance goals established by the Compensation Committee generally within 90 days of the commencement of the applicable performance period (provided that the outcome of the performance goals is substantially uncertain at the time the performance goals are established) and shall otherwise comply with the requirements of Section 162(m) of the Code. The Compensation Committee may not adjust upwards the amount of any such Award, nor may it waive the achievement of the applicable performance goals, except to the extent that Section 162(m) of the Code permits.

With respect to any Award intended to meet the “performance-based compensation” exception under Section 162(m) of the Code, the performance criteria shall be based upon one or more of the following: total shareholder return, achievement of balance sheet or income statement objectives; cash flow (including but not limited to operating cash flow and free cash flow); dividend payments; earnings (including before or after taxes, interest, depreciation, and amortization); earnings growth; earnings per share; funds from operations (“FFO”) as defined by the Company pursuant to applicable NAREIT standards; economic value added; expenses; improvement of financial ratings; internal rate of return; market share; net asset value; net income; margins (including but not limited to gross or net operating margins); net operating profit after taxes (“NOPAT”); sales growth; NOPAT growth; operating income; operating efficiency; pro forma income; regulatory compliance; other return measures (including but not limited to return on assets, designated assets, capital, committed capital, net capital employed, equity, sales, or stockholder equity, and return versus the Company's cost of capital); revenues; sales; stock price (including but not limited to growth measures and total stockholder return); comparison to stock market indices; implementation or completion of one or more projects or transactions; working capital; environment, health or safety measures; or operating measures.
Performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Performance goals may be particular to a Participant or the department, branch, employer, or division in which the Participant works, or may be based on the performance of the Company, one or more of its Subsidiaries or Affiliates, or a department, branch or division of the Company or one or more its Subsidiaries or Affiliates, and may cover such period as the Compensation Committee may specify.
(t)Foreign Participants. Without amendment of this Plan, the Compensation Committee may grant Awards to Participants who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in this Plan as may in the judgment of the Compensation Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan. The Compensation Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or any of its Subsidiaries or Affiliates operates or has employees.

SECTION 12. Non-Employee Director Stock Options and Non-Employee Director Shares.

(a)Each director of the Company who is not otherwise an employee of the Company or any Subsidiary or Affiliate from and after the effective date of the Plan (a “Non-Employee Director”) shall, on each December 31 during such Non-Employee Director's term, automatically be granted, in the discretion of the Board, either:

(i)Non-Qualified Stock Options to purchase 1,000 shares of Common Stock having an exercise price per share equal to 100% of the Fair Market value of the Common Stock at the Date of Grant of such Non-Qualified Stock Option or

(ii)Non-Employee Director Shares, as defined below, in an amount not to exceed 2,500 shares of Non-Employee Director Shares per grant per year.

Each such Non-Employee Director, upon joining the Board, shall also be awarded 1,000 shares of Common Stock (such initial grant of Common Stock and shares of Common Stock awarded pursuant to Subsection (ii) of this Section 13 are herein referred to as “Non-Employee Director Shares”).  Non-Employee Director Shares shall be fully vested upon grant, but may not be sold, pledged, or otherwise transferred in any manner during a Non-Employee Director's term. Upon a Non-Employee Director ceasing to be a member of the Board, all transfer restrictions concerning such Non-Employee Director Shares shall immediately be removed, and such shares shall thereupon be freely transferrable by the Non-Employee Director or by his or her estate or legal representative, as applicable.  The Compensation Committee may require that such shares bear an appropriate legend evidencing such transfer restrictions.  The Compensation Committee may determine to grant the Awards set forth above on January 1 of a year (or the first trading day thereof) in lieu of December 31.
(b)A Non-Employee Director Stock Option or Award of additional Non-Employee Director Shares shall be granted hereunder only if as of each Date of Grant (or, in the case of any initial grant, from and after the effective date of the Plan) the Non-Employee Director (i) is not otherwise an employee of the Company or any Subsidiary or Affiliate, (ii) has not been an employee of the Company or any Subsidiary or Affiliate for any part of the preceding fiscal year and (iii) has served on the Board continuously since the commencement of his term.

(c)Each holder of a Stock Option granted pursuant to this Section 12 shall also have the rights specified in Section 5(a).

(d)In the event that the number of shares of Common Stock available for future grant under the Plan is insufficient to make all automatic grants required to be made on such date, then all Non-Employee Directors entitled to a grant on such date shall share ratably in the number of options on shares available for grant under the Plan and/or shall share ratably in the number of shares available for grant under the Plan.

(e)Except as expressly provided in this Section 12, any Stock Option granted hereunder shall be subject to the terms and conditions of the Plan as if the grant were made pursuant to Section 5(a) hereof.

(f)Awards granted under this Section 12 shall be subject to any applicable restrictions set forth in Section 13 below.

SECTION 13. Award Limitations.

Any provision of this Plan to the contrary notwithstanding, in no event shall any Awards be made, and in no event shall any Option be granted or exercised, if the grant or exercise of such Award or Option would result in a violation of the Common Stock ownership limits or any other requirements necessary for qualification of the Company as a “real estate investment trust” for federal income tax purposes.  For purposes of the Plan, in determining whether such limits would be violated, Participants shall be deemed to own beneficially any shares of Common Stock subject to unexercised Options, whether or not vested.  Any such Award or grant or exercise of Options, if made, shall be null and void and shall have no legal effect.  In addition, the Plan and any Awards or Options granted hereunder shall be subject in all events to, and shall in no event violate (i) the “Ownership Limit” as set forth in the Company's Amended and Restated Certificate of Incorporation, as amended from time to time, (ii) the provisions of any applicable rule or regulation of the Securities and Exchange Commission, the New York Stock Exchange and/or such other exchange or automated quotation system upon which the Company's stock may be traded or (iii) any provision of any federal or state law, rule or regulation.

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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 6, 2012.
Vote by Internet
üLog on to the Internet and go to
www.investorvote.com
üFollow the steps outlined on the secured website.
Vote by telephone
üCall toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone
telephone. There is NO CHARGE to you for the call.
üFollow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in ☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals - The Board of Directors recommends a vote FOR all nominees listed, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.

1. To re-elect three directors, John N. Foy, Thomas J. DeRosa and Matthew S. Dominski, to serve for one year and until their respective successors have been duly elected and qualified.

	For	Withhold		For	Withhold		For	Withhold
01 - John N. Foy (1-year term)	☐	☐	02 - Thomas J. DeRosa (1-year term)	☐	☐	03 - Matthew S. Dominski (1-year term)	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To ratify the selection of Deloitte & Touche, LLP as the independent registered public accountants for the Company's fiscal year ending December 31, 2012.	☐	☐	☐	3. Advisory vote on the approval of executive compensation.	☐	☐	☐
	For	Against	Abstain
4. To approve the adoption of the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan.	☐	☐	☐

B	Non-Voting Items
Change of Address - Please print your new address below.

C	Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.    Signature 1 - Please keep signature within the box.     Signature 2 - Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
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Proxy - CBL & ASSOCIATES PROPERTIES, INC.

ANNUAL MEETING OF STOCKHOLDERS ON MAY 7, 2012

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints CHARLES B. LEBOVITZ and STEPHEN D. LEBOVITZ and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders to be held on Monday, May 7, 2012, at 4:00 p.m., local time, at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

If no contrary specification is made, this proxy will be voted for proposals 1, 2, 3 AND 4.

(PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.)

(Items to be voted appear on reverse side.)